As filed with the Securities and Exchange Commission on January 31, 2007

Registration No. 333-140255

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEAH POWER SYSTEMS, INC.
(Exact name of small business issuer in its charter)

Nevada	3690	88-0418806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

22122 20th Ave SE, Suite 161
Bothell, Washington 98021
(425) 424-3324
(Address and telephone number of principal executive offices)

Paul Abramowitz
President & CEO
Neah Power Systems, Inc.
22122 20th Ave SE, Suite 161
Bothell, Washington 98021
(425) 424-3324

(Name, address and telephone number of agent for service)

With copies to:

John C. Kirkland, Esq. Dreier Stein & Kahan LLP 1620 26th Street, Suite 600N Santa Monica, California 90404 (424) 202-6050 Fax: (424) 202-6250	Ernest M. Stern, Esq. Seyfarth Shaw LLP 815 Connecticut Ave, NW, Suite 500 Washington, D.C. 20006 (202) 463-2400 Fax: (202) 828-5393

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated January 31, 2007

PROSPECTUS

$10,000,000

Shares of Common Stock

We are offering $10 million in shares of our common stock, at an offering price of $_____ per share. The selling shareholders identified in this prospectus are offering an additional 7,683,579 shares of common stock, including shares underlying notes and warrants. We will not receive any of the proceeds from the sale of shares by these selling shareholders.

The underwriter is offering our shares on a firm commitment basis.

Our common stock is quoted on the OTC Bulletin Board under the symbol “NPWS.” On January 30, 2007, the last reported sale price of our common stock was $1.25 per share.

Investing on our common stock involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

	Public Offering	Underwriting	Proceeds to Company(Before
	Price	Discount	Expenses)

Per Share	$	$	$
Total Minimum	$	$	$
Total Maximum	$	$	$

We have granted the underwriters a 60-day option to purchase up to $1.5 million in shares of our common stock to cover any over-allotments. The underwriters expect to make delivery of the shares of our common stock on or about ___________, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Jesup & Lamont Securities Corporation        Empire Financial Group, Inc.

The date of this prospectus is ___________, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2

SUMMARY FINANCIAL DATA	4

RISK FACTORS	5

FORWARD LOOKING STATEMENTS	11

USE OF PROCEEDS	12

DETERMINTION OF OFFERING PRICE	12

DILUTION	12

UNDERWRITING	13

SELLING SECURITY HOLDERS	15

PLAN OF DISTRIBUTION	19

LEGAL PROCEEDINGS	20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	20

COMPENSATION COMMITTEE AND AUDIT COMMITEES	22

AUDIT COMMITTEE FINANCIAL EXPERTS	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

DESCRIPTION OF SECURITIES	25

LEGAL MATTERS	27

INTEREST OF NAMED EXPERTS	27

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	27

DESCRIPTION OF BUSINESS	27

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	40

DESCRIPTION OF PROPERTY	44

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	47

EXECUTIVE COMPENSATION	50

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	51

INDEMNIFICATION OF DIRECTORS AND OFFICERS	52

RECENT SALES OF UNREGISTERED SECURITIES	52

FINANCIAL STATEMENTS	55

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially “Risk Factors” and our financial statements and related notes.

As used in this prospectus, (a) except for share and per share data, the terms “Neah Power,” “Company,” “we,” “our” and like references mean and include both Neah Power Systems, Inc., a Nevada corporation (formerly, Growth Mergers, Inc.) , and its wholly-owned subsidiary, Neah Power Systems, Inc., a Washington corporation, on a combined basis, (b) the term, “Neah Power Washington” refers only to the Washington corporation. Except as otherwise expressly indicated, all references to shares of capital stock, notes, warrants, options and other outstanding securities mean securities only of the Nevada corporation.

Unless we tell you otherwise, all share and per share data in this prospectus, other then information in our financial statements, assumes an offering price of $1.00 per share for ease of calculation.

The term “selling shareholders” means certain holders of our common stock and those holders of our notes and warrants convertible into or exercisable for our common stock which is being registered for resale simultaneously.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

Our Company and Plan Of Operation

We are engaged in the research and development of fuel cells designed to replace existing rechargeable battery technology used in mobile electronic devices. Most electronic devices, including notebook computers and tactical radios for military and homeland security, use rechargeable batteries based on lithium ion technology. Based on our research and testing, we believe we can develop a commercially viable fuel cell that will outperform lithium ion batteries in terms of run time, recharge time, portability and other measures of battery performance.

Our fuel cells are based on our patented porous silicon technology and are designed so that spent fuel can be removed and replaced by changing a small disposable cartridge. We believe our porous silicon technology will allow us to overcome the barriers that other fuel cell developers have encountered. Our research and testing indicates that our porous silicon technology does not suffer from any of these shortcomings.

We have an agreement with MTBSolutions, Inc. (“MTB”), a microelectronics packaging company, for MTB to develop the necessary packaging technology to enable the mass production and shipping of our fuel cells, when fully developed and tested, and shorten the timetable to release a finished product for our target markets.

We are currently developing our fuel cells under a collaboration agreement with Novellus Systems, Inc. (“Novellus”), a supplier of equipment used in the production of semiconductors. Because our porous silicon technology uses many of the same materials and presents many of the same production challenges as those experienced in the manufacture of semiconductors, we believe the knowledge and experience that Novellus possesses will assist us in developing our fuel cells. We recently extended our collaboration agreement with Novellus through March 9, 2008. In connection with that extension, we have agreed upon certain development milestones:

1.
Complete a fully self-contained prototype fuel cell capable of producing 10 Watts of power continuously for five hours using one detachable cartridge. We expect to achieve this milestone by the first half of 2007.

2.
Complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 Watt hours capability at an average operating power of 20 Watts. We expect to achieve this milestone by September 30, 2007.

3.
Establish a pilot production line to assemble completed fuel cells. Finalize a manufacturing process for our porous silicon electrodes based on the most common silicon wafer format and utilizing commercially available equipment. Identify a capable and willing manufacturing partner. Reduce the cost of our processing porous silicon electrodes. We expect to achieve this milestone by December 31, 2007.

4.
Reduce our cost of goods. Develop a plan to scale our fuel cell production process to commercial volumes and adapt it to commercially available equipment. We expect to achieve this milestone by March 31, 2008.

Historically, we have met our substantial working capital needs through sales of our securities and proceeds from borrowings. We have not yet achieved any product sales, and we do not anticipate that we will commence sales for the foreseeable future. Currently, we require approximately $450,000 per month to meet our liquidity needs, and we have only enough cash on hand to meet our operating capital needs through the first quarter of 2007. To achieve the development milestones under our collaboration agreement with Novellus and to develop a marketing program for our target markets, we will require approximately $10 million in additional capital to meet our capital needs through 2007.

Our Offices

Our principal executive offices are located 22122 20th Ave SE, Suite 161, Bothell, Washington 98021, telephone (425) 424-3324. We maintain a Web site at www.neahpower.com. The content of this site does not constitute a part of this prospectus.

The Offering

Common stock	_________shares(1)
Common stock offered by selling stockholders	7,683,579 shares

Common stock outstanding as of December 31, 2006	103,162,431 shares

OTC Bulletin Board symbol	NPWS

Underwriter’s Compensation
•     10% discount off the public offering price

•      Warrants to purchase up to 10% of the number of shares of common stock sold in the offering, at an exercise price of 120% of the offering price, expiring on the fifth anniversary of the offering

(1) $10,000,000 in shares.

Risk Factors

Prior to making a decision about investing in our common stock, you should carefully consider the specific risks contained in the section titled “Risk Factors” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing in the registration statement of which this prospectus is a part.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus.

	Nine Months Ended September 30 (Unaudited)		Fiscal Year Ended December 31 (Audited)
	2006	2005	2005	2004
Statement of Operations
Total Revenues	$-	$725,000	$780,000	$1,210,387
Operating Expenses
Research and development	$3,203,093	2,535,081	3,475,740	4,445,228
General and Administrative	$2,182,952	980,085	1,302,398	1,434,123
Total Operating Expenses	5,386,045	3,515,166	4,778,138	5,879,351
Loss from Operations	(5,386,045)	(2,790,166)	(3,998,136)	(4,668,964)
Other Income (Expense)	19,056	10,393	13,391	(1,684,960)
Net Loss	$(5,366,989)	$(2,779,773)	$(3,984,747)	$(6,353,924)

	September 30, 2006	December 31
		2005	2004
Balance Sheet Data
Total Assets	$954,836	$1,225,771	$5,362,320
Total Liabilities	1,652,376	685,574	835,087
Working Capital (Deficiency)	(1,228,065)	(231,044)	3,380,859
Shareholders Equity (Deficit)	(697,540)	570,197	4,527,233

	September 30, 2006		December 31, 2005
	Actual	Pro Forma After Offering	Actual	Pro Forma After Offering
Pro Forma Balance Sheet Data
Total Assets	$954,836	9,764,836	1,255,771	10,065,771
Total Liabilities	1,652,376	1,652,376	685,574	685,574
Working Capital (Deficiency)	(1, 228,065)	7,581,935	(231,044)	8,578,956
Shareholders Equity (Deficit)	(697,540)	8,112,460	570,197	9,380,197

RISK FACTORS

An investment in our company is highly speculative in nature and involves an extremely high degree of risk. If any of the events, contingencies, circumstances or conditions described in this risk factors section actually occurs, our business, financial condition or results of operations could be seriously harmed.

Risks Related to Our Business

Our Auditors Have Issued A “Going Concern” Qualification In Their Report On Our Financial Statements. Our auditors’ report on the Neah Power Washington financial statements as at December 31, 2005 and for the two fiscal years then ended indicates that there is substantial doubt about our ability to continue as a going concern based upon our balance sheet, cash flows and liquidity position.

We Have Experienced Severe Working Capital And Liquidity Shortages and Expect to Continue to Do So For the Near Future. We had working capital deficiency of $231,044 at December 31, 2005, and at September 30, 2006, we had a working capital deficiency of $1,228,065. Our cash operating expenses are approximately $450,000 per month, and we have little or no revenues. We expect this situation to continue for the foreseeable future. We are in the process of finalizing negotiations with the Department of Defense (“DoD”) and the Office of Naval Research (“ONR”) for a contract relating to an appropriation for up to $1.75 million, primarily for expense reimbursement over approximately a twelve month time frame for a project that would start in early 2007 subject to execution of an agreed contract. We will rely on the proceeds of this offering to meet our ongoing obligations over the second half of 2007.

We Will Need To Raise Significant Additional Capital To Continue Our Business Operations. Our cash position at December 31, 2005 was $415,015 as compared to $4,192,878 at December 31, 2004. At September 30, 2006, our cash position was $59,874 and we had a Note Receivable of $336,477 that was collected in full by November 3, 2006, our current monthly cash operating expenses are approximately $450,000. We will need to successfully complete the offering in order to continue our product development activities and hopefully commercialize our proprietary fuel cell systems over the next twelve months. In the event we are unable to obtain, on a timely basis, the additional financing required to meet our cash needs, we will have to reduce or curtail operations which would materially and adversely affect our development efforts, and could ultimately result in the loss of our business, insolvency and even bankruptcy. Even if such financing is obtained, it may not be on commercially acceptable terms or may otherwise substantially dilute the equity interests of current stockholders in our company.

We Have A History Of Losses Since Our Inception, We Expect Future Losses And We May Never Achieve Or Sustain Profitability. We have incurred net losses each year since our inception and have had accumulated losses of approximately $21.6 million through December 31, 2005. We expect to continue to incur net losses at least through our fiscal year 2006 and these losses may be substantial. To implement our business strategy, we will have to incur a high level of fixed operating expenses and we will continue to incur considerable research and development expenses and capital expenditures. Accordingly, if we are unable to generate substantial revenues and positive cash flows we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include the rate of market acceptance of our products, regulatory developments and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues, if any, will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

We Have Had No Commercial Product Sales. We May Not Be Able To Manufacture Or Commercialize Our Products In A Cost-Effective Manner. We are still a research and development company and have not made any product sales. Our activities have been limited to demonstration and prototype models. We may not be able to produce any of our products in a cost-effective manner, if at all, and, if produced, we may not be able to successfully market these products.

We May Not Be Able To Develop The Necessary Technology To Introduce And Market Our Products In A Timely Fashion, If At All. Our product and technology development efforts are subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Partially due to our lack of adequate funding, Neah Power Washington failed to timely meet its initial milestones under an existing development agreement with a government contractor. Although we are continuing to operate under such agreement, there is no assurance that such contract will not be cancelled and our funding ceased. Our future success will depend upon our products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of our proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed.

Failure to develop, or significant delays in the development of, our products and technology would have a material adverse effect on our ability to sell our products and generate sufficient cash to achieve profitability.

Market Acceptance Of Our Fuel Cell Products May Take Longer To Occur Than We Anticipate Or May Never Occur. Our silicon-based fuel cell products represent a new technology and our success will depend on this technology achieving market acceptance. Because we design our products to capitalize on markets that presently utilize or are serviced by products from traditional and well-established battery manufactures, we may face significant resistance from end-users to adopt a new and alternative power source technology.

Fuel cell products for portable and mobile applications represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our products. The development of a mass market for our portable and mobile products may be impacted by many factors, some of which are beyond our control, including:

•	cost competitiveness of portable and mobile products;

•	consumer reluctance to try our products;

•	consumer perception of our systems’ safety; and

•	emergence of newer, more competitive technologies and products.

If a mass market develops more slowly than we anticipate or fails to develop, we may not be able to recover the expenses we incurred to develop these products.

Certain Corrosive Acids Used In Our Fuel Cells May Limit Their Acceptance. The electrolyte and oxidant components of our fuel cells include a sulfuric and nitric acid base. Although we intend to manufacture our containers in a manner that we believe will virtually eliminate the risk of leakage, there can be no assurance that manufacturing or design defects will not cause leaking of these highly corrosive and toxic acids. In addition, the very existence of this element of our products may cause OEM and other potential volume purchasers to be reluctant to replace existing PEM and other technologies with our fuel cell systems. In addition, we may be required to place warning labels on any consumer products we distribute.

Consumers May Not Choose To Adopt The Notion Of Purchasing Cartridges. Even if we achieve the acceptance of our fuel cells by OEMs, consumers might buy substantially fewer cartridges than we anticipate. Since no portable fuel cell product has been successful in the market, consumer behavior and acceptance is unknown.

Failure Of Our Field Tests Could Negatively Impact Demand For Our Products. We have not yet begun field testing our products. We may encounter problems and delays during field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our prototypes properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We Do Not Have The Manufacturing Experience To Handle Large Commercial Requirements. We may not be able to develop manufacturing technologies and processes and expand our plant facilities to the point where they are capable of satisfying large commercial orders, including the demand for both military and commercial fuel cell systems. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. We may not successfully develop the required manufacturing technologies and processes. We may not find suitable partners for outsourcing our manufacturing.

We May Not Be Able To Satisfy Our Contractual Obligations To Our Customers If We are Unable To Obtain Adequate Manufacturing Facilities. We currently have no production facilities that are capable of mass producing fuel cell systems. Even if we are successful in developing operating fuel cells for sale, we will not be able to meet our obligations to our military or commercial customers unless we promptly identify, acquire or outsource such facilities and then bring on-line new, large-scale manufacturing facilities. We have not yet identified suitable facilities and may not be able to do so. If we encounter delays in identifying or financing suitable manufacturing plant facilities for purchase, lease or outsource, in obtaining the necessary equipment or in hiring and training personnel to commence large-scale manufacturing, we will not be able to fill customer orders, or profitably manufacture our various fuel cell systems. If we are unable to finance and establish manufacturing capability, we will be required to license our technology for third party manufacture which will significantly reduce our potential for revenues and profits.

We May Not Be Able To Meet Our Customers’ Demand For Our Products If We Do Not Successfully Manage The Expansion Of Our Operations. Locating and establishing new manufacturing facilities will place significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems, financial and management information systems and to retain, motivate and effectively manage our employees. There can be no assurance that our management skills and systems currently in place will enable us to implement our strategy or enable us to attract and retain skilled management and production personnel. Our failure to manage our growth effectively or to implement our strategy would have a material adverse effect on our ability to produce products and meet our contractual obligations.

Because We Will Depend On Third-Party Suppliers, We May Experience Delays In Receiving Key Materials And Components Necessary To Produce Our Fuel Cell Systems. If we successfully develop our fuel cell, we will depend on third parties for the manufacture and assembly of materials and components used to make our products. If any of our suppliers are unable or unwilling to provide us with materials and components on commercially reasonable terms, or at all, delays in identifying and contracting for alternative sources of supply would adversely affect our ability to develop, manufacture and market our products. In addition, some of these materials and components are purchased from a single or limited number of supply sources.

We May Be Subject To Shortages Of Key Materials In The Global Marketplace. Since we depend on certain raw materials like silicon wafers to make our fuel cells, we may become subject to either supply shortages or substantial price increases of silicon wafers in certain market conditions. We also use gold and platinum in our processes; these precious metals are commodities and subject to global market pressures and shortages. These shortages might hamper our ability to ship our products on time, might cause us to have to spend considerably more than budget to complete our projects, or might make our products prohibitively expensive.

We May Not Be Able To Sell Our Fuel Cell Systems If They Are Not Compatible With The Products Of Third-Party Manufacturers Or Our Potential Customers. Our success will depend upon our ability to make our products compatible with the products of third-party manufacturers. In addition, our mobile and portable products will be successful only if our potential customers redesign or modify their existing products to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate our products would cause our products to be significantly less attractive to customers.

The Fuels On Which Our Fuel Cell Products Rely May Not Be Readily Available On A Cost-Effective Basis. Our fuel cell products require methanol and oxygen to operate. While ambient air supplies the necessary oxygen, we obtain methanol from suppliers. Even if methanol is available to us, if its price is such that power produced by our systems would cost more than alternatives, potential users would have less of an economic incentive to purchase our units.

We May Be Unable To Compete Successfully In A Highly Competitive Market. The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we compete directly with battery and other micro fuel cell producers. In addition, a number of firms throughout the world have established PEM fuel cell development programs. Competitors range from development stage companies to major domestic and international companies, many of which have:

•	substantially greater financial, technical, marketing and human resource capabilities;

•	established relationships with original equipment manufacturers;

•	name-brand recognition; and

•	established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others. Our ability to compete effectively will depend, in part, on our ability to maintain the exclusive ownership of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and other arrangements. Patents may not be issued under pending applications and any issued patents that we hold may not provide adequate protection for our products or processes. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States and any resulting patents may be difficult to enforce.

There can be no assurance that our competitors will not either independently develop proprietary information that is the same or similar to ours or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if challenges to our intellectual property rights are asserted by third parties against us. We could incur substantial costs defending patent infringement suits brought by others and prosecuting patent infringement suits against third party infringers. Moreover, some foreign countries provide significantly less patent protection than the United States. Competitors’ products may infringe upon our patents and the cost of protecting our rights may be substantial, if not cost prohibitive, thereby undermining our ability to protect our products effectively.

We rely on confidentiality agreements with our employees and third parties to protect our unpatented proprietary information, know-how and trade secrets but we have no effective means to enforce compliance with the terms of these agreements.

Government Regulation Could Impose Burdensome Requirements And Restrictions That Could Impair Demand For Our Fuel Cell Products. We do not know the extent to which any existing regulations may impact our ability to distribute, market, or install our fuel cells or their cartridges. Once our fuel cell products reach the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government agencies may seek to impose regulations. Any government regulation of our fuel cell products, whether at the federal, state or local level, including any regulations relating to the use of these products, may increase our costs and the price of our fuel cells or cartridges, and may have a negative impact on our revenue and profitability. Furthermore, we expect that approval will be required to carry our fuel cell cartridges onto airplanes. These approvals have not yet been obtained nor have we determined the actual restriction or the specifics of what will be required.

Any Accidents Involving The Flammable Fuels Used With Our Products Could Impair Their Market Acceptance. Our fuel cells use methanol which is flammable. While our fuel cells do not use these fuels in a combustion process, the methanol itself is flammable. Since our products have not yet gained widespread market acceptance, any accidents involving our systems or other fuel cell-based products could materially impede demand for our products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage, which, at present, ranges from $1-2 million depending on the nature of the claim.

We Could Be Liable For Environmental Damages Resulting From Our Research, Development And Manufacturing Operations. Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Our Success Depends On Attracting And Retaining Key Personnel. The successful development, marketing and manufacturing of our products will depend upon the skills and efforts of a small group of management and technical personnel, including Dr. John Drewery, our Executive Vice President of Engineering, Dr. Art Homa, our Vice President of Engineering, and Leroy Ohlsen, our Chief Technology Officer. The loss of any of our key personnel could adversely impact our ability to execute our business plan. Furthermore, recruiting and retaining qualified executive, technical, marketing, manufacturing and support personnel in our emerging industry in the future will be critical to our success and there can be no assurance that we will be able to do so. We do not maintain “key-man” life insurance policies on any of our key personnel.

Our Principal Stockholders, Executive Officers And Directors Have Substantial Control Over Our Affairs And You Will Not Be Able To Influence The Outcome Of Any Important Transactions Involving Our Company. Our executive officers and directors and stockholders who beneficially own more than 5% of our common stock will have the power to, in the aggregate, direct the vote in excess of 65% of our voting securities. Therefore, these persons may have the power to influence our business policies and affairs and determine the outcome of any matter submitted to a vote of our stockholders, including mergers, sales of substantially all of our assets and changes in control.

We May Become Subject To Risks Inherent In International Operations Including Currency Exchange Rate Fluctuations And Tariff Regulations. If we sell or license our products or technologies outside the United States, we will be subject to the risks associated with fluctuations in currency exchange rates. We do not intend to enter into any hedging or other similar agreements or arrangements to protect us against any of these currency risks. We also may be subject to tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, unexpected changes in regulatory requirements, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

We May Be Unable To Obtain The Additional Capital Needed To Operate And Grow Our Business, Thereby Requiring Us To Curtail Or Cease Operations. Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require substantial additional funds to continue the research, development and testing of our technologies and products, to obtain patent protection relating to our technologies when appropriate, and to manufacture and market our products. There is no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, or at all. If adequate funds are not available, we may have to scale back our operations, including our product development, manufacturing and marketing activities, all of which could cause us to lose both customers and market share and ultimately cease operations.

Our Quarterly Operating Results Are Likely To Be Volatile In The Future. Our quarterly operating results are likely to vary significantly in the future. Fluctuations in our quarterly financial performance may result from, for example:

•	unevenness in demand and orders for our products;

•	significant short-term capital expenses as we develop our manufacturing facilities;

•	a shortage of the raw materials used in the production of our fuel cell systems; and

•	difficulties with our manufacturing operations.

Because of these anticipated fluctuations, our sales and operating results in any fiscal quarter are likely to be inconsistent, may not be indicative of our future performance and may be difficult for investors to properly evaluate.

Risks Related to Our Common Stock

We Have A Substantial Number Of Shares Outstanding. We currently have outstanding 103,162,431 shares of common stock, as well as outstanding options to purchase an aggregate of 6,325,500 shares of common stock at exercise prices ranging between $0.20 and $2.87 per share and warrants to purchase 3,753,000 shares of common stock at an exercise price of $0.20 per share, warrants to purchase 200,000 shares of common stock at $0.85 per share and warrants to purchase 320,000 shares of common stock at $0.60 per share Our outstanding shares include 58,875,030 shares of our common stock issued in April 2006 to the former holders of our Series A preferred stock upon the automatic conversion of such preferred stock and 2,502,000 shares of common stock issued upon conversion in April 2006 of $500,400 of our 8% notes.

Accordingly, on a fully-diluted basis (giving effect to the sale of 4,600,000 shares at $0.50 per share in our private placement completed in April 2006, the conversion of all Series A preferred stock and 8% notes, and the exercise of all outstanding options and warrants), as at the date of this prospectus, there would be issued and outstanding, an aggregate of 113,842,510 shares of our common stock, excluding an additional 4,705,000 shares underlying a warrant that we have issued to Novellus Systems, Inc. under our technology collaboration agreement with Novellus. This warrant will vest according to a timetable based on the completion of certain milestones, the earliest of which is expected to occur in the first quarter of 2007, please see “Strategic Goals and Relationships” for a description of these milestones and the related expected vesting dates.

We Could Issue A Significant Amount Of Common Stock Or A Series Of Preferred Stock That Might Adversely Affect Our Existing Common Stockholders. Our articles of incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock and 25,000,000 shares of “blank check” preferred stock, with designations, rights and preferences that may be determined from time to time by our board of directors which may be superior to those attached to the common stock. Accordingly, the board of directors is empowered, without further stockholder approval, to issue additional shares of common stock up to the authorized amount or to establish a series of preferred stock with dividend, liquidation, conversion, voting or other rights either of which could adversely affect the voting power or other rights of the holders of the existing common stock. Issuance of additional common stock at prices below the fair market value per share would result in dilution to our existing common stockholders. Moreover, shares of preferred stock could be convertible into shares of common stock in amounts that would result in similar dilution. In the event of a preferred stock issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Our Stock Price May Be Volatile And, As A Result, You Could Lose All Or Part Of Your Investment. There is a very limited public market for our common stock. In addition, since our March 2006 merger, the price of our common stock has risen significantly. We cannot predict the extent to which, or if, investor interest will lead to the development of an active and liquid trading market. The current market price of our common stock may decline below its current level and this decline may be significant.

The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	variations in our actual and anticipated operating results;

•	our failure to timely achieve technical milestones;

•	our failure to commercialize our fuel cell systems;

•	changes in technology or competitive fuel cell solutions;

•	our failure to meet analysts’ performance expectations; and

•	lack of liquidity.

In addition, stock markets, particularly the OTC Bulletin Board where our stock is currently traded, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may not be able to resell their on a timely basis if at all, and may lose their entire investment.

Because We Do Not Intend To Pay Any Dividends, Stockholders Must Rely On Stock Appreciation For Any Return On Their Investment In Our Common Stock. We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, are expected to be retained by us to finance and expand our business.

If Our Common Stock Is Not Accepted For Listing And Trading On An Exchange And If Our Common Stock Were Ever De-Listed It Would Become Less Liquid. The underwriting agreement requires that we submit an application to have our common stock traded on the American Stock Exchange (AMEX), The NASDAQ Capital Market, or equivalent. We may not be accepted for listing if we do not meet the listing standards, such as a minimum price per share of our common stock, $2.00. Even if we meet the listing standard, AMEX or NASDAQ, as applicable, may in the future, delist our common stock from trading on the AMEX or NASDAQ market if we fail to satisfy their ongoing listing requirements including, without limitation, corporate governance, financial condition, and financial reporting rules. There can be no assurance that our securities will remain eligible for trading on the AMEX or on NASDAQ. If our common stock is not listed on the AMEX or on NASDAQ, or is delisted, our stockholders would not be able to sell the common stock on the AMEX or on NASDAQ, and their ability to sell any of their common stock would be severely if not completely limited. Additionally, if we lose our listing on the AMEX or on NASDAQ, as applicable, our ability to raise capital in the future may be adversely affected.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. The underwriting agreement requires, as a condition of the firm commitment, that our shares of common stock have a market price per share in excess of $5.00 per share on the date of the offering. We may effect a reverse stock split to achieve this price. If at any time we have net tangible assets of $5,000,000 or less or we get de-listed from the AMEX for any reason and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

          If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this quarterly report, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed under “Risk Factors” above, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	general economic conditions,

•	limited operating history,

•	difficulty in developing, exploiting and protecting proprietary technologies,

•	results of additional research and development,

•	acceptance and success of our fuel cell products,

•	intense competition in our industry,

•	our future capital needs and our ability to obtain financing, and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the SEC.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to the Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report may not occur.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-Allotment Option	Over-Allotment Option Exercised

Gross proceeds	$10,000,000	$11,500,000
Offering expenses
Underwriting discount (10% of gross proceeds)	1,000,000	1,150,000
Issuer’s legal fees and expenses (including blue sky services and expenses)	75,000	75,000
Miscellaneous expenses	10,000	10,000
Printing and engraving expenses	15,000	15,000
Accounting fees and expenses	35,000	35,000
SEC registration fee	5,000	5,000
AMEX listing application fee and NASD Fee	50,000	50,000
Net proceeds	8,810,000	10,160,000

Use of net proceeds
Capital expenditures(1)	1,800,000	1,800,000
Repayment of debt	2,730,000	2,730,000
Research and development	3,700,000	5,050,000
Working capital and general corporate purposes	580,000	580,000

Total	8,810,000	10,160,000

(1) Capital expenditures include primarily R & D, electronic, testing and production equipment.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months.

We intend to repay an aggregate of approximately $2,700,000 from the proceeds of the offering to eliminate the following short-term debt:

December 2006 Bridge Noteholders	$1,550,000
Accounts payable and Accrued Expenses	$750,000
October 2006 Affiliate Loans	$400,000

DETERMINATION OF OFFERING PRICE

The offering price of our shares was determined by our management after consultation with our underwriter and was based upon consideration of various factors, including the market price of our common stock at the time of the listing on the OTCBB, the AMEX listing requirements, our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.

DILUTION

          The difference between the public offering price per share of common stock, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock. Our executive officers and directors have acquired securities directly from the company in the previous three years at substantially lower prices.

          At September 30, 2006, our net tangible book value was $(697,540), or approximately $(0.01) per share of common stock. After giving effect to the sale of our shares of common stock, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at September 30, 2006 would have been $8,112,460 or $0.07 per share, representing an immediate increase in net tangible book value of $0.08 per share to the existing stockholders and an immediate dilution of $0.93 per share, or 93%, to new investors.

          The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the exercise of the warrants or options:

Public offering price	$1.00
Net tangible book value before this offering	$(0.01)
Increase attributable to new investors	$0.08
Pro forma net tangible book value after this offering	$0.07
Dilution to new investors	$0.93

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Empire Financial Group, Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares of common stock offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares

Empire Financial Group, Inc.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative that the underwriters propose to offer the shares to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $ per share and the dealers may reallow a concession not in excess of $_____ per share to other dealers.

The public offering price of the shares were negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the common stock include:

•	the prices at which our common stock has recently traded on the OTC Bulletin Board;

•	comparable per share prices of United States publicly traded companies in the alternative energy sector; and

•	the perceived value of our technology and assessment of our future prospects.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 60-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 15% of the offering amount in additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more shares than the total number set forth in the table above. If any shares underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share		Maximum Without Option	Maximum With Option

Public offering price		$1.00	$10,000,000	$11,500,000
Discount	$		$1,000,000	$1,150,000
Proceeds before expenses(1)	$		$9,000,000	$10,350,000

(1) The offering expenses after the underwriter’s discount are estimated at $200,000.

Underwriter’s Warrant

We have agreed to sell to the representative of the underwriters, for a purchase price of $___, warrants to purchase up to a total of ___ shares of common stock. These underwriter’s warrants are exercisable at a price of $___ per share of common stock, which is based on 120% of the public offering price, and may be exercised on a cashless basis, commencing one year from the date of this prospectus and expiring five years from the date of this prospectus. The underwriter’s warrants and the shares of common stock underlying such warrants have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the underwriter’s warrants may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the warrants may be transferred in whole or in part to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the shares of common stock underlying the underwriter’s warrants have been registered under the registration statement of which this prospectus forms a part, the warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the underwriter’s warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the underwriter’s warrants will not be adjusted for our issuances of common stock at a price below the exercise price.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•
Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate coverage transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•
Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate coverage transaction to cover syndicate short positions.

Stabilizing and syndicate coverage transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Lock-Up Agreements

All our officers and directors and all of our stockholders who beneficially owned, prior to the offering, 500,000 or more of our outstanding common stock have agreed that, for a period of one year from the effective date of the registration statement of which this prospectus forms a part, they will not publicly sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities on the open market, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of two years from the date this registration statement (of which this prospectus forms a part) becomes effective. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

The underwriting agreement requires, as a condition of the firm commitment, that our shares of common stock have a market price per share in excess of $5.00 per share on the date of the offering, and we may effect a reverse stock split to achieve this price. The underwriting agreement also requires that we submit an application to have our common stock traded on AMEX, NASDAQ, or equivalent.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, in addition to the financial advisory agreement with Empire Financial Group described above, for which they received or will receive customary fees and expenses.

Electronic Delivery

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Indemnification

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

SELLING SECURITY HOLDERS

We are registering this offering under the terms of registration rights agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling shareholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of December 31, 2006, assuming the exercise of all of the warrants held by the selling shareholders on that date, without regard to any limitations on conversion or exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this prospectus are sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

Except as indicated below, none of the selling shareholders has held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling shareholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer.

Name	Shares Owned	Shares Offered	Shares Held After Offering	% Ownership After Offering

AKA Irrevocable Trust c/o Otto Law Group 601 Union Street, #4500 Seattle, WA 98101 Attn: David Otto	2,000,000	2,000,000	0	0%

Alpha Capital Anstalt Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein (1)	129,000	129,000	0	0%

Alta California Partners III, L.P. Alta Embarcadero Partners III, LLC One Embarcadero Center, Suite 4050 San Francisco, CA 94111 Attn: Daniel Janney	7,014,566	286,980	6,727,586	6.5%

ASGARD Irrevocable Trust c/o Otto Law Group 601 Union Street, #4500 Seattle, WA 98101 Attn: David Otto	2,000,000	2,000,000	0	0%

Barbara Ryan 20805 Crofton Court Ashburn, VA 20147-6491	50,000	50,000	0	0%

Brio Capital, L.P. 401 EAST 34TH STREET SUITE SOUTH 33C NYC 10016 (2) Attn: Shaye Hirsch	32,250	32,250	0	0%

Castile Ventures II-A, L.P. Castile Ventures II-B, L.P. 890 Winter Street, Suite 140 Waltham, MA 02451 (3) Attn: Roger Walton	7,564,275	1,882,004	5,682,271	5.5%

CMS Capital 9612 VAN NUYS BLVD PANORAMA CITY, CA 91402 Attn: Judah Zavdi	48,500	48,500	0	0%

Double U Master Fund, LP. Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola BVI (4)	32,250	32,250	0	0%

Frazier Technology Ventures I, L.P. Friends of Frazer Technology Ventures I, L.P. Two Union Square, 601 Union Street Suite 3200 Seattle, Washington 98101 (5) Attn: Dr. Daniel Rosen	7,491,025	333,016	7,158,009	6.9%

George Avarez-Correa & Herawati Avarez-Correa Jtten 1000 Basil Road McLean, VA 22101	50,000	50,000	0	0%

Harborview Master Fund L.P. Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola BVI (6)	193,500	193,500	0	0%

Herzog-Ardell 2004 Family Trust 233 Wilshire Blvd., Suite 550 Santa Monica, CA 90401	20,000	20,000	0	0%

Marc Abramowitz P.O. Box 1447 Ross, CA 94957-1447	100,000	100,000	0	0%

Mathers Assoc. 230 Mathers Road Ambler, PA 19002	200,000	200,000	0	0%

Michael Solomon (MFS Trustee and Trust Advisory SVCS LLC) 2300 N. Street NW Washington, DC 20037 (7)	70,000	70,000	0	0%

Monarch Capital Fund, Inc. Harbour House, 2nd Floor, Waterfront Drive, Road Town, Tortola BVI (8)	64,500	64,500	0	0%

Palladium Capital Advisors, LLC 230 Park Avenue, Suite 539 New York, NY 10169 Attn: Efraim Rooz, Esq.	81,579	81,579	0	0%

Richard A. Galanti 7020 N. Mercer Way Mercer Island, WA 98040	10,000	10,000	0	0%

Robert I. Glimcher 500 Grant Street, Suite 2000 Pittsburgh, PA 15219	50,000	50,000	0	0%

Wayne Robinson 3277 History Drive Oakton, VA 22124	50,000	50,000	0	0%

(1) Messrs.Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

(2) Mr. Shaye Hirsch is deemed to have voting and dispositive power over the shares of our Common stock owned by the Selling Stockholder, however, Mr. Hirsch disclaims beneficial ownership of the shares.

(3) Roger Walton, a director of ours, is an affiliate of Castile Ventures II-A, L.P. and Castille Ventures II-B, L.P. as further described in the section hereof entitled “Security Ownership of Certain Beneficial Owners and Management”.

(4) Double U Master Fund L.P. is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to the selling stockholder. Mr.Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(5) Dr. Daniel Rosen, a director of ours, beneficially owns approximately 2.5% of both Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P. as further described in the section hereof entitled “Security Ownership of Certain Beneficial Owners and Management”.

(6) Harborview Master  Fund L.P. is a master fund whose general partner  is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have  ultimate responsibility for  trading with respect to  Harborview Master Fund L.P. Messrs.  Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

(7) Mr. Solomon is currently a member of our board of directors.

(8) Monarch Capital Fund Ltd. is a BVI investment fund whose manager is Monarch Managers Ltd. Joseph Franck has voting and investment control with respect to the Fund. Mr.Franck disclaims beneficial ownership of the shares being registered hereunder.

PLAN OF DISTRIBUTION

          This prospectus relates to the sale of $10,000,000 in shares of common stock through a firm commitment underwriting, the provisions of which are discussed above in the section captioned “Underwriting.”

          Additionally, we are registering for re-sale certain shares held by selling shareholders. The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

          The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

          The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering by the selling shareholders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

          The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

          The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

          To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

          In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

          We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

          We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL PROCEEDINGS

We are currently disputing an invoice from our former counsel Hodgson Russ LLP for $200,000 in legal fees in connection with the preparation of the Form 10 that we filed with the Securities and Exchange Commission. We believe that there was an agreement for a cap of $60,000 on legal filings in connection with this filing. While a claim has been threatened, it has not been filed to date.

On December 5, 2006, our former placement agent filed an action against us and our CEO in the Los Angeles Superior Court entitled Burt Martin Arnold Securities, Inc. v. Neah Power Systems, Inc., et al., Case No. YC 054 295, for breach of contract, misrepresentation and related claims arising from our March 21, 2006 engagement letter in which we agreed to pay a commission up to $160,000 plus warrants in connection with our private placement. BMA seeks general damages up to $2 million. On January 5, 2007, we removed the case to the United States District Court for the Central District of California, Case No. CV 07-00183 ABC (SHx). We believe that BMA failed to perform under the agreement and that the case is substantially without merit, and we intend to vigorously defend the action.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this filing, we are not currently involved in any such legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

(A) Identification Of Directors And Executive Officers. Our current officers and directors are listed below. Each of our directors will serve for one year or until their respective successors are elected and qualified. Our officers serve at the pleasure of the board of directors.

Name	Age	Position
Paul Abramowitz	51	Vice Chairman, Chief Executive Officer and President
Dr. Daniel Rosen	55	Chairman of the Board of Directors
Dr. Arthur Homa	52	Vice President of Engineering
Leroy Ohlsen	32	Chief Technology Officer and Director
David M. Barnes	64	Chief Financial Officer
Roger Walton	49	Director
Michael Solomon	54	Director
Dr. John Drewery	45	Executive Vice President of Engineering

Paul Abramowitz. A professional manager and entrepreneur, Mr. Abramowitz has experience covering a broad spectrum of industries. He became Vice Chairman, Chief Executive Officer and a director of our company in March 2006 following the merger with Neah Power Washington. For one year prior to his affiliation with our company, Mr. Abramowitz was CEO of the Experience Music Project, a charitable project located in Seattle, co-founded by investor and philanthropist Paul G. Allen of Microsoft and Vulcan Inc., dedicated to exploring creativity and innovation in American popular music. From 1986 to March 2006, Mr. Abramowitz acted as an independent “turnaround” consultant to distressed and bankrupt companies. Mr. Abramowitz holds a Masters in Business Administration from the University of Southern California and a Bachelors Degree in Business Administration at Ohio State University.

Daniel Rosen, PhD. Dr. Rosen has served as the chairman of the board of directors of Neah Power Washington since 2000. Dr. Rosen is CEO of Dan Rosen & Associates, a business he founded in 2006. For six years prior thereto, he was the founding general partner of Frazier Technology Ventures, a technology venture capital firm. Prior to 2000, Dr. Rosen served in several executive posts while at Microsoft, including General Manager of New Technology at Microsoft Research and General Manager, MSN Network. Earlier in his career, Mr. Rosen was the VP and general manager of AT&T’s first consumer Internet offering and AT&T’s first Managing Director for Northern & Eastern Europe. He holds a Ph.D. in biophysics from the University of California San Diego and a B.A. in biology from Brandeis University.

Arthur Homa, PhD. Dr. Homa has been Vice President of Engineering for our company since July 2003. From 2001 to 2003, Dr. Homa worked as an independent consultant with respect to technology transfers. He has over 20 years of technical management experience in the electrochemical and battery industries. He has held senior posts at Bolder Technologies, an early-stage battery development company, as well as Rayovac Corporation and General Electric Company. He has extensive experience in managing research and development operations and in advancing technology from the laboratory stage to a high-volume, highly automated commercial production capability. Dr. Homa received his Ph.D. in Electrochemistry from Case Western Reserve University in 1981, and earned his B.A. in Chemistry from Franklin & Marshall College in Lancaster, PA in 1976.

Leroy Ohlsen. Mr. Ohlsen co-founded Neah Power Systems in 1999 to follow his passion for fuel cell technology developed during undergraduate studies. Mr. Ohlsen acted as the chief executive officer from 1999 until 2000 and was thereafter appointed chief technology officer and vice president of engineering; he relinquished the latter position in July 2003. Mr. Ohlsen remains our chief technology officer and has since our inception served on our board of directors. Previously, he worked as a Project Manager for MultiChem Analytical Services, an environmental testing laboratory. Mr. Ohlsen worked part-time throughout college at MDS Panlabs as part of the chemistry team. Leroy received a B.S. degree in Chemistry from the University of Washington in 1998.

David M. Barnes. Mr. Barnes has over 40 years of experience as a chief financial officer and senior executive for a number of publicly traded companies, and has coordinated audits and supervised the preparation and filing of public disclosure documents. Since August 2005, Mr. Barnes has served as Chief Financial Officer of Cyber Defense Systems, Inc. (CYDF) and from April 1996 through July 2006 he served as Chief Financial Officer of American United Global, Inc. (AUGB). He has also is an advisor, director and member of the audit committees of a number of other public companies, including MDWerks, Inc. (MDWK), Thinkpath Inc. (THPHF), and Searchhelp, Inc. (SHLP). From April 1983 until October 1988, Mr. Barnes served as Executive Vice President and Director of Lifetime Corporation, an American Stock Exchange listed home health care provider, and from April 1975 to May 1983 he was Executive Vice President and Chief Financial Officer of Beefsteak Charlie’s, Inc., an American Stock Exchange listed food service and entertainment company.

Mr. Barnes currently devotes approximately 45% of his professional time to the affairs of our company in his capacity as our chief financial officer and the remaining 55% is devoted to his other positions mentioned herein. We believe that this is an adequate amount of time to serve our current needs for our chief financial officer, as we have a part-time controller and other accounting staff and do not believe that we currently require a full-time chief financial officer. We do, however, anticipate that we will commence efforts to hire a full-time chief financial officer by the second quarter of fiscal year 2007 .

Roger Walton. Mr. Walton has served on the board of directors of Neah Power Washington since August 2004 and on our board of directors since March 2006. Mr. Walton has been a partner in Castile Ventures, a private venture capital firm, located in Waltham, Massachusetts, since 2000. Mr. Walton has an investment focus on communications application and subsystem businesses and currently participates as an observer to the board of directors of Sandbridge Technologies and previously served as a director of Quantiva (acquired by NetScout, NASDAQ: NTCT) and Stargus (acquired by C-COR, NASDAQ:CCBL). Prior to joining Castile Ventures, Mr. Walton advised start-up and established businesses, both solution vendors and service providers, on market, product/service and partnership strategies. Mr. Walton holds an MA in Mathematics from Oxford University.

Michael F. Solomon. Mr. Solomon has served on our board of directors since March 2006. Since August of 2003, he has been a partner in the law firm of Pillsbury Winthrop Shaw Pittman LLP specializing in tax and corporate transactions. From July, 2001 through August 2003, Mr. Solomon was a partner at PricewaterhouseCoopers, LLP. Mr. Solomon is also a long-time private investor in numerous businesses on whose boards he has served. His law practice has been heavily concentrated in the technology and research and development sectors, and he has been specifically involved in cases addressing fuel cell technology. He is an Adjunct Professor of Law at the Georgetown University Law Center and an honors graduate of both Yale University (1974) and Harvard Law School (1977).

John Drewery, PhD. Dr. Drewery is an employee of Novellus whose services are furnished to us in the capacity of an independent contractor under the terms of our collaboration agreement with Novellus. Dr. John Drewery works for us under the Collaboration Agreement with Novellus Systems Inc., a leading manufacturer of semiconductor capital equipment and an investor in our company. He is a director of technology at Novellus. Dr. Drewery specializes in leading rapid development of groundbreaking technologies and has 25 years of experience in the fields of solid-state physics, metals deposition technology, and semiconductor processing. Before joining our company, Dr. Drewery headed up advanced metals processing development at Novellus. Before joining Novellus, he invented and developed ground-breaking metal deposition technologies at Tokyo Electron, Ltd. and at Varian Associates. From 1989 to 1995, Dr. Drewery was a staff scientist at Lawrence Berkeley National Laboratory. Dr. Drewery received his Ph.D. in solid state physics from the University of Cambridge (Cavendish Physics Laboratory) in 1986.

Directors are elected to serve for a term of one year or until their successors are duly elected and qualified. Directors are not compensated for serving as such, though they may receive options to purchase shares of our common stock and reimbursement for properly documented and authorized expenses. Officers serve at the discretion of the board of directors.

COMPENSATION COMMITTEE AND AUDIT COMMITTEES

Our board of directors has a Compensation Committee and an Audit Committee. Messrs. Rosen, Abramowitz and Solomon are members of the Compensation Committee and Messrs. Abramowitz and Solomon are members of the Audit Committee.

In addition, we have a Technical Advisory Board comprised of Dr. Daniel Rosen, Wilbert van den Hoek and Roger Walton. The Technical Advisory Board advises us and our board of directors on matters relating to our technology.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our company during the past five years.

AUDIT COMMITTEE FINANCIAL EXPERTS

The board of directors has determined that Messrs. Abramowitz and Solomon each meet the applicable requirements for audit committee financial experts as defined by Item 401(h)(2) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, the number of shares of Common Stock owned of record and beneficially by executive officers and directors, and persons who hold 5% or more of the outstanding our common stock. Also included are the shares held by all executive officers and directors as a group. As of the date hereof, there were 103,162,431 shares of our common stock outstanding.

NAME AND ADDRESS	NUMBER OF SHARES	PERCENT OF SHARES
Summit Trading Limited
Charlotte House, P.O. Box N-65, Charlotte
Street
Nassau, Bahamas (1)	23,929,515	23.2%
Paul Abramowitz (2)	19,413,948	18.7%
Castile Ventures II-A, L.P.
Castile Ventures II-B, L.P.
890 Winter Street, Suite 140
Waltham, MA 02451(3)	7,564,275	7.1%
Novellus Systems, Inc.
4000 North First Street
San Jose, California 95134 (4)	3,419,594	3.3%
Michael Solomon (5)	6,531,878	6.3%
Dr. Daniel Rosen (6)	668,321	*
Frazier Technology Ventures I, L.P.
Friends of Frazier Technology Ventures I, L.P.
Two Union Square, 601 Union Street, Suite 3200
Seattle, Washington 98101 (7)	7,491,025	7.2%
Alta California Partners III, L.P.
Alta Embarcadero Partners III, LLC
One Embarcadero Center, Suite 4050
San Francisco, California 94111 (8)	7,014,566	6.8%
Leroy Ohlsen (9)	1,467,465	1.4%
Roger Walton (10)	8,064,275	7.8%
Arthur Homa (11)	450,000	*
John Drewery (12)	0	—
David M. Barnes	0	—
All Directors and Officers as a Group (8
individuals)	36,595,887	33.1%

* Less than one percent.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged.

Unless otherwise indicated, the address of all of the above named persons is c/o Neah Power Systems, Inc., 22122 20th Avenue S.E., Suite 161, Bothell, Washington 98201.

(1) Summit Trading Limited (“Summit”) is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private trust established for the benefit of C.S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. C.S. Arnold is the settlor of the Weast Family Trust. Summit beneficially owned 3,250,000 shares of our Series A preferred stock that automatically converted into an aggregate of 29,437,515 shares of our common stock upon completion of our April 2006 private placement. Summit transferred an aggregate of 4,508,000 shares of such common stock to certain third parties not affiliated with it or our company, other than Daisy Rodriguez (a beneficiary of the Weast Family Trust), who received 1,000,000 shares of common stock. The natural person exercising voting control of the shares of common stock held by Summit is Richard Fixaris.

(2) These shares consist of 18,820,010 shares previously held by SIAA, of which Paul Abramowitz is the manager and a principal member.. The figure also includes (i) 250,000 shares underlying directors’ options that Mr. Abramowitz received for serving on our board of directors,(ii) 250,000 shares of common stock underlying an option which he may elect to exercise, provided certain financing terms are met (in lieu of receipt of a presently unpaid portion of his salary) as compensation for his services as our president and chief executive officer and (iii) 93,938 shares representing Mr. Abramowitz;s 33.0% ownership of Fairway Ventures which holds 313,000 shares.

(3) Consists of (i) 2,359,276 shares of common stock received by Castile Ventures II-A LP (“CVIIA”) and Castile Ventures II-B LP (“CVIIB”) in connection with the merger and (ii) 1,882,000 shares of common stock issued upon automatic conversion of our notes held by CVIIA and CVIIB. The figure also includes 3,323,000 shares issuable upon exercise of warrants held by CVIIA and CVIIB, 500,000 of which are shares owned by Summit.

Castile Partners II LLC (“CPII”) is the general partner of CVIIA and CVIIB. Nina Saberi, Marcia Hooper, Roger Walton and David Duval are the members of CPII and exercise shared voting and dispositive power with respect to the shares held by CVIIA and CVIIB. Each of Nina Saberi, Marcia Hooper, Roger Walton and David Duval disclaims beneficial ownership of the shares held by CVIIA and CVIIB except to the extent of his or her respective proportionate pecuniary interest in such shares. No limited partners of CVIIA or CVIIB can be said to control either CVIIA or CVIIB by virtue of their limited partnership interest therein.

(4) Includes 2,949,094 common shares owned directly and 470,500 shares of the 4,705,000 shares of our common stock underlying a warrant issued to Novellus in connection with our entry into the amended technology collaboration agreement therewith. The warrant vests in four parts upon completion of certain milestones. We anticipate that the first milestone will be met in the quarter ending March 31, 2007. Please see “Strategic Goals and Relationships.”

(5) Includes 883,125 shares owned directly by Mr. Solomon, 350,000 shares of our common stock underlying options issued as director’s compensation exercisable at $0.20 per share and 5,298,753 shares held as trustee with voting power over the Paul Abramowitz Irrevocable Trust # I for Children. Mr. Solomon disclaims beneficial ownership of these shares.

(6) Includes 600,000 shares of our common stock underlying stock options. Excludes any portion of the 7,491,025 shares of our common stock beneficially owned by Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P., of each of which Mr. Rosen beneficially owns approximately 2.5% but with which he is not otherwise affiliated.

(7) Consists of (i) 6,658,525 shares of common stock received by Frazier Technology Ventures I, L.P. (“FTV I”) and Friends of Frazier Technology Ventures I, L.P. (“FFTV I”) in connection with the merger and (ii) 333,000 shares of common stock issued upon automatic conversion of our notes held by FTV I and FFTV I. The figure also includes 499,500 shares issuable upon exercise of warrants held by FTV I and FFTV I.

FTV I and FFTV I are both limited partnerships formed to make investments in early stage technology companies. The general partner of each of FTV I and FFTV I is Frazier Technology Ventures Management I, LP, whose general partner is Frazier Technology Management, LLC (“FTM”). All decisions related to the acquisition, disposition or voting of securities held by FTV I and FFTV I, including our shares of common stock, are made by majority vote of the managers of FTM. The managers of FTM are Leonard Jordan, Gary Gigot, Paul Bialek and Frazier Management, LLC, none of whom beneficially owns more than 5% of the equity of FTV I or FFTV I.

(8) Consists of (i) 6,297,066 shares of common stock received by Alta California Partners III, L.P. (“ACPIII”) and Alta Embarcadero Partners III, LLC (“AEIII”) in connection with the merger and (ii) 287,000 shares of common stock issued upon automatic conversion of our notes held by ACPIII and AEIII. The figure also includes 430,500 shares issuable upon exercise of warrants held by ACPIII and AEIII.

Alta Partners II, Inc. (“APII”) provides investment advisory services to several venture capital funds including ACPIII and AEIII. Its principals are Garrett Gruener, Guy Nohra and Daniel Janney (the “Principals”). The general partner of ACPIII is Alta California Management Partners II, LLC (the “GP”). The managing directors of the GP, who exercise sole voting and investment power with respect to the shares owned by ACPIII, are the Principals. The Principals are also the managers of AEIII, in which capacity they exercise sole voting and investment power with respect to the shares owned by AEIII. The Principals disclaim beneficial ownership of all such shares held by ACPIII and AEIII, except to the extent of their proportionate pecuniary interests therein. No equity owners of ACPIII or AEPIII can be said to control either ACPIII or AEPIII by virtue of their ownership interest therein.

(9) Consists of 1,042,465 shares of common stock received in connection with our acquisition of Neah Power Washington, and includes 425,000 shares of common stock underlying options.

(10) Consists of the 7,564,275 shares beneficially owned by Castile Ventures II-A LP and Castile Ventures II-B LP, affiliates of Castile, and includes 500,000 shares of common stock underlying options. Roger Walton, a director of our company, is an affiliate of Castile Ventures.

(11) Consists of 450,000 shares of our common stock underlying options.

(12) Excludes 1,000,000 shares of our common stock underlying an option issued to Dr. Drewery in connection with our entry into the amended technology collaboration agreement with Novellus. The warrant will vest upon completion of certain milestones, none of which will occur within sixty (60) days hereof; please see “Strategic Goals and Relationships.”

DESCRIPTION OF SECURITIES

Common And Preferred Stock

We are authorized by our articles of incorporation to issue an aggregate of 525,000,000 shares of capital stock, comprised of 500,000,000 shares of common stock, par value $.001 per share and 25,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, 106,915,431 and 103,162,431 shares of common stock were issued and outstanding, respectively. No shares of preferred stock are outstanding, as all 6,500,000 previously issued shares of Series A preferred stock were converted into an aggregate of 62,628,030 shares of our common stock in April 2006.

Common Stock

All shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Our stockholders do not have cumulative or preemptive rights.

In connection with the acquisition of our subsidiary, Neah Power Washington, on March 3, 2006, our board of directors and majority stockholder authorized a one-for-100 reverse split of our common stock. Also in connection with such acquisition, on March 8, 2006, our board of directors and majority stockholder authorized a two-for-one forward split of our common stock. All share and per share data contained herein takes account of both the reverse and forward splits.

Preferred Stock

We are authorized by our articles of incorporation to designate and issue up to 25,000,000 shares of Preferred Stock, upon such terms and conditions, including preferences, dividends, conversion or redemption rights, as the board of directors may, from time to time, determine.

Series A Preferred Stock. In March 2006, we designated 6,500,000 shares of Series A Preferred Stock. The Series A Preferred Stock ranked, as to the payment of dividends and the distribution of assets upon liquidation or winding up of our company, (i) junior to all other classes of preferred stock which may subsequently be designated and (ii) on a parity with the Common Stock.

The shares of the Series A Preferred Stock were convertible, in whole or part, at the option of the holder, at any time, into an aggregate of 68,130,030 shares of common stock, less the sum of (i) an aggregate of 6,255,000 shares of common stock issuable upon conversion of certain notes and exercise of certain warrants issued to former Neah Power Washington security holders, and (ii) any shares of common stock issued or issuable in connection with the sale of the next $1,500,000 of equity or equity type securities of our company. In addition, each share of the Series A Preferred Stock automatically converted into shares of our common stock on or after the closing of a sale, on any one or more occasions, of our debt or equity securities pursuant to which we shall have received gross cash proceeds of not less than $2,000,000 (inclusive of $500,400 of debt owed to former Neah Power Washington shareholders which was converted to 2,502,000 shares of our common stock on April 27, 2006).

As a result of the sale in April 2006 of 4,600,000 shares of our common stock at $0.50 per share, all 6,500,000 shares of Series A preferred stock automatically converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding.

The description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which are available for inspection at our principal offices.

Common Stock Purchase Warrants

In connection with the issuance of $500,400 of our 8% convertible notes due June 30, 2007 in March 2006, we issued to certain creditors and security holders of Neah Power Washington five year warrants to purchase an aggregate of 3,753,000 shares of our common stock at $0.20 per share. All of such warrants contain anti-dilution provisions in connection with any stock splits or recapitalizations and provide for “cashless exercise” rights to the holders. To the extent that any of these warrants are exercised, the underlying shares will be issued out of the 3,753,000 treasury shares returned to us as of April 27, 2006 by the former holders of our Series A Preferred Stock as described above.

On April 7, 2006, we signed a contract with Crystal Research Associates (“CRA”) whereby CRA agreed to produce an Executive Informational Overview (the “EIO”) which would be a detailed report augmented with extensive market perspective written by CRA. Additionally, CRA agreed to write four quarterly updates based upon Company news announcements, focus and product development.

The cost of the initial EIO, with up to two full revisions, and the four updates was $35,000 plus 200,000 four year warrants to purchase NPS common stock at $0.85 per share. The cash payment was made and the warrants vested in August after the initial reports, including the revisions, were delivered and accepted by the company.

In connection with the issuance of 6% Secured Promissory Notes due May 26, 2007, in December 2006, we issued to Palladium Capital Advisors, LLC a five year warrant to purchase up to 81,579 additional shares of our common stock at $1.33 per share. The warrant contains anti-dilution provisions in connection with any stock splits or recapitalizations and provides for “cashless exercise” rights to the holder. Palladium was also granted customary piggyback registration rights.

Debt Securities

We are indebted to Novellus Systems, Inc. pursuant to a non-convertible note formerly due June 30, 2007. We have a collaboration agreement with Novellus under which Novellus is providing us with engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. In connection with the March 2006 merger, we renegotiated certain aspects of the technology collaboration agreement; among other matters, Novellus agreed to cancel its warrants and, in exchange, we agreed to pay the approximately $150,000 we owe Novellus by September 30, 2006, which date was subsequently extended to November 30, 2006. Although we have not yet paid such amounts to Novellus, we anticipate that we will pay all amounts owed by us to Novellus in full with the proceeds of this offering. We have also issued a warrant to Novellus to purchase up to 4,705,000 shares of our common stock. The estimated cost of these shares, which will be recognized as expense as specific milestones are attained, is $16 million.

As referenced earlier in the section hereof entitled “Use of Proceeds”, we are indebted to various affiliates of ours in the aggregate amount of $400,000, consisting of (1) an October 20, 2006 loan for $200,000 from Castile Ventures II-A, L.P. and Castile Ventures II-B, L.P., (2) an October 26, 2006 loan for $100,000 from Joseph A. Eisenberg, guaranteed by Paul Abramowitz, and (3) an October 1, 2006 loan for $100,000 from Investor Resource Services, Inc.

On December 27 and 29, 2006, we entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. The Notes are secured by a Stock Interest and Pledge Agreement for all the shares of our wholly-owned subsidiary Neah Power Systems, Inc., a Washington corporation, which also executed a Security Interest Agreement granting the buyers of the notes a security interest in substantially all of its assets including pending and issued patents. Early repayment would be triggered by debt or equity financing in excess of a total of $2 million. In addition, our president and our largest stockholder Summit Trading Ltd. pledged an aggregate of 3 million shares of our common stock to further secure the debt. Palladium Capital Advisors LLC served as exclusive Placement Agent on the transaction.

Other Securities To Be Registered

On April 27, 2006, the $500,400 of debt owed to former Neah Power Washington shareholders as described in more detail above was converted to 2,502,000 shares of our common stock.

In April 2006, we sold an aggregate of 4,600,000 shares of our common stock a price of $0.50 per share.

In connection with the issuance of the 6% Secured Promissory Notes due May 26, 2007 described above, we also issued an aggregate of 500,000 shares of our common stock to the buyers of the notes in December 2006.

Underwriter Warrants

We have agreed to issue to the representative of the underwriters warrants to purchase such number of shares of our common stock as equals 10% of the number of shares sold by the underwriters in this offering at 120% of the per share purchase price of the common stock in this offering. Based on the forgoing, up to a total of _____ shares at $_____ per share may be issued to then underwriter with another _____ (or _____ total) if the underwriter exercises its over allotment option. The underwriter’s warrants expire five years from the date of issuance. The shares issuable upon exercise of this option are identical to those offered by this prospectus.

Dividends

We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Dreier Stein & Kahan LLP, Santa Monica, California. The firm and its attorneys hold no shares of our common stock, but a partner with the firm holds a warrant to purchase up to 50,000 shares of our common stock. Seyfarth Shaw, LLP, Washington, D.C., is acting as counsel for the underwriters in this offering.

INTEREST OF NAMED EXPERTS

The financial statements included in this prospectus and in the registration statement are (1) for our wholly-owned subsidiary, Neah Power Washington, as of Dec, 31, 2005 and 2004 and for the years then ended (the “Neah Power Washington FS”) and (2) for the Company as of September 30, 2006, and for the three and nine months then ended (the “Company FS”). The Neah Power Washington FS have been audited by our registered public accountants, Peterson Sullivan PLLC. The Neah Power Washington FS and the report of Peterson Sullivan PLLC are included in reliance upon their report given upon their authority as experts in auditing and accounting. The Company FS are unaudited.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

Through our wholly-owned subsidiary, Neah Power Washington, we have developed what we believe is a potential breakthrough in the development of a direct methanol micro fuel cell, that can serve as a replacement for batteries in a variety of mobile products.

Fuel cells are devices that combine a fuel, such as methanol, with an oxidant, such as oxygen gas, in a chemical reaction to produce electricity. Much like the engine in a car, a fuel cell can generate electricity continuously as long as fuel and oxygen are supplied to the reactor. Like a car, fuel cells can be “refueled” instantly by simply maintaining the fuel supply with small, replaceable fuel cartridges. Since fuel cells can be “recharged” instantly, end-users of mobile products powered by fuel cells can achieve long runtime by carrying spare fuel cartridges, not extra batteries and chargers. Also, because spare fuel cartridges can be smaller, lighter and less costly than extra batteries, convenience of use can be dramatically improved.

Using our patented technology based on porous silicon, we are developing this technology to produce our proprietary fuel cell for portable electronic devices to replace batteries that typically operate in the 10-100 watt range. These electronic devices are most commonly served by lithium-ion battery based power packs.

To date, we have achieved stable, high power operation of our silicon-based chemical reactor (also referred to as the “stack”), but have not as yet assembled a working prototype with all auxiliary subsystem components. While we expect to have completed a working prototype by the first half of 2007, we cannot assure you that we will in fact be able to do so.

We intend to develop prototype devices that can be evaluated by OEM’s for the development of final fuel cell products that either we or potential licensees of ours will use to manufacture final products for sale to our partners, distributors, or OEM customers. We also intend to design and distribute the fuel cartridge that our fuel cells require for refueling. We expect to generate revenues from both the sale and licensing of both fuel cartridges and the completed fuel cells. Our current business plan contemplates that we will subcontract to third parties substantially all of the production and assembly of these fuel cartridges. However, we may elect to produce the fuel cells through subcontractors and distribute it ourselves, or we may opt to both manufacture and distribute the fuel cells ourselves. What decision we ultimately make will depend upon our capital resources and production costs to be incurred, and cannot be predicted at this time.

In order to complete development of our fuel cell, we must achieve the following goals:

• Resolve certain issues of contamination of the electrolytes which can lead to degraded performance of the fuel cell unit and therefore reduce its power capability;

• In order to meet specifications suitable for a military fuel cell, increase by approximately 400% the volumetric power density over the power density currently available in our fuel cells - this power increase is believed to be achievable based on experimental data and modeling, but has not yet been demonstrated in an operating fuel cell;

• Complete development of manufacturing techniques for fuel cell and fuel cartridge assembly, allowing the unit to meet relevant specifications (such as those of the Underwriters’ Laboratories) that are required by many customers;

• Further develop manufacturing techniques for key components of the fuel cells and locate suitable manufacturing partners or subcontractors; and

• Reduce the gold and platinum precious metal content of the fuel cells from present levels according to a staged program in order to meet our production cost objectives.

Business Development

A. Growth Mergers, Inc.

Neah Power Systems, Inc. was incorporated in the State of Nevada on February 1, 2001 under the name Growth Mergers, Inc. Effective March 9, 2006, Growth Mergers, Inc. entered into an Agreement and Plan of Merger, as amended on April 10, 2006. Pursuant to such merger agreement, Growth Acquisitions, Inc., a Washington corporation and wholly-owned subsidiary of Growth Mergers, Inc., merged with and into Neah Power Washington. Following the merger, Growth Mergers, Inc. changed its corporate name from Growth Mergers, Inc. to Neah Power Systems, Inc. By virtue of this merger, Growth Mergers, Inc. (as Neah Power Systems, Inc.) became the parent corporation of Neah Power Washington.

The purpose of the merger was to enable Neah Power Washington, as Growth Mergers, Inc.’s subsidiary, to access the capital markets via a public company. Our common stock currently trades on the OTC Bulletin Board. We may seek to list our shares on a national securities association or exchange, such as the Nasdaq Stock Market or the American Stock Exchange. There is no assurance that we will qualify for quotation on a national securities association or exchange.

Prior to the merger Growth Mergers, Inc. was a shell company and had engaged in no substantive business operations since 2003. In May 2005, a shareholder of the shell company brought an action in Nevada Superior Court seeking the appointment of a custodian for the purpose of reinstating the corporate charter, locating the financial records in order to file tax returns and an information statement to permit it to resume its status of good standing and to otherwise restore the business and prospects of Growth Mergers, Inc. for the benefit of its shareholders. On June 14, 2005, the custodian was appointed. In August 2005, the custodian finished its report on the winding up and filed a Report of Custodian and Request for Discharge in which it affirmed that it had fulfilled its duties as custodian under the Nevada Revised Statutes and requested that it be discharged as such. In October 2005, this process was complete and the Second Judicial District Court of the State of Nevada issued an Order Approving Report and Discharge of Custodian. As a result, the custodian was appointed the sole director, President and Secretary, the corporation was restored to good standing with a newly appointed agent for service of process and the custodian appointed an accounting firm to compile financial statements for 2004 and 2005 to reflect no assets, no liabilities and no income or expenses (a subsequently performed audit of the financial statements uncovered $49,000 in liabilities to certain persons, as discussed below). No record was found involving any liens, judgments, warrants, options or other claims against the corporation or its stock. This process enabled the then principal stockholders to use the entity for other purposes, such as the transaction that ultimately resulted with Neah Power Washington. Although approved by the Nevada District Court, the effect of the custodian’s report was not the legal equivalent of a debtor being discharged from its obligations in a bankruptcy proceeding.

Prior to its acquisition of Neah Power Washington, Growth Mergers, Inc. effected a 1:100 reverse split of its 24,077,150 then outstanding shares of common stock, and entities controlled by David Moore, Peter Cangany, John Otto and David Otto, the holders of approximately $49,000 of Growth Mergers, Inc.’s then outstanding debt, converted such debt into 5,000,000 shares of common stock. Growth Mergers, Inc. then effected a 2:1 forward stock split, as a result of which an aggregate of 10,481,543 shares of Growth Mergers, Inc. common stock was issued and outstanding immediately prior to the acquisition of Neah Power Washington. The stock splits were effected for the purpose of arriving at a specified capital structure for Growth Mergers, Inc. which was the result of negotiations among the above-referenced principal stockholders of Growth Mergers, Inc. and affiliates of Special Investments Acquisitions Associates, LLC and Summit Trading Ltd. Such stock splits were consummated to effect such desired capital structure of Growth Mergers, Inc. immediately prior to its acquisition of Neah Power Washington and were instrumental in inducing the Growth Mergers, Inc. principal stockholders to contribute $500,000 to the capital of our company as working capital for Neah Power Washington. Prior to the merger, Neah Power Washington had exhausted all its working capital and furloughed substantially all of its employees and was in default in payment of rent under its lease. The $500,000 was urgently needed to bring the employees back to work prior to them finding alternative employment, to pay rent and to provide the necessary working capital for the immediate future while additional financing was being sought. Such $500,000 capital contribution was a condition to consummation of our acquisition of Neah Power Washington.

All share and per share amounts contained in this registration statement reflect the reverse and forward stock splits referred to above.

B. Terms of the Merger

Each of the 7,990,457 shares of common stock of Neah Power Washington outstanding was converted into the right to receive 3.2793941 shares of common stock of Growth Mergers, Inc. Pursuant to the merger agreement, Growth Mergers, Inc. issued 26,203,858 shares of its common stock to the former shareholders of Neah Power Washington. In addition, Growth Mergers, Inc. provided for $500,000 of much needed capital for Neah Power Washington.

On March 9, 2006, Growth Mergers, Inc. sold for nominal consideration ($6,500 or $0.001 per share) to Special Investments Acquisitions Associates, LLC and Summit Trading Ltd. a total of 6,500,000 shares of our Series A Preferred Stock that were convertible into a maximum of 68,130,030 shares of our common stock (for a common per share purchase price of approximately $0.0001065), less the sum of (a) 6,255,000 shares of our common stock that were or are issuable to other former Neah Power Washington security holders upon conversion of our 8% notes or exercise of certain warrants, and (b) all shares issued in connection with any one or more offerings of equity or equity type securities providing our company with aggregate initial gross proceeds of $1,500,000. The 6,255,000 shares consist of 2,502,000 shares that were issuable on conversion of shareholder loans (at a conversion price of $0.20 per share) and 3,753,000 shares underlying certain warrants issued to the former Neah Power Washington security holders described below.

As indicated above, the holders of our Series A Preferred Stock were instrumental in negotiating and arranging for the merger transaction with Neah Power Washington. Paul Abramowitz, our Vice Chairman, Chief Executive Officer and President, is the principal owner of Special Investments Acquisition LLC, and also beneficially owned through an affiliate approximately 0.4% of the capital stock of Neah Power Washington prior to the merger. On an as-converted basis, the purchasers of the Series A Preferred Stock paid nominal consideration of $6,250, or approximately $0.0001065 per share of underlying common stock. This nominal purchase price, the number of shares issued and the terms of the Series A Preferred Stock were based upon negotiations between the board of directors of Neah Power Washington and representatives of the significant shareholders of Neah Power Washington (principally, Castile Ventures, Frazier Technology Ventures I, L.P. and Alta California Partners III, L.P.), on the one hand, and the Series A Preferred Stock purchasers, on the other hand. The number of shares of Series A Preferred Stock and the nominal price thereof was determined as consideration for the Series A Preferred Stock purchasers’ role in identifying Growth Mergers, Inc., negotiating and facilitating the merger and for securing the then critically needed short-term funding for Neah Power Washington. The consideration represented by the Series A Preferred Stock consisted of a controlling interest in our company following the merger. Paul Abramowitz led the negotiations on behalf of SIAA and Summit Trading, the purchasers of the Series A Preferred Stock. Mr. Abramowitz consulted with and kept Summit Trading and its affiliates Richard Fixaris and C.S. Arnold (the settlor of the Weast Family Trust, the sole equity owner of Summit Trading) informed of the progress of the negotiations throughout the process.

At the time of such negotiations, Neah Power Washington urgently needed immediate funding from third party sources as its existing investors were subject to certain restrictions on investing additional funds, consisting of limits on the amount of capital Frazier, the largest investor in Neah Power Washington, could invest in any one transaction. Additionally, Neah Power Washington management strongly believed that it needed to become part of a public company through the merger in order to obtain such immediate funding and attract additional financing as needed.

In connection with the merger, in March 2006, Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Castile Ventures II-A, L.P., Castile Ventures II-B, L.P., Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P., each of which were Neah Power Washington security holders, exchanged an aggregate of $142,400 of Neah Power Washington notes for our convertible notes and lent an additional $358,000 to Neah Power Washington. In consideration for such additional loans, we exchanged all Neah Power Washington notes for our 8% $500,400 convertible notes due June 30, 2007. Such 8% notes were convertible at $0.20 per share and included five year warrants entitling the note holders to purchase an additional 3,753,000 shares of our common stock at an exercise price of $0.20 per share. By their terms, all of the $500,400 of convertible notes automatically converted into shares of our common stock at such time as we received gross proceeds of $1,500,000 or more (in addition to the $500,000 provided at closing of the merger by Growth Mergers) from any additional debt or equity financing. Dr. Daniel Rosen, the chairman of the board of directors of our company and a director of Neah Power Washington, was at the time of the merger affiliated with Frazier Technology Ventures I L.P., and Roger Walton, a director of our company and a director of Neah Power Washington, was at the time of the merger and continues to be affiliated with Castile Ventures II-A, L.P. and Castile Ventures II-B, L.P. The $358,000 of additional loans and the terms of the consolidated 8% convertible notes aggregating $500,400 were negotiated by Messrs. Rosen and Walton on behalf of Frazier and Castile, respectively, and Paul Abramowitz on behalf of our company. In view of their representation on the Neah Power Washington board of directors and their continuing participation on our board of directors after the merger, principals of each of Frazier, Castile and Alta, other than Dr. Rosen and Mr. Walton, approved the final terms of these transactions.

As described elsewhere in this prospectus, in April 2006, we sold an aggregate of 4,600,000 shares of our common stock at $0.50 per share to nine investors in a private placement. As a result, all $500,400 of our 8% notes were converted into 2,502,000 shares of our common stock. In addition, all 6,500,000 shares of Series A Preferred Stock issued in March 2006 to Special Investments Acquisitions Associates, LLC (“SIAA”) and Summit Trading Ltd. (“Summit”) were, by their stated terms, converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding.

While all of the outstanding warrants to purchase common stock of Neah Power Washington were “out of the money” as of the date of the merger agreement, the holders of our Series A preferred stock agreed to escrow up to 225,000 shares of their common stock for issuance to any holder of such Neah Power Washington warrants that had not expired or been terminated.

As described elsewhere in this prospectus, in December 2006, we entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. In connection with such financing, we issued the buyers of the notes an aggregate of 500,000 shares of common stock. We also issued to Palladium Captial Advisors, LLC a five year warrant to purchase up to 81,579 additional shares of our common stock at $1.33 per share.

The Opportunity

The worldwide proliferation of portable electronic devices, including notebook and tablet computers, camcorders, digital cameras and military equipment has created a large and growing demand for energy storage systems that are compact, lightweight and powerful and a large market for small, high performance batteries.

The Growing “Power Gap”

We believe that a “power gap” has emerged between the energy demand of portable electronic devices and the energy storage available in today’s rechargeable batteries. The power gap is widely recognized to be among the most important challenges facing the portable electronics industry. We further believe that fuel cells are one of the most promising technologies that can bridge the power gap and provide portable products with a significant increase in runtime, instant recharge and greater convenience of use.

As technology advances are made for a wide variety of portable electronic devices, a key gating issue is meeting demands for greater power. Power-hungry features include WiFi (802.11 wireless), WiMax (802.16 wireless), high-speed WAN networking (e.g. EVDO), DVD players, better sound, better graphics, realistic games, etc.

The growth of this power gap can be clearly seen in currently available rechargeable batteries. As an example, in recent years, computer notebook makers have introduced products with larger, more vivid color displays, faster processors, larger hard drives, DVD drives and burners, as well as multimedia and wireless networking capabilities. Each of these features requires additional power, and taken together, can be a significant drain on the PC’s limited battery capacity. Even simply watching a two hour movie on a laptop often requires a total recharge of the battery. Thus, battery life has become a key component in the consumer’s purchase decision. We believe that the direct methanol, micro fuel cell is one of the most promising technologies that can bridge the power gap and provide portable products with a significant increase in runtime and greater convenience of use.

We believe that the limited energy storage of existing battery technologies is widely recognized to be among the most important challenges facing the portable electronics industry.

We also believe that our direct methanol micro fuel cell technology has direct commercial applications in portable laptop computers. Laptops now constitute over half of all computers sold. We believe that our technology may ultimately be capable of replacing the lithium-ion batteries currently used by computer manufacturers world-wide.

Many other portable electronic devices would also benefit from our fuel cell technology. For example, modern game consoles with realistic graphics and sound require a great deal of power and could be a market for our fuel cells, as could a variety of digital cameras and camcorders. Virtually any power hungry portable consumer device that currently uses a rechargeable or disposable battery is a candidate for our fuel cells in the long term.

The Military Need

We believe that the military has a particularly acute need for better battery solutions. As batteries reach the end of their useful life and power limits the need for an alternative portable power source is clear.

Limited Development Potentials Of Conventional Battery Technologies

Lithium-ion is the dominant technology for powering today’s notebook and tabletop PCs, PDAs and other mobile devices. Introduced in the early 1990s, many experts believe the technology has become mature. While new electrode materials under development have the potential to increase battery energy density by as much as 25% over the next two to three years, many industry experts believe that the energy demand from new features will outpace this growth and that the power gap will continue to worsen.

The Opportunity For Fuel Cells

Fuel cells are one of the most promising technologies for bridging the “power gap” described above because they provide much longer runtimes and can be refueled indefinitely with small, inexpensive fuel cartridges. Management of our company believes that a cost-competitive fuel cell system could ultimately be the power supply of choice for a broad range of portable consumer devices such as notebook computers, media players, cell phones, game consoles and their successors. Management of our company also believes that fuel cells will be the power source of choice for many military, homeland security, emergency service and commercial duty uses such as tactical radios, remote sensors, specialized computers and professional video equipment. The availability of small fuel cells is also expected to stimulate the development of completely new categories of devices.

The Fuel Cell Market

Fuel cells can be categorized by the market applications they potentially serve and by their power output. We are focused on providing an alternative to conventional batteries for portable electronic devices that typically operate in the 10-100 watt range. Examples of end applications we are targeting include notebook computers, media players, PDAs, game consoles, tactical radios for military and homeland security, remote sensors and video equipment.

Other segments of the fuel cell market include low power systems (less than 10 watts) for low power devices and trickle chargers, and higher power systems (greater than 100 watt) typically aimed at stationary power generation or vehicle power plants.

Our target market segment has a number of specific requirements and unique challenges. To succeed in this segment, fuel cells must have a high power density (i.e., a high wattage for their size and weight). They must also have a safe, easily portable and efficient fuel source. The fuel cells must be transportable and operate reliably in a wide range of environmental conditions.

We are focused on replacing batteries in the 10-100 watt range. There are applications that require less than 10 watts, typically standard cell phones and the like. Low power fuel cells can be used as off board “battery chargers” meant to serve essentially as a trickle charger to an existing battery solution. These applications use simpler fuel cells that are typically characterized by “passive” fuel management systems, small size and low power output capability. Replacing batteries in the 10 to 100 watt range is much more difficult, since it requires a much higher power output, more efficiency and an active rather than passive design.

Within the 10-100 watt battery replacement space, the dominant technology direction over the last 30 years has been the ongoing development of fuel cells based on Proton Exchange Membranes (“PEM”). A PEM is usually a polymeric structure resembling a thin sheet of plastic that conducts protons, acting as a solid state electrolyte for electrochemical reactions. Typical PEM based fuel cells use this material as a basic building block of the electrochemical power generation unit. PEM -based solutions may use either the oxidation of hydrogen gas as the fuel source or the direct oxidation of liquid methanol in a configuration known as Direct Methanol Fuel Cell (“DMFC”).

The commercial development of PEM-based solutions has been hampered by a number of technical issues. Performance of these PEM membranes is highly dependent on maintaining tight environmental control of the operating conditions which has been difficult to achieve in product based designs. Longevity of the PEM based systems has also been a challenge with membrane and catalyst degradation issues limiting the operating life of the systems. Finally, PEMs are expensive to manufacture because they use costly proprietary materials and because the industry has not been able to develop the scalable low-cost manufacturing processes that are needed for the unique PEM fuel cell requirements.

Rather than joining numerous other companies that are trying to create a better PEM-based direct methanol fuel cell, we felt an entirely new design approach was necessary to achieve the energy and power densities and reliability required by portable electronic devices. Our unique fuel cell design utilizes a patented porous silicon electrode structure and circulating liquid streams of fuel, oxidant and electrolyte. In final form, the technology can be packaged in a plastic case to create a self-contained system that retains the excess water produced during operation and does not expose the cathode catalyst directly to the contaminants found in the air like traditional DMFCs. Furthermore, since our design is based largely on standard silicon wafer processing, we believe that it should have significant manufacturing advantages over traditional PEM-based fuel cells.

Based on our 8 issued patents and 10 additional patent filings, we believe our technology is proprietary and can be protected.

Strategic Goals And Relationships

We plan to employ a two-pronged commercialization strategy, initially focusing on military and industrial duty applications, followed by penetration of consumer electronics markets as continued development efforts improve fuel cell performance and cost. End users of fuel cell-powered products will be able to achieve long runtime by carrying spare fuel cartridges, not extra batteries and chargers.

The initial markets (military and industrial) have certain unique needs, both for fuel cells and cartridges. We plan to partner with existing leaders in those fields to assist in the design to meet those unique needs, and ultimately, to facilitate the sales, marketing and distribution of our products to the end customers.

We have established several business relationships that we believe will help us develop, produce and market our fuel cells and cartridges.

In September 2003, we were awarded a two year, $2.0 million government grant from National Institute of Standards and Technology’s Advanced Technology Program. This grant was completed in September 2005. Deliverables associated with the grant were confined to reports on technical progress. All terms associated with the grant are defined in the document “Department of Commerce Financial Assistance Standard Terms and Conditions.”

In December 2003, we signed a $1.7 million agreement with Thales Communications, Inc., a defense contractor (“Thales”), to provide fuel cells for use with portable, tactical military radios and other next generation communications devices. This contract provided for an initial payment of $153,000 followed by a total of $191,000 during the course of a 9-month contract. If Thales exercises an option to continue development, $1.402 million will be payable in stages over the year following exercise of this option. The agreement includes provisions for escrow of contract deliverables which would allow Thales to continue to manufacture our products under certain circumstances. The agreement, as amended, is attached as an exhibit to this registration statement. We are late in delivering prototypes according to the terms of the contract. This is largely due to difficulties in reduction of our technology to practice. Early prototypes of our technology were not successful and this led to a need for changes in the fuel cell design. We continue to work with Thales toward revising and restating our contractual milestones. Under the terms of the agreement, Thales can terminate the contract at any time.

In May 2004, Novellus Systems, Inc. invested $2.5 million in Neah Power Washington and signed a technology collaboration agreement. Effective May 24, 2006, this agreement was renewed and extended to March 9, 2008 and we were added as a party. Under the terms of the renewal agreement, Novellus continues to provide us with key engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. Subject to Novellus’ continued assistance under the collaboration agreement and the technology being jointly developed with Novellus achieving the milestones set forth below, we expect to acquire all significant rights to the technology developed jointly by Novellus and us and to obtain the right to call on Novellus for reasonable technical assistance for a period of seven years. As part of the contract renewal, we have issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011. The milestones have been established and are set forth below, as well as their expected dates of completion. Novellus has agreed under the extension agreement to the termination of all of its previously outstanding warrants and options to purchase Neah Power Washington common stock.

The milestones to which we have agreed with Novellus under a letter agreement relating to the technology collaboration agreement, as well as their expected dates of completion and the related vesting schedule of the warrant, are as follows:

1. The warrant will vest as to ten percent (10%) of the shares of our common stock when Novellus and we complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product.

We expect this milestone to be completed by the first half of 2007.

2. The warrant will vest as to fifteen percent (15%) of the shares of our common stock when Novellus and we complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military.

We expect this milestone to be completed by September 30, 2007.

3. The warrant will vest as to fifty percent (50%) of the shares of our common stock when Novellus and we complete all of the following tasks:

• Establish a pilot production line to assemble completed fuel cells.

• Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

• Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes.

We expect this milestone to be completed by December 31, 2007.

4. The warrant will vest as to twenty-five percent (25%) of the shares of our common stock when Novellus and we complete all of the following tasks:

• Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; reaching this target would allow us to meet our cost of goods targets in the future.

• Develop a plan to scale our fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

We expect this milestone to be completed by March 31, 2008.

These four (4) milestones set forth above are each targeted to be completed on or before the date specified in the specified milestone (“Target Date”), however,

• If the milestone is completed on or before 120 days following the Target Date, there will be no penalty and 100% of the Warrants scheduled to vest under the milestone will vest in Novellus;

• If the milestone is completed after 120 days following the Target Date but on or before 210 days following the Target Date, there will be a one-third penalty and only 66.67% of the Warrants scheduled to vest under the milestone will vest in Novellus;

• If the milestone is completed after 210 days following the Target Date but on or before 300 days following the Target Date, there will be a two-third penalty and only 33.33% of the Warrants scheduled to vest under the milestone will vest in Novellus;

• If the milestone is completed after 300 days following the Target Date, there will be a 100% penalty and 0% of the Warrants scheduled to vest under the Milestone will vest in Novellus.

The value of the warrant has been calculated using the Black Scholes method pursuant to FASB Statement of Financial Accounting Standards No. 123(R) at approximately $16,000,000 and will be accounted for ratably as each specific milestone is achieved. Because no milestones have yet been reached, no expense has been recorded for the warrant through December 31, 2006.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

In connection with our entry into the amended technology collaboration agreement with Novellus, we issued an option to purchase 1,000,000 shares of our common stock to Dr. Drewery in connection. The option will vest upon completion of the milestones applicable to the warrant issued to Novellus.

The 2006 US Department of Defense Appropriations Bill included a $1.75 million project for the development of porous silicon direct methanol fuel cell technology. We are currently in the final phase of proposal submission to the Office of Naval Research regarding this program, which is anticipated to start in late 2006 or early 2007. The deliverables of the program are anticipated to be reports on technical progress. Specific terms of the grant cannot be confirmed before final negotiations are completed. Our company will be the owner of the rights to any intellectual property arising under this program.

On April 7, 2006, we signed a contract with Crystal Research Associates (“Crystal”) whereby Crystal agreed to produce an Executive Informational Overview (the “EIO”) which would be a detailed report consisting of 40 to 60 pages augmented with extensive market perspective written by Crystal. Additionally, Crystal agreed to write four (4) quarterly updates approximating 8 to 12 pages each to be based upon our news announcements, focus and product development. All such reports are to be submitted to our management for approval prior to being printed and issued. Approximately 4,500 copies would be printed for distribution. The cost of the initial EIO, with up to two (2) full revisions, and the four updates is $35,000 plus warrants to purchase 200,000 shares of our common stock at $0.85 per share, which warrants would have a term of four years. The entire cash payment has been made. Related coach travel and reasonable incidental expenses will be reimbursed.

During April 2006, we signed a marketing consulting agreement with Apex Strategies, Inc. for public sector opportunities such as state, municipal and local governments at a fee of $5,000 monthly for one year with automatic renewal if not previously terminated.

During May 2006, we also signed a one year extension, retroactive to February 15, 2006 and ending August 14, 2007, to a similar agreement with McBee Strategic Consulting for representation and marketing by Mr. Steve McBee, a lobbyist, who works to obtain entry to federal government opportunities. The fee under this agreement is $15,000 monthly through August 15, 2006, subject to our agreement to increase this monthly fee to $18,000 per month from August 15, 2006 through February 14, 2007. As of January 26, 2007, we have not agreed to raise the fee.

On May 4, 2006, we signed a contract with MTBSolutions, Inc. (“MTB”) a leader in advanced microelectronic packaging technology for semiconductor, photonic and micro electro-mechanical systems (“MEMS”) applications. We intend for MTB to develop the necessary packaging technology to enable the mass production and shipping of our fuel cells, when fully developed and tested, and shorten the timetable to release a finished product for both the military and commercial markets.

In June 2006, we signed a Consultancy Agreement with Danfoss A/S, a Danish Company (“Danfoss”), regarding cooperation between Danfoss and our company within the field of fluid control and disposable fluid cartridge technology for portable fuel cells that we will produce with the assistance and cooperation of Danfoss. Our estimated costs of the services to be provided by Danfoss are approximately $280,000 over the course of the 12 to 18 months following June 2006. Danfoss also agreed to grant us a license so that we can use any specific Danfoss technology or software and that technology that is developed jointly will be owned by us. We agreed to pay a royalty of 3% of the sales value of certain products and technology under the license.

Having recently achieved stable, high power operation of our silicon-based chemical reactor (also referred to as a “stack”), we are scheduled to assemble a complete working prototype, including all auxiliary subsystem components, for bench-top testing during the first half of 2007. In order to do so, we will require additional financing. We are seeking to raise approximately $10.0 million by this offering in order to expand operations and convert the preliminary prototype into a self-contained, portable prototype to be used to sample various U.S. military organizations and other potential OEMs. There can be no assurance that we will be successful in raising this capital on a timely basis, if at all. Our failure to obtain the necessary working capital would have a material adverse effect on our development program and business prospects.

Our Unique Patented Technology

We are developing a miniature direct methanol fuel cell (“DMFC”) system. Fuel cells use a chemical reaction to generate electricity that can be used to power devices. This external electrical current (carried by negatively charged electrons) is balanced by an internal flow of positively charged ions through an ‘electrolyte’. Protons and electrons are released from the fuel at an electrode (the ‘anode’) and are transported away by an ‘oxidizer’ at a second electrode (the ‘cathode’). Our approach is differentiated from that of many competitors by our use of our proprietary porous silicon electrodes and the use of liquid electrolytes. In our approach, a stream of methanol mixed with electrolyte is electrochemically reacted at the anode, while a flow of oxidizer and electrolyte is electrochemically reacted at the cathode. Compared to competing DMFC technologies that use carbon-based electrodes and solid PEM’s, we believe that our approach will be able to deliver higher power densities, at lower cost, and with a more reliable operation in a broader range of environmental conditions.

Porous Silicon Electrodes

Our electrode architecture uses conductive porous silicon as the catalyst support structure rather than carbon. Starting with a silicon wafer much like that used in the semiconductor industry, hundreds of thousands of microscopic pores 5 to 10 micrometers in diameter are etched completely through the silicon to create tubes about 300 micrometers long. A conductive film is then applied to the surface of the pore walls followed by a catalyst coating on top of the conductive film. The process can be used to produce either anode or cathode electrodes depending on the type of catalyst used. The final result is a porous electrode that enables a larger reactive surface area to generate more power.

Basic Cell Design

Our porous silicon electrodes can be assembled into cells and stacks that do not use a PEM or other type of separator between the anode and cathode. Instead, a flow of methanol and electrolyte is electrochemically reacted at the anode, while a flow of oxidant and electrolyte is electrochemically reacted at the cathode. Since the cathode is only exposed to the liquid oxidant and electrolyte, the stack is not directly exposed to the contaminants found in ambient air.

Overall system Design

The supply of fuels to the fuel cell stack is accomplished by a series of miniature pumps, channels through which the fluids are carried and fuel reaction chambers. Fuel and oxidizer are contained in a cartridge that may be detached from the fuel cell and replaced in order to refuel the system. The miniature pumps are used to drive fuel, electrolyte, and oxidizer around two closed loops, past the anode and the cathode respectively.

For the anode the following process takes place:

1. Liquid methanol and electrolyte are continuously pumped into the stack and through the silicon pores in the anode;

2. Unused methanol, electrolyte and carbon dioxide are forced out of the stack;

3. Carbon dioxide is separated from the methanol stream and vented into the air;

4. Contaminants are removed from the methanol and electrolyte stream

5. Fresh methanol is injected into the fuel stream from the cartridge as needed; and

6. The fuel stream is then pumped back into the stack.

This recirculation process continues until all available methanol in the replaceable fuel cartridge has been consumed.

For the cathode the following process takes place:

1. Liquid oxidant is continuously pumped into the stack and across the surface of the silicon pores;

2. Unused oxidant and reduced oxidant compounds are forced out of the stack;

3. Air is reacted with reduced oxidant compounds to convert them back into oxidant;

4. Excess water is collected in the fuel cartridge;

5. Fresh oxidant is injected into the oxidant stream from the cartridge as needed; and

6. The oxidant stream is then pumped back into the stack.

Again, this recirculation process continues until all available methanol in the replaceable fuel cartridge has been consumed. Since the oxidant is regenerated in the Neah system, the amount of oxidant in the fuel cell and cartridge is small.

Comparison Between Fuel Cartridges And PEM-Based Designs

The fuel cartridge in our fuel cells contains flexible storage compartments, which contain fuel, a smaller quantity of oxidizer, and waste products produced in the reaction. The cartridge interfaces to the fuel cell unit by a detachable connection engineered to prevent exposure of the user to any liquid chemicals.

We believe that the principal advantages of our approach over PEM-based designs include:

• The absence of a proton exchange membrane, and use of a liquid electrolyte, eliminate a range of possible failure modes that have hampered introduction of PEM based systems. These include degradation of the PEM membrane, crossover of methanol fuel with degradation of the cathode catalyst, damage to the cathode catalyst by exposure to airborne contaminants such as sulfur; and flooding or alternatively drying out of the cathode catalyst. We believe that these advantages will allow our fuel cells to operate in a broader range of environmental conditions, in all orientations, with high reliability.

• The use of silicon technology allows us to make use of existing silicon production infrastructure, with reduced need to create specialized production facilities.

• The larger reaction area, coupled with the use of oxidizer at the cathode, leads to greater available power density, which reduces the size and cost of the fuel cell system.

• Our technology allows us to create alternative product designs that do not require interactions with the environment for operation. This allows us to extend our fuel cell products to applications like sensor networks that require operation without breathing air or expelling gases.

• The design of the fuel cell avoids conflicts with numerous patents and is itself patented by our company.

• Water created in the fuel cell reaction is retained in the fuel cartridge, not vented where it can damage the host device.

We believe that the principal disadvantages of our approach consist of the following factors:

• Our approach requires both the fuel cell and the cartridge to contain acids at corrosive concentrations. It is therefore important to ensure that users of the technology are not brought into contact with these acids and that additional steps be taken to ensure that the lifetime of the system is adequate.

• The need to select materials compatible with the chemistry in use may increase the cost of production of the fuel cell.

• It is at present, and may continue to be, necessary for the fuel cartridge to contain certain amounts of chemicals other than fuels, in order to flush out contaminants or to replenish the oxidizer present in the fuel cell. This reduces the energy available per unit volume of the cartridge.

Technical Achievements

We believe that our development effort has produced significant achievements to date. We further believe that these accomplishments have reduced many of the technology risks associated with the development of Neah Power Washington fuel cells.

The following is a qualitative list of these accomplishments.

1. Porous silicon pilot production capability established at Neah Power Washington - A scalable process has been defined;

2. Capable of depositing metals in high-aspect ratio silicon pores - Various deposition techniques have been developed;

3. Demonstrated high power electrode structures for DMFCs; 4. Demonstrated stable 8-cell stack operation;

5. Developed balance of plant components (i.e., all parts other than the stack) for use in complete prototypes;

6. Developed computer models to predict complete fuel cell system performance and cost; and

7. Filed patents to protect our unique technology.

Intellectual Property

We filed our first U.S. patent application in November 1999. Since then, we have filed patent applications covering many of the components and systems involved in our fuel cell design. In November 2003, we were awarded our first patent, U.S. Pat. No. 6,641,948, and in February, 2005, were awarded a continuation patent, U.S. Pat. No. 6,852,443, both entitled “Fuel Cells Having Silicon Substrates and/or Sol-Gel Derived Support Structures.” These foundational patents broadly cover silicon-based electrodes for use in fuel cells. Subsequently, we have been granted seven other patents which are fundamental to our technology and cover the use of porous substrates coated with catalyst as fuel cell electrodes and electrode structures, cell bonding techniques, and cartridges. When appropriate, foreign patent equivalents are pursued under the Patent Cooperation Treaty (the “PCT”). We monitor patent filings carefully and are not aware of any other patents that create potential conflicts with our fuel cell design or technology.

In addition, we believe our fuel cell design and technology are not in conflict with the U.S. patents covering PEM-based DMFCs held by several organizations in the U.S. The following are our basic areas of patent coverage.

U.S. Patents:

1. U.S. Patent No. 6,641,948 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued November 4, 2003. (401) Expires: April 5, 2020.

2. U.S. Patent No. 6,720,105 entitled “Metallic Blocking Layers Integrally Associated With Fuel Cell Electrode Structures And Fuel Cell Electrode Stack Assemblies” issued April 13, 2004. (401C2) Expires: April 5, 2020.

3. U.S. Patent No. 6,808,840 entitled “Silicon-Based Fuel Cell Electrode Structures And Fuel Cell Electrode Stack Assemblies” issued October 26, 2004. (401C3) Expires: April 5, 2020.

4. U.S. Patent No. 6,811,916 entitled “Fuel Cell Electrode Pair Assemblies And Related Methods” issued November 2, 2004. (402) Expires: December 12, 2021.

5. U.S. Patent No. 6,852,443 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued February 8, 2005. (401D1) Expires: April 5, 2020

6. U.S. Patent No. 6,924,058 entitled “Hydrodynamic Transport and Flow Channel Passageways Associated with Fuel Cell Electrode Structures and Fuel Cell Electrode Assemblies” issued Aug. 2, 2005. (401C5) Expires: April 5, 2020.

7. U.S. Patent No. 7,105,245 entitled “Fuel Cell System Reactant Supply and Effluent Storage Cartridges” issued September 12, 2006. (404C2) Expires: December 20, 2024.

8. U.S. Patent No. 7,118,822 entitled “Fuel Cell Electrode Pair Assemblies and Related Methods” issued October 10, 2006. (402C1) Expires: October 16, 2022.

9. U.S. Patent No. 7,157,177 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” issued January 2, 2007. (403) Expires: Sept. 29, 2023.

Foreign Patents:

1. Chinese Patent No. CN1205685C entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued June 1, 2005. (401CN) Expires: November 17, 2019.

In addition to the foregoing patents, we also have the following applications pending:

U.S. Utility Patent Applications:

1. U.S. Pat. Appl. No. 10/996,647 entitled “Silicon-Based Fuel Cell Electrode Structures” filed Nov. 23, 2004. (401D2)

2. U.S. Pat. Appl. No. 10/251,518 entitled “Fuel Cells Having Internal Multistream Laminar Flow” filed September 20, 2002. (404C1)

3. U.S. Pat. Appl. No. 10/966,721 entitled “Nitric Acid Regeneration Fuel Cell Systems” filed Oct. 15, 2004. (405)

4. U.S. Pat. Appl. No. 10/892,876 entitled “Fuel Cells Having Cross Directional Laminar Flowstreams” filed Jul. 16, 2004. (406)

5. U.S. Pat. Appl. No. 11/313,550 entitled “Detachable Reactant Supply and Effluent Storage Cartridges, Layered Pump Assemblies, and Rotatable Fluid Transfer Valve Disk Assemblies for Use with Regenerative Fuel Cell Systems” filed Dec. 20, 2005. (413)

6. U.S. Pat. Appl. No. 11/242,237 entitled “Porous Silicon Undercut Etching Deterrent Masks and Related Methods” filed Octber 3, 2005. (414)

7. U.S. Pat. Appl. No. 11/530,815 entitled “Closed Liquid Feed Fuel Cell Systems And Reactant Supply And Effluent Storage Cartridges Adapted For Use With The Same” filed September 11, 2006. (404C3)

Foreign Patent Applications:

1. Canadian Pat. Appl. No. 2,392,115 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed July 27, 2002. (401CA)

2. Chinese Pat. Appl. No. 00818422.4 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed July 26, 2002. (401CN)

3. European Pat. Appl. No. 00991398.9 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed May 17, 2002. (401EP)

4. Japanese Pat. Appl. No. 2001-537811 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed May 17, 2002. (401JP)

5. Canadian Pat. Appl. No. 2,444,688 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 17, 2003. (401CCA)

6. Chinese Pat. Appl. No. 02811803.0 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 20, 2003. (401CCN)

7. European Pat. Appl. No. 02731430.1 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed November 19, 2003. (401CEP)

8. Japanese Pat. Appl. No. 2002-584409 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 20, 2003. (401CJP)

9. Canadian Pat. Appl. No. 2,472,232 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 3, 2004. (403CA)

10. Chinese Pat. Appl. No. 03801936.1 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 2, 2004. (403CN)

11. European Pat. Appl. No. 03701220.0 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 3, 2004. (403EP)

12. Japanese Pat. Appl. No. 2003-558944 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 2, 2004. (403JP)

Competition

The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we compete directly with alternative energy and entrenched power-generation and power-storage technologies. In addition, a number of firms throughout the world have established fuel cell development programs, albeit most of them PEM-based. Competitors range from development stage companies to major domestic and international companies, many of which have:

• substantially greater financial, technical, marketing and human resource capabilities;

• established relationships with original equipment manufacturers;

• name-brand recognition; and

• established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

Employees

We currently have approximately 25 employees, including 3 executive officers, 20 persons in research and development and 2 clerical and administrative personnel. In addition, Novellus Systems has supplied us with two full time scientists whose salary and expenses we are responsible for.

(C) Reports to Security Holders

(1) We are not currently required to deliver an annual report to security holders.

(2) Our shares currently trade on the OTC Bulletin Board. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith must file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the SEC’s addresses and at the SEC’s website, each as provided immediately below.

(3) The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The following discussion of our financial condition and results of operations should be read in conjunction with (1) the audited financial statements of Neah Power Washington for the years ended December 31, 2005 and 2004, together with notes thereto included elsewhere in this prospectus and (2) the unaudited quarterly financial statements and notes thereto of the Company for the three and nine months ended September 30, 2006 and 2005 also included elsewhere in this prospectus. The financial statements of Growth Mergers as of December 31, 2005, were included in the Company’s Form 10SB12G/A filed in October 2006.

Unless otherwise obvious from the context, all references in this discussion are to the operations of Neah Power Washington, not Growth Mergers.

Plan of Operation

We are developing a direct methanol micro fuel cell using our patented technology which is based on porous silicon. The fuel cells we have planned and designed are intended to be viable replacements of many types of batteries typically in use today, such as the lithium-ion and lithium-polymer power sources that drive most laptop and notebook computers and many other types of electronic equipment.

Recent trends continue to show the need for better and longer-lasting power solutions to close the “power gap” thus enhancing mobility and productivity.

Based on user demand, mobile electronic companies continue to add features for richer experiences. Notebook PC makers, for example, in recent years have enhanced their products with larger, more vivid color displays, faster processors, larger hard drives, DVD and/or CD drives, as well as multimedia and wireless networking capabilities. Each of these additions requires more power and, taken together, can be a significant drain on the PC’s limited battery capacity.

Users are also more dependent on these mobile devices and using them longer without access to A/C power, compounding the “power gap.” Sales of notebook PCs continue to grow faster than those of the overall PC market, and now represent more than half of all PCs sold. Moreover, with the growth and widespread availability of high-speed wireless connections (Wi-Fi) in corporate offices and public locations, “persistent” computing - constant connectivity to the Internet, email and corporate files - is becoming commonplace, creating additional demands for longer-lasting power.

We believe that our fuel cells, when fully developed, will be capable of bridging the power gap by having more power, a longer life and an instant recharge system using replacement fuel cartridges. In addition, we believe that they will be smaller and lighter than the batteries currently in use.

Having recently achieved stable, high power operation of our silicon-based chemical reactor (also referred to as a “stack”), we are scheduled to assemble a complete working prototype, including all auxiliary subsystem components, for bench-top testing during the second half of 2006.

We have an agreement with MTBSolutions, Inc. (“MTB”), a leader in advanced microelectronic packaging technology, for semiconductor, photonic and MEMS applications. MTB will develop the necessary packaging technology to enable the mass production and shipping of our fuel cells, when fully developed and tested, and shorten the timetable to release a finished product for both the military and commercial markets.

Our operational plan for fiscal year 2007 and 2008 includes several milestones that are set forth in our collaboration agreement with Novellus. These milestones we will accomplish with Novellus are as follows:

1.
Complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product.

We expect this milestone to be completed by March 31, 2007.

2.
Complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military.

We expect this milestone to be completed by September 30, 2007.

3.	Complete the following tasks:

•	Establish a pilot production line to assemble completed fuel cells.

•
Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

•	Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes.

We expect this milestone to be completed by December 31, 2007.

4.	Complete the following tasks:

•
Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; reaching this target would allow us to meet our cost of goods targets in the future.

•	Develop a plan to scale our fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

We expect this milestone to be completed by March 31, 2008.

To achieve these milestones and to develop a marketing program for both the military and commercial markets as well as OEM’s, we will have to raise additional funds of approximately $15 million over the next twelve months.

Overview

We have limited capital resources. Our auditor’s report for our financial statements as at and for the year ended December 31, 2005 contains a “going concern” qualification indicating that our ability to continue as a going concern is substantially in doubt. Our unaudited financial statements as at June 30, 2006 do not alter this assessment. We must, therefore, raise sufficient capital to fund our overhead burden and our continuing research and development efforts going forward.

DISCUSSION AND ANALYSIS

OVERVIEW

We have limited capital resources, expect to continue to sustain substantial losses, and have relied primarily on sales of securities and proceeds from borrowings for operating capital, all of which raise substantial doubt about our ability to continue as a going concern. We must raise sufficient capital to fund our overhead burden and our continuing research and development efforts going forward.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2006 As Compared To Three Months Ended September 30, 2005

We had no revenues in the quarter ended September 30, 2006, compared to revenue from grants of $200,000 in the comparable three month period of 2005. The grant program that generated revenue in 2005 terminated in October 2005. However, we are in the process of finalizing negotiations with the DoD and the ONR for a grant of up to $1.75 million, primarily for expense reimbursement, over approximately a twelve month time frame for a project that would start in late 2006 or early 2007 subject to execution of an agreed contract.

Research and development expenses for the three months ended September 30, 2006 increased by $218,467 or approximately 24%, to $1,129,502 from the $911,035 recorded in the comparable three month period ended September 30, 2005. The increase was primarily due to stock option expense of approximately $190,000 relative to research and development employees in the 2006 period, for which there is no corresponding amount for the three months ended September 30, 2005 as there were no option grants in fiscal 2005 and hence no valuations or expense allocation during that year. In addition, project expenses related to cell and stack design increased by approximately $133,140 due to outsourcing this particular research and development effort to our partners Danfoss A/S, a Danish Company, and MTB, while the cost of Novellus collaboration deceased by $35,539. General and Administrative expenses for the three months ended September 30, 2006 were $892,476, an increase of $550,870 from the $341,606 incurred in the comparable 2005 period. This increase was primarily due to stock option expense of approximately $72,000 relative to general and administrative personnel, warrant expense of $222,000 for the value of the CRA warrants, and an increase of approximately $144,000 in legal and accounting fees; primarily related to the merger, private placement and the registration process, and an increase in special marketing consultant fees of approximately $92,000 primarily in connection with the lobbying and grant application process.

Nine Months Ended September 30, 2006 As Compared To Nine Months Ended September 30, 2005

We had no revenues in the nine months ended September 30, 2006 as compared to revenue from grants of $725,000 in the comparable three month period of 2005. The grant program that generated revenue in 2005 terminated in October 2005. However, we are in the process of finalizing negotiations with the DoD and the ONR for a grant of up to $1.75 million, primarily for expense reimbursement, over approximately a twelve month time frame for a project that would start in late 2006 or early 2007 subject to execution of an agreed contract.

Research and development expenses for the nine months ended September 30, 2006 increased by $668,012 or approximately 26%, to $3,203,093 from the $2,535,081 recorded in the comparable nine month period ended September 30, 2005. The increase was primarily due to stock option expense of $428,823 relative to research and development employees in the 2006 period for which there is no corresponding amount for the nine months ended September 30, 2005 as there were no option grants in fiscal 2005 and hence no valuations or expense allocation during that year, and an increase of $323,911 in project expenses related to cell and stack design due to outsourcing this particular research and development effort to our partners Danfoss A/S, a Danish Company, and MTB.

General and Administrative expenses for the nine months ended September 30, 2006 were $2,182,952, an increase of $1,202,867 from the $980,085 incurred in the comparable 2005 period. This increase was primarily due to stock option expense of approximately $310,000 relative to general and administrative personnel, warrant expense of $222,000 for the value of the CRA warrants, and the inclusion of approximately $125,000 of severance pay and related expenses payable to our former President and CEO, and an increase of approximately $ 327,000 in legal and accounting fees and an increase in special marketing consultant fees of $109,000. Approximately $165,000 of the legal fees were incurred in connection with the reverse merger that closed on March 9, 2006, and the Private Placement that closed on April 27, 2006, for which there was no comparable expense in the prior year’s period.

Liquidity and Capital Resources

As of September 30, 2006, we had cash of $ 59,874 and a Note receivable of $336,477 including interest of $26,477 which was due on or before October 15, 2006. Payments of $200,000 were made through October 23, 2006 and the due date of the balance of $138,990 including interest of $28,990 was amended to November 3, 2006 and all amounts due were paid in full on such date. The amount of cash on hand and the payment to us of the note balance are not are not sufficient to support the current level of operations for the next 12 months and it will be necessary to obtain substantial additional financing. Existing investors loaned us a total of $400,000 in early November 2006 on a term loan basis bearing interest at 10% per annum and with additional consideration being provided by Summit Trading Limited, a major shareholder, in the form of warrants. Our current operating expenses, net of non-cash charges, are approximately $450,000 per month.

We are seeking further immediate financing of $2,000,000 to $5,000,000 in the form of convertible debt and following that intend to raise $10,000,000 to $20,000,000 through the sale of common stock pursuant to a public offering. However, we cannot be certain that any of such financings will be timely obtained on acceptable terms, if at all. If we are unable to obtain, on a timely basis, the additional financing required to meet our cash needs, we will have to reduce or curtail operations which would materially and adversely affect our development efforts, and could ultimately result in the loss of our business, insolvency or bankruptcy.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. Management evaluates our estimates on an ongoing basis, including estimates for Income tax assets and liabilities and the impairment of the value of investments. We base our estimates on historical experience and on actual information and assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect its more significant estimates used in the preparation of its financial statements.

REVENUE RECOGNITION

Revenues consist of grant and contract revenues. Grant revenues are recognized as the related research is conducted. Contract revenues consist of amounts recorded from services provided to a single customer. Revenues earned under such arrangements are recorded as earned either as milestones are achieved or as the services are provided. Upfront payments received under contractual arrangements are recognized as revenue over the service period.

SHARE BASED PAYMENTS

Effective January 1, 2006, the Company adopted SFAS No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period. Compensation cost for awards that vest will not be reversed if the awards expire without being exercised. We estimate the fair value of each stock option grant by using the Black-Scholes option pricing model.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. FAS 158 is effective for financial statements as of December 31, 2006. The Company does not expect any material impact from applying FAS 158.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 is effective for the first interim period follow the first fiscal year ending after November 15, 2006, which, for us, is effective for fiscal 2007 beginning January 1, 2007.  We believe that the adoption of SAB 108 will not have a material impact on our results of operations, cash flows or financial condition.

In June, 2006 the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109”. This Interpretation clarifies, among other things the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition and is effective for fiscal years beginning after December 15, 2006. Earlier application is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period the Interpretation is adopted. Management believes this Statement will have no impact on our financial statements once adopted.

  Beginning with our fiscal year ending December 31, 2007, we will become subject to the requirement to include in our annual report management’s assessment of internal controls over financial reporting. This assessment will require us to document and test our internal control procedures in accordance with Section 404 of the Sarbanes-Oxley act of 2002. Our independent registered public accountants will be required to attest to our assessment of internal controls beginning with our fiscal year ending December 31, 2008.

DESCRIPTION OF PROPERTY

We currently lease approximately 12,000 square feet of office and research and development space located at 22122 20th Avenue S.E., Bothell, Washington, from an unaffiliated party, under a lease requiring the payment of monthly rent of approximately $11,000 and expiring August of 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective March 9, 2006, Growth Mergers, Inc. entered into an Agreement and Plan of Merger, as amended on April 10, 2006. Pursuant to such merger agreement, Growth Acquisitions, Inc., a Washington corporation, a wholly-owned subsidiary of Growth Mergers, Inc., merged with and into Neah Power Washington. Following the merger, Growth Mergers, Inc. changed its corporate name from Growth Mergers, Inc. to Neah Power Systems, Inc. By virtue of this merger, Growth Mergers, Inc. (as Neah Power Systems, Inc.) became the parent corporation of Neah Power Washington.

Prior to its acquisition of Neah Power Washington, Growth Mergers, Inc. effected a 1:100 reverse split of its 24,077,150 then outstanding shares of common stock, and entities controlled by David Moore, Peter Cangany, John Otto and David Otto, the holders of approximately $49,000 of Growth Mergers, Inc.’s then outstanding debt, converted such debt into 5,000,000 shares of common stock. Growth Mergers, Inc. then effected a 2:1 forward stock split, as a result of which an aggregate of 10,481,543 shares of Growth Mergers, Inc. common stock was issued and outstanding immediately prior to the acquisition of Neah Power Washington. The stock splits were effected for the purpose of arriving at a specified capital structure for Growth Mergers, Inc. which was the result of negotiations among the above-referenced principal stockholders of Growth Mergers, Inc. and affiliates of Special Investments Acquisitions Associates, LLC and Summit Trading Ltd. Such stock splits were consummated to effect such desired capital structure of Growth Mergers, Inc. immediately prior to its acquisition of Neah Power Washington and were instrumental in inducing the Growth Mergers, Inc. principal stockholders to contribute $500,000 to the capital of our company as working capital for Neah Power Washington. Such $500,000 capital contribution was a condition to consummation of our acquisition of Neah Power Washington and was used to fund short-term expenses of Neah Power Washington.

Each of the 7,990,457 shares of common stock of Neah Power Washington outstanding was converted into the right to receive 3.2793941 shares of common stock of Growth Mergers, Inc. Pursuant to the merger agreement, Growth Mergers, Inc. issued 26,203,858 shares of its common stock to the former shareholders of Neah Power Washington. In addition, Growth Mergers, Inc. provided for $500,000 of working capital for Neah Power Washington. The merger agreement provides for the membership of our board of directors, permitting Special Investments Acquisitions Associates, LLC and Summit Trading Ltd., two of our significant stockholders, to appoint two directors as of the effective time of the merger and further requiring the addition of two independent directors, both of whom are acceptable to these two stockholders, on or prior to the date our common stock first trades on the OTC Bulletin Board. In addition, the agreement subjects these shareholder as well as the holders of a majority of shares issued to former Neah Power Washington stockholders to a lock-up of their shares for up to 12 months from the effective time of the merger.

Immediately prior to the merger, Growth Mergers, Inc. sold for nominal consideration ($6,500 or $0.001 per share) to two of our significant shareholders, Special Investments Acquisitions Associates, LLC (of which Paul Abramowitz, our President and Chief Executive Officer is a principal) and Summit Trading Ltd., a total of 6,500,000 shares of our Series A Preferred Stock that were convertible into a maximum of 68,130,030 shares of our common stock, less the sum of (a) 6,255,000 shares of our common stock that were or are issuable to other former Neah Power Washington security holders upon conversion of our 8% notes or exercise of certain warrants, and (b) all shares issued in connection with any one or more offerings of equity or equity type securities providing us with aggregate initial gross proceeds of $1,500,000. The 6,255,000 shares consisted of 2,502,000 shares that were issuable on conversion of shareholder loans (at a conversion price of $0.20 per share) and 3,753,000 shares underlying certain warrants issued to former Neah Power Washington security holders. These 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding.

As indicated above, the holders of our Series A Preferred Stock were instrumental in negotiating and arranging for the merger transaction with Neah Power Washington. Paul Abramowitz, our Vice Chairman, Chief Executive Officer and President, is the principal owner of Special Investments Acquisition LLC, and also beneficially owned, through Fairway Venture Capital Group III, approximately 0.4% of the capital stock of Neah Power Washington prior to the merger. On an as-converted basis, the purchasers of the Series A Preferred Stock paid nominal consideration of approximately $.001 per share of underlying common stock. This nominal purchase price and the number of shares issued were based upon negotiations between the management and significant shareholders of Neah Power Washington, on one hand, and the Series A Preferred Stock purchasers, on the other, as consideration for the Series A Preferred Stock purchasers’ role in identifying, negotiating and facilitating the merger and for securing short-term funding for Neah Power Washington to cover its working capital needs at the time of the merger. This consideration consisted of a controlling interest in Growth Mergers, Inc. following the merger. At the time of such negotiations, Neah Power Washington urgently needed this short-term funding as its existing investors had certain contractual impediments to investing additional funds, and its management strongly believed that it needed to complete the merger in order to provide the required liquidity to attract new investors.

As described elsewhere in this prospectus, in April 2006, we sold an aggregate of 4,600,000 shares of our common stock at $0.50 per share to nine investors in a private placement. As a result, all $500,400 of our 8% notes were converted into 2,502,000 shares of our common stock. In addition, all 6,500,000 shares of Series A Preferred Stock issued in March 2006 to Special Investments Acquisitions Associates, LLC (“SIAA”) and Summit Trading Ltd. (“Summit”) were, by their stated terms, converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding. SIAA and Summit are both significant stockholders of our company, and Paul Abramowitz, our President and Chief Executive Officer, is a principal of SIAA. Certain members of Mr. Abramowitz’ family are also members of SIAA.

While all of the outstanding warrants to purchase common stock of Neah Power Washington were cancelled in the Neah Power Washington merger, the holders of our Series A preferred stock agreed to set aside up to 225,000 shares of their shares of common stock in order to satisfy possible claims made by certain Neah Power Washington creditors and other third parties.

Between February 2006 and March 2006, Castile Ventures II-A LP and Castile Ventures II-B LP lent to Neah Power Washington an aggregate of $376,400. In connection with the merger transaction consummated on March 9, 2006 (discussed above), all such loans were exchanged for our 8% convertible notes due June 30, 2007. The holders of the notes were entitled to convert them into shares of our common stock at $0.20 per share at any time. In addition, upon consummation of any equity or equity type financing by our company of $1,500,000 or more, the notes were automatically converted into shares of our common stock at $0.20 per share. In addition, Castile Ventures II-A LP and Castile Ventures II-B LP received warrants to purchase an aggregate of 2,823,000 shares of our common stock at an exercise price of $0.20 per share. Upon completion of our private placement of 4,600,000 shares of common stock at $0.50 per share in April 2006, all of the 8% convertible notes were converted into 2,502,000 shares of our common stock. Roger Walton, a director of our company, is a member of Castile Partners II LLC, the general partner of Castile Ventures II-A LP and Castile Ventures II-B LP. Roger Walton has a 6% equity share in Castile Partners II LLC, the general partner of CVIIA and CVIIB. As general partner, Castile Partners II LLC will receive a 20% carried interest in any proceeds in CVIIA and CVIIB after investors’ capital has been returned, and Mr. Walton will receive a 6% share of any carried interest. Aside from his share of the general partner, Mr. Walton does not have any other pecuniary interest in CVIIA or CVIIB. The four partners of Castile Partners II LLC, including Mr. Walton, exercise equal shared voting and dispositive power with respect to the shares held by CVIIA and CVIIB irrespective of their individual equity interest.

Between February 2006 and March 2006, Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P. (“Frazier”) lent to Neah Power Washington an aggregate of $66,600. In connection with the merger transaction consummated on March 9, 2006 (discussed above), all such loans were exchanged for our 8% convertible notes due June 30, 2007. The holders of the notes were entitled to convert them into shares of our common stock at $0.20 per share at any time. In addition, upon consummation of any equity or equity type financing by our company of $1,500,000 or more, the notes were automatically converted into shares of our common stock at $0.20 per share. In addition, Frazier received warrants to purchase an aggregate of 499,500 shares of our common stock at an exercise price of $0.20 per share. Upon completion of our private placement of 4,600,000 shares of common stock at $0.50 per share in April 2006, all of the 8% convertible notes were converted into 2,502,000 shares of our common stock. Dr. Daniel Rosen, the chairman of our board of directors, holds a beneficial interest in approximately 2.5% of Frazier but is not otherwise affiliated with it.

To the extent that any of our outstanding warrants to purchase 3,753,000 shares of common stock are exercised, the proceeds of such exercise shall be remitted directly to us. However, to the extent that a warrant holder elects a “cashless” exercise of his or its warrants, a lesser number of shares will be delivered to the warrant holder. In a cashless exercise, the warrant holder receives, for no cash payment, a number of exercised shares (at the current market price) based on the difference between the dollar value of such shares at our current market price at the time of exercise and the dollar value of such shares at the $0.20 exercise price. In such event, our company will not receive any proceeds from the exercise of the warrants; however, we would issue fewer shares than 3,753,000.

Paul Abramowitz, our Chief Executive Officer, President and a Director of our company owns approximately one third of the equity of Fairway Venture Capital Group III, a company that owned approximately 1.2% of the capital stock of Neah Power Washington and which received a total of 313,092 shares of our common stock in connection with the merger. Mr. Abramowitz exercises no control over Fairway Venture Capital Group III.

Summit Trading Ltd. is a significant stockholder of our company. Prior to the merger, neither Summit Trading Limited nor any of its affiliates or associates had any involvement or relationship with our Company or Neah Power Washington.

In connection with our April 2006 private placement of 4,600,000 shares at $0.50 per share, an entity controlled by Michael Solomon, one of our directors, that was formed for the benefit of his parents, purchased 70,000 of these shares.

In May 2004, Novellus Systems, Inc. invested $2.5 million in Neah Power Washington and signed a technology collaboration agreement. Effective May 24, 2006, this agreement was renewed and extended to March 9, 2008 and we were added as a party. Under the terms of the renewal agreement, Novellus continues to provide us with key engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. Subject to Novellus’ continued assistance under the collaboration agreement and the technology being jointly developed with Novellus achieving the milestones set forth below, we expect to acquire all significant rights to the technology developed jointly by Novellus and us and to obtain the right to call on Novellus for reasonable technical assistance for a period of seven years. As part of the contract renewal, we have issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011. The milestones have been established and are set forth below, as well as their expected dates of completion. Pursuant to the terms of the extension, all previously outstanding warrants and options to purchase common stock of Neah were cancelled and the $150,000 debt of our subsidiary Neah Power Washington was reaffirmed to be paid on November 30, 2006 with the understanding that we would guarantee such payment.

The milestones to which we have agreed with Novellus under a letter agreement relating to the technology collaboration agreement, as well as their expected dates of completion and the related vesting schedule of the warrant, are as follows:

1. The warrant will vest as to ten percent (10%) of the shares of our common stock when Novellus and we complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product. We expect this milestone to be completed by the first half of 2007.

2. The warrant will vest as to fifteen percent (15%) of the shares of our common when Novellus and we complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military. We expect this milestone to be completed by September 30, 2007.

3. The warrant will vest as to fifty percent (50%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•	Establish a pilot production line to assemble completed fuel cells.

•
Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

•	Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes.

We expect this milestone to be completed by December 31, 2007.

4. The warrant will vest as to twenty-five percent (25%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•
Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; reaching this target would allow us to meet our cost of goods targets in the future.

•	Develop a plan to scale our fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

We expect this milestone to be completed by March 31, 2008.

These four (4) milestones set forth above are each targeted to be completed on or before the date specified in the specified milestone (“Target Date”); however,

•	If the milestone is completed on or before 120 days following the Target Date, there will be no penalty and 100% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 120 days following the Target Date but on or before 210 days following the Target Date, there will be a one-third penalty and only 66.67% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 210 days following the Target Date but on or before 300 days following the Target Date, there will be a two-third penalty and only 33.33% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•	If the milestone is completed after 300 days following the Target Date, there will be a 100% penalty and 0% of the Warrants scheduled to vest under the Milestone will vest in Novellus.

The value of the warrant has been calculated using the Black Scholes method pursuant to FASB Statement of Financial Accounting Standards No. 123(R) at approximately $16,000,000 and will be accounted for ratably as each specific milestone is achieved. Because no milestones have yet been reached, no expense has been recorded for the warrant through December 31, 2006.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

In connection with our entry into the amended technology collaboration agreement with Novellus, we issued an option to purchase 1,000,000 shares of our common stock to Dr. Drewery in connection. The option will vest upon completion of the milestones applicable to the warrant issued to Novellus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol NPWS.

Set forth below are the range of high and low bid quotations for the periods indicated as reported by the Nasdaq Stock Market. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	High	Low
FISCAL 2006
1st Quarter - March 9, 2006 through March 30, 2006	$2.00	$0.40
2nd Quarter - April 1, 2006 through June 30, 2006	$3.70	$0.550
3rd Quarter - July 1, 2006 through September 30, 2006	$1.65	$0.80
4th Quarter - October 1, 2006 through December 31, 2006	$2.05	$0.94

The last sale price of our common stock on January 30, 2007 was $1.25.

As of October 30, 2006, our common stock was held of record by approximately 202 shareholders. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries There are issued and outstanding options to purchase 6,325,500 shares of our common stock and warrants to purchase 8,978,000 shares of our common stock; the warrants to purchase 3,753,000 shares of our common stock are fully vested as are the CRA warrants for 200,000 common shares. The warrant exercisable for the remaining 4,705,000 shares of our common stock will vest according to a timetable based on the completion of certain milestones, the earliest of which is expected to occur by March 31, 2007; please see “Strategic Goals and Relationships” for a description of these milestones and the related expected vesting dates.

Other than approximately 10,000,000 shares of common stock, all of our issued and outstanding shares of common stock are deemed to be restricted stock for purposes of Rule 144 under the Securities Act and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144.

We became a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this registration statement, which occurred as of September 25, 2006. Until such date as shall be ninety (90) days from such date, our stockholders will not be able to avail themselves of Rule 144.

In general, under Rule 144 as currently in effect, a person or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell, within any three month period, a number of shares that does not exceed 1% of the number of then outstanding shares of our Common Stock; provided, that public information about us as required by Rule 144 is available and the seller complies with manner of sale provisions and notice requirements.

Dividends. We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of Neah Power Washington’s business.

Securities Authorized For Issuance Under Equity Compensation Plans

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(A)	(B)	(C)
Equity Compensation Plans Approved by Security Holders of Shares of Common Stock	6,325,500	$0.25	3,410,500
Equity Compensation Plans Not Approved By Security Holders(1)
Total	6,325,500	$0.22	3,410,500

(1)
On March 14, 2006, our Stockholders approved and adopted the Long Term Incentive Compensation Plan (the “Plan”). On March 14, 2006, the board of directors and the compensation committee authorized the issuance of options to purchase an aggregate of 6,589,500 shares of our common stock at an exercise price of $0.20 per share, which was the fair market value of our common stock on such date (with the exception of the 250,000 options issued to Mr. Abramowitz which are exercisable at $0.22 per share, and the additional 250,000 options issued to Mr. Abramowitz which are exercisable at $0.85 per share) to the following groups of persons:

BOARD OF DIRECTORS

Paul Abramowitz	500,000 options
Dr. Daniel Rosen	350,000 options
Michael Solomon	350,000 options
Roger Walton	250,000 options
Leroy Ohlsen	425,000 options

TECHNICAL ADVISORY BOARD

Dr. Wilbert van den Hoek	250,000 options
Dr. Daniel Rosen	250,000 options
Roger Walton	250,000 options

EMPLOYEES AND OTHERS

Dr. John Drewery*	1,000,000 options
Stephen Tallman	400,000 options
Dr. Arthur Homa	450,000 options
David Dorheim	162,500 options
Other Employees	1,952,000 options

*Dr. Drewery received his options for services performed by him in accordance with our agreement with Novellus Systems.
On March 29, 2006, the board of directors and compensation committee agreed that all of Mr. Dorheim’s 162,500 severance options at $0.20 per share would be immediately vested as of such date.

All options granted to the above employees and other consultants under the Plan vest, so long as the optionee continued to render services to us for a period of three years from the date of the grant, in accordance with a vesting schedule contained in the options. The options granted may not be exercised more than seven years after the date of grant.

The Plan is to be administered by the Compensation Committee of the Board of Directors and consists of up to 10,000,000 shares of Common Stock which may be granted in the form of options to our employees, directors, consultants and advisors. The number of options, option price, vesting and exercise schedules and the duration of all options shall all be determined by the Board of Directors at the time of grant; provided, however, that the option price of any options granted under the Plan shall be not less than fair market value at the time of grant. Incentive stock options expire no later than ten years after the date of grant.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid by our company to our president and chief operating officer and any other executive officer receiving in excess of $100,000 per annum for services rendered during the fiscal year ended December 31, 2005, 2004 and 2003.

LONG TERM COMPENSATION

	ANNUAL COMPENSATION		AWARDS		PAYOUTS
Name and Principal Position	Year	Salary(1)	Other Bonus	Annual Compensation	Underlying Options	All Other Compensation
David Dorheim	2005	$250,000
Former President and CEO	2004	$250,000
	2003	$250,000

Arthur Homa	2005	$187,249
	2004	$177,826
	2003	$78,563

Greg Makuch	2005	141,673
	2004	115,805
	2003	115,805

On March 27, 2006, Mr. Dorheim resigned as President and COO of Neah Power Washington. As severance, Mr. Dorheim received options to purchase 162,500 shares of our common stock at $0.20 per share and six months salary payable monthly. Mr. Makuch resigned from Neah Power Washington on November 18, 2005.

Employment Agreements

In April 2006, the board of directors approved an employment agreement for Paul Abramowitz to serve as President and Chief Executive officer of our company and our Neah Power Washington subsidiary on an “at will” basis. Mr. Abramowitz was awarded an annual salary of $275,000, but agreed to defer $150,000 of such amount until our company has received not less than $5,000,000 of financing from either the sale of securities, or in connection with a significant joint venture or strategic alliance. In lieu of payment of his deferred salary, Mr. Abramowitz was granted five year options to purchase 250,000 shares of our common stock at $0.85 per share (the fair market value of our shares at the time of grant); which options vest at the rate of 20,833 shares each month, commencing as of March 27, 2006.

In the event the options are exercised, we will pay the exercise price; Mr. Abramowitz, however, will remain responsible for the payment of taxes incurred in connection with the exercise. Even if vested, such options may not be exercised until Mr. Abramowitz shall become entitled to receive payment of his deferred salary. In the event Mr. Abramowitz becomes entitled to payment of such deferred salary and accepts such payment, all of the 250,000 stock options shall automatically terminate. Under the terms of his agreement, our company reserves the right to terminate Mr. Abramowitz’ employment agreement and any unvested options.

We do not have employment agreements with any of our other executive officers or key employees. However, we require each of our employees to execute confidentiality and non-disclosure agreements with respect to all technical aspects of our business, and to agree to assign to our company all inventions, research and technical data developed by them during the course of their employment.

Compensation Of Directors

Our directors are compensated with stock options from time to time under our Long Term Incentive Compensation Plan.

Stock Option Plan And Stock Options

The Long Term Incentive Compensation Plan (“LTICP”) was adopted by the Board of Directors on March 14, 2006, to be effective on March 14, 2006, and was approved by the stockholders on that same date. The LTICP is to continue for a term of ten years from the date of its adoption. The LTICP seeks to promote the long-term success of our company and our subsidiaries and to provide financial incentives to employees, members of the Board and advisors and consultants of our company and our subsidiaries to strive for long-term creation of stockholder value. The LTICP provides long-term incentives to employees, members of the Board and advisors and consultants of our company and our subsidiaries who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

The Compensation Committee that is currently comprised of three members of our Board of Directors, Messrs. Rosen, Abramowitz and Solomon, administers the LTICP. The Compensation Committee has the authority to make awards, construe and interpret the LTICP and any awards granted thereunder, to establish and amend rules for LTICP administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the LTICP.

The maximum number of shares of our stock that may be issued under the LTICP for awards other than cash awards is 10,000,000 shares. To date, the Committee has awarded stock options for 6,325,500 shares to employees, members of the Board and advisors and consultants of our company and our subsidiaries, and none of these options has as of yet been exercised. If we change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the LTICP, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, may be equitably adjusted by the Committee, in its sole discretion.

The Board of Directors or the Committee may amend, suspend, terminate or reinstate the LTICP from time to time or terminate the LTICP at any time. However, no such action shall reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

On March 14, 2006, the board of directors and the compensation committee authorized the issuance of options to purchase an aggregate of 6,589,500 shares of our common stock at an exercise price of $0.20 per share, which was the fair market value of our common stock on such date (with the exception of the 250,000 options issued to Mr. Abramowitz which are exercisable at $0.22 per share, and the additional 250,000 options issued to Mr. Abramowitz which are exercisable at $0.85 per share). On March 29, 2006, the board of directors and compensation committee agreed that all of Mr. Dorheim’s 162,500 severance options at $0.20 per share would be immediately vested as of such date. Through December 31, 2006 employees that resigned and new employees hired resulted in a net decrease of 264,000 existing stock options for a total of 6,325,500 options outstanding at December 31, 2006 as follows:

BOARD OF DIRECTORS

Paul Abramowitz	500,000 options
Dr. Daniel Rosen	350,000 options
Michael Solomon	350,000 options
Roger Walton	250,000 options
Leroy Ohlsen	425,000 options

TECHNICAL ADVISORY BOARD

Dr. Wilbert van den Hoek	250,000 options
Dr. Daniel Rosen	250,000 options
Roger Walton	250,000 options

EMPLOYEES AND OTHERS

Dr. John Drewery*	1,000,000 options
Stephen Tallman	400,000 options
Dr. Arthur Homa	450,000 options
David Dorheim	162,500 options
other employees	1,688,000 options.

*Dr. Drewery received his options for services performed by him in accordance with our agreement with Novellus Systems.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our articles of incorporation provide that we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Except as specifically disclosed below, the issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The purchaser of the securities in such transactions had adequate access to information about us.

Prior to Growth Mergers, Inc.’s acquisition of Neah Power Washington, certain entities controlled by David Moore, Peter Cangany, John Otto and David Otto holding approximately $49,000 of Growth Mergers, Inc. outstanding debt received 5,000,000 shares of our common stock in exchange for cancellation of these obligations.

In connection with the merger transaction in which we acquired Neah Power Washington, we issued an aggregate of 26,203,858 shares of our common stock to approximately 60 Neah Power Washington stockholders. All of the Neah Power Washington stockholders represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In March 2006, we issued 6,500,000 shares of our Series A convertible preferred stock to Special Investments Acquisitions Associates LLC and Summit Investment Limited. The Series A Preferred Stock was converted into an aggregate of 68,130,030 shares of our common stock, less the sum of (a) 6,255,000 shares of our common stock that are issuable to other former Neah Power Washington security holders upon conversion of our notes or exercise of certain warrants, and (b) all shares of our common stock issued or issuable in connection with the next financing for our company aggregating $1,500,000. In April 2006, all of the Series A preferred stock was converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding. All recipients of the 62,628,030 shares of our common stock issued in connection with the conversion of the Series A preferred stock represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In 2005 and 2006, Neah Power Washington had issued $142,400 of notes to certain of its shareholders and other investors. In connection with the merger transaction, such notes and an additional $358,000 of loans provided by affiliates of Castile Ventures, were exchanged for and evidenced by our 8% convertible notes aggregating $500,400 and warrants entitling the holders to purchase an aggregate of 3,753,000 shares of our common stock at an exercise price of $0.20 per share. In April 2006, all $500,400 of our notes were fully converted at $0.20 per share, into 2,502,000 shares of our common stock. The holders of such notes and warrants represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

On March 14, 2006, we issued options to purchase an aggregate of 6,589,500 shares of our common stock to the following groups of persons:

Board of Directors

Paul Abramowitz	500,000 options
Dr. Daniel Rosen	350,000 options
Michael Solomon	350,000 options
Roger Walton	250,000 options;
Leroy Ohlsen	425,000 options.

Technical Advisory Board

Dr. Wilbert van den Hoek	250,000 options
Dr. Daniel Rosen	250,000 options
Roger Walton	250,000 options

Employees and others

Dr. John Drewery	1,000,000 options
Stephen Tallman	400,000 options
Dr. Arthur Homa	450,000 options
David Dorheim	162,500 options
Other employees	1,952,000 options.

The issuance of these options were considered to be exempt from registration under Section 4(2) of the Securities Act with the exception of the 1,952,000 options issued to the employees, where the exemption relied upon is Rule 701 of the Securities Act. Other employees as of November 30, 2006, have a total of 1,688,000 due to a net decrease of 264,000 options as a result of new hires and resignations.

On March 29, 2006, the board of directors and compensation committee agreed that all of Mr. Dorheim’s 162,500 severance options at $0.20 per share would be immediately vested as of such date.

All optionees other than the employees represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In April 2006, we sold to 9 investors in a private placement an aggregate of 4,600,000 shares of our common stock a price of $0.50 per share. As indicated elsewhere in this prospectus, one of our directors purchased, for cash, 70,000 of these shares. In connection with such sales, we received $800,000 in cash and $1,500,000 was paid by delivery of a $1,500,000 6% promissory note which was subsequently amended to a 12% promissory note. All amounts of principle and interest were paid in full in various amounts between June 28, 2006 and November 3, 2006. All investors represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

As part of the extension of the collaboration agreement with Novellus, in May 2006 we issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011.

As described earlier in this prospectus, in December 2006, we entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. In connection with such financing, we issued the buyers of the notes an aggregate of 500,000 shares of common stock. We also issued to Palladium Captial Advisors, LLC a five year warrant to purchase up to 81,579 additional shares of our common stock at $1.33 per share.

The milestones have been established and are set forth, as well as their expected dates of completion, elsewhere in this prospectus. Novellus has agreed under the extension agreement to the termination of all of its previously outstanding warrants and options to purchase Neah Power Washington common stock. Novellus represented in writing that it acquired the securities for its own account, is able to bear the economic risk of holding the shares issuable upon exercise of the warrant and has had the opportunity to obtain any information it has deemed necessary for it to evaluate an investment in our company. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

NEAH POWER SYSTEMS, INC.
Condensed Consolidated Balance Sheet
September 30, 2006
(Unaudited)

Assets

Current assets:
Cash	$59,874
Note receivable	336,477
Prepaid expenses	27,960

Total current assets	424,311

Property and Equipment, net	530,525

Total assets	$954,836

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$1,269,233
Accrued expenses	49,124
Equipment loan payable	69,519
Note payable	75,000
Deferred revenue	189,500
Total current liabilities	1,652,376

Commitments and Contingencies

Total liabilities	1,652,376

Commitments and Contingencies

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $0.001 par value,
25,000,000 shares authorized, none issued and outstanding	--
Common stock; $0.001 par value; 500,000,000 authorized,
106,415,431 issued and 102,662,431 outstanding	106,415
Additional paid-in-capital	26,141,030
Accumulated deficit	(26,944,985)
Treasury shares (3,753,000)	--
Total stockholders’ equity (deficit)	(697,540)
Total Liabilities and Stockholders’
Equity (deficit)	$954,836

See accompanying notes to the condensed consolidated financial statements.

NEAH POWER SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue
Grant revenue	$--	$200,000	$--	$725,000

Total revenues	--	200,000	--	725,000
Operating expenses:

Research and development	1,129,502	911,035	3,203,093	2,535,081
General and administrative	892,476	341,606	2,182,952	980,085
Total operating expenses	2,021,978	1,252,641	5,386,045	3,515,166

Loss from operations	(2,021,978)	(1,052,641)	(5,386,045)	(2,790,166)

Other income (expense)
Interest income, net	24,900	5,018	19,056	12,460
Loss on sale of equipment	--	--	--	(2,067)
Total other income (expense)	24,900	5,018	19,056	10,393

Net Loss	$(1,997,078)	$(1,047,623)	$(5,366,989)	$(2,779,773)

Per share data:

Loss per common share
basic and diluted	$(0.02)	$(0.04)	$(0.08)	$(0.11)
Weighted average common shares
outstanding - basic and diluted	102,662,431	26,203,858	70,567,398	26,203,858

See accompanying notes to the condensed consolidated financial statements.

NEAH POWER SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine months ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(5,366,989)	$(2,779,773)
Adjustments to reconcile net loss to net cash
used in provided by operating activities:
Depreciation and amortization	303,547	280,078
Stock option compensation	738,823	--
Warrant compensation	222,000	--
Loss on sale of equipment	--	2,067
Changes in operating assets and liabilities
Prepaid expenses and deposits	(18,285)	28,076
Interest receivable	(26,477)	--
Accounts payable	908,402	(55,652)
Accrued expenses	(53,433)	(31,011)
Net cash flows from operating activities	(3,292,412)	(2,556,215)
Cash flows used in investing activities:
Purchase of property and equipment	(2,990)	(54,269)
Sales of short-term investments	103,200	1,707,486
Cash acquired in merger	506,500	--
Net cash flows from investing activities	606,710	1,653,217
Cash flows from financing activities:
Proceeds from sale of Series A Preferred stock	--	19,173
Cash Proceeds from sale of securities in Private Placement	800,000	--
Collection on Note receivable from sale of securities in
Private Placement	1,190,000	--
Proceeds from Bridge financing	500,400
Proceeds from Notes payable	75,000	--
Proceeds from sale of equipment	--	1,400
Proceeds from equipment loan	--	93,273
Payments on equipment loan	(147,166)	(163,834)
Other	15,527	19
Net cash flows from financing activities	2,433,761	(49,969)

Net change in cash	(251,941)	(952,967)

Cash, beginning of period	311,815	2,481,103
Cash, end of period	$59,874	$1,528,136

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$--	$--
Cash paid for interest	$--	$--

Non-cash financing activities
Note receivable from sale of securities Private
Placement	$1,500,000
Commission payable on Private Placement	$160,000
Value of warrants to be issued as additional compensation
	$159,000

See accompanying notes to the condensed consolidated financial statements.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Neah Power Systems, Inc. was incorporated in Nevada on February 1, 2001 under the name Growth Mergers, Inc. (“GMI”) which since 2003 has had no substantive business operations and was a shell company. GMI changed its name to Neah Power Systems, Inc. (“NPS”) upon consummation of the Agreement and Plan of Merger discussed below.

Neah Power Systems, Inc. which is located in Bothell, WA (“NPSWA”) was incorporated in the State of Washington on June 6, 1999. NPSWA is in the business of developing miniature fuel cells to be used as power sources in laptop computers, cell phones, personal digital assistants and other portable electronic devices. If development efforts are successful, management believes that these fuel cells will greatly enhance the utility of mobile devices and applications by extending their useful operating time as a result of the fuel cells’ comparatively greater ability to generate power. NPSWA has devoted significant time to raising capital and product development and testing (both companies are at times collectively referred to as the “Company”).

NPSWA is also in the business of performing research (under grant and contract programs) related to its business development activities discussed in the preceding paragraph.

On March 9, 2006, NPSWA entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GMI, then a Nevada shell corporation, Growth Acquisition Corp. (“GAC”), a Washington corporation formed solely for purposes of entering into the Merger Agreement with NPSWA and GMI; Summit Trading Limited (“STL”), a British Virgin Islands corporation, and Special Investments Acquisition Associates LLC (“SIAA”), a Delaware limited liability company. The Merger Agreement was further amended on April 12, 2006. By virtue of this merger (the “Merger”), GMI became the parent corporation of NPSWA and owns 100% of its capital stock.

In January and February 2006, certain of the stockholders of NPSWA made unsecured 8% demand loans to NPSWA aggregating $142,400.

In February 2006, NPSWA converted all of its shares of Series A and Series B Preferred Stock to Common Stock and amended its Articles of Incorporation to eliminate such classes of Preferred Stock and to create a new series of preferred stock known as Series A-1 Preferred Stock with 11,000,000 shares authorized and none issued. New Common shares were then issued for the old Common shares in the ratio of one (1) new share for ten (10) old shares. Upon completion of this reverse stock split, 7,990,457 shares of NPSWA’s Common Stock were issued and outstanding.

Prior to consummation of its acquisition of NPSWA, a total of 10,481,543 shares of common stock of GMI, now NPS, were issued and outstanding.

Under the terms of the Merger Agreement the 7,990,457 outstanding shares of common stock of NPSWA were converted into 26,203,858 shares of common stock of NPS and all outstanding NPSWA stock options and warrants were cancelled. In addition, NPS contributed $500,000 to the working capital of NPSWA.

In March 2006, prior to the Merger, certain stockholders of NPSWA provided additional loans of $358,000. In connection with the Merger, such loans, together with the $142,400 of other stockholder loans referred to above, were exchanged for a total of $500,400 of 8% convertible notes of NPS that were convertible into common stock of NPS at $0.20 per share, and would automatically be converted into 2,502,000 shares of common stock at such time as additional financing of not less than $1,500,000 was provided to NPS and upon the closing of the private placement on April 27, 2006, the notes were converted. In addition, holders of the notes received five-year warrants to purchase an aggregate of 3,753,000 shares of common stock of NPS, at an exercise price of $0.20 per share. Immediately prior to the Merger, GMI sold to two entities, for an aggregate of $6,500, shares of GMI Series A Preferred Stock that were convertible into 58,875,030 shares of NPS common stock (exclusive of an additional 3,753,000 shares set aside as treasury shares for delivery upon exercise of the warrants), and were automatically convertible into such common stock if NPS or NPSWA completed an equity or equity type financing for an additional $1,500,000. Paul Abramowitz, the President and Chief Executive Officer of the Company and members of his family had a beneficial interest in approximately 50% of these shares upon their issuance. In addition, Mr. Abramowitz was an indirect former stockholder of NPSWA and received, on a pro rata basis, an additional 93,927 shares of NPS common stock in the Merger. The Series A Preferred Stock was automatically converted effective with the closing of the Private Placement on April 27, 2006.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, all 6,500,000 shares of Series A Preferred Stock issued in March 2006 to Special Investments Acquisitions Associates, LLC (“SIAA”) and Summit Trading Ltd. (“Summit”) were, by their stated terms, converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and held as treasury shares for issuance upon exercise of the above mentioned warrants. As SIAA and Summit agreed to contribute these shares at the time of the Merger, they are deemed to have contributed preferred shares equivalent to 3,753,000 common shares as of the March 9, 2006 date of the Merger. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding.

To the extent that a warrant holder elects a “cashless” exercise of his or its warrants, a lesser number of these shares will be delivered to the warrant holder. In a cashless exercise, the warrant holder receives, for no cash payment, a number of shares (at the current market price) based on the difference between the dollar value of such shares at our current market price at the time of exercise and $0.20, the dollar value of the exercise price of such shares. In such event, the Company will not receive any proceeds from the exercise of the warrants. Because the shares to be issued upon warrant exercise(s) will come, by agreement, from previously issued shares now held as treasury shares, as and when the warrants are exercised, the warrants and the shares into which they can be exercised have no cost to the Company and have therefore not been valued.

In connection with the Merger, Novellus, a shareholder of NPSWA, agreed to cancel warrants of NPSWA it held and the Company agreed to pay, by November 30, 2006, approximately $150,000 owed to Novellus for services. In addition, as discussed in Note 9, the Company and Novellus have re-negotiated the final terms of a new collaboration agreement and 4,705,000 new warrants to purchase shares of common stock of NPS were issued to Novellus on May 26, 2006 exercisable at $0.001 per share.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

As described in Note 14, in February 2006, NPSWA converted all of its shares of Series A and Series B Preferred Stock to Common Stock and NPSWA’s Articles of Incorporation were amended to eliminate such classes of Preferred Shares. New Common shares were then issued for the old common shares in the ratio of one (1) new share for ten (10) old shares. Net loss per common share and shares outstanding in the Statements of Operations, the number of shares reflected in Shareholders’ Equity and, where applicable within the context of these Notes to the Financial Statements, all share, per share, warrant, and option amounts in these Notes have been restated to reflect this reverse stock split. As further described in Note 14, on March 9, 2006 NPSWA merged with a subsidiary of GMI.

A summary of the significant accounting policies consistently applied in the preparation of the NPS financial statements follows.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are defined as liquid investments with a maturity of 90 days or less when purchased and consist of cash and money market funds. The Company periodically maintains cash and cash equivalent balances with financial institutions that exceed the federally insured limits.

SHORT-TERM INVESTMENTS

Short-term investments are comprised of debt securities, all classified as available for sale, which are carried at their fair value based upon quoted market prices with unrealized gains or losses recorded in accumulated comprehensive income and classified as equity. There were no significant realized or unrealized gains or losses relating to these debt securities.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVENUE RECOGNITION

Revenues consist of grant and contract revenues. Grant revenues are recognized as the related research is conducted. Contract revenues consist of amounts recorded from services provided to a single customer. Revenues earned under such arrangements are recorded as earned either as milestones are achieved or as the services are provided. Upfront payments received under contractual arrangements are recognized as revenue over the service period.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, short-term investments, accounts payable, accrued expenses, a note receivable and equipment loans. The fair value of all financial instruments approximates the recorded value based on the short-term nature of these financial instruments or the current rate generally offered for similar instruments.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation expense is charged to operations over the estimated useful service period of assets using the straight-line method. The estimated useful lives of property and equipment range from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or term of the lease.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Management does not believe that any of the Company’s long-lived assets were impaired as of September 30, 2006.

INCOME TAXES

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefits to be derived from net operating loss carryforwards measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the nature of the Merger and the resulting greater than 50% change in control, the use of any existing NOL carry-forwards will be severely limited.

STOCK-BASED EMPLOYEE COMPENSATION

As more fully described in Note 8, Stock Option Plan, NPSWA had a stock option plan which was cancelled along with all other outstanding options thereunder upon consummation of the Merger on March 9, 2006. On March 14, 2006 the Board of Directors adopted The Long Term Incentive Compensation Plan and 6,589,500 options were approved by the Compensation Committee and granted to certain employees, officers and directors of the Company as well as to members of the Technical Advisory Board, the former President of NPSWA and certain consultants to the Company.

The Company’s Stock Option Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No.123 (revised 2004) Share-Based Payment (“FAS 123(R)”), which replaces FAS 123, Accounting for Stock Based Compensation, and supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations. To calculate compensation expense recognized under FAS 123 (R), the Company used the Black-Scholes minimum value option-pricing model with the following weighted average assumptions for options granted during the nine months ended September 30, 2006.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Risk-free interest rate	4.7%
Expected dividend yield	0.0%
Volatility	122.0%
Expected life, years	10
Weighted average Black-Scholes value of post-split
options granted	$0.19

Stock compensation expense of approximately $262,000 and $738,823 has been determined in accordance with FAS 123(R) for the three and nine months ended September 30, 2006 respectively.

LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share is computed by dividing net loss by the total of weighted average number of common shares and potential common shares outstanding during the period. In these financial statements, shares issuable upon conversion of preferred stock to common stock, unexercised stock options, and unexercised warrants are antidilutive because of net losses and, as such, their effect has not been included in the calculation of basic or diluted net loss per post-split common share.

Basic weighted average common shares outstanding and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, are as follows for the three and nine months ended September 30, 2006.

	Three Months	Nine Months
Basic weighted average common shares outstanding	102,662,431	70,567,398

Potentially dilutive securities excluded from loss per
share computations:
Unexercised warrants to purchase common stock	8,978,000	8,978,000
Unexercised common stock options	6,589,500	6,589,500

Total	118,229,931	86,134,898

UNAUDITED INTERIM FINANCIAL STATEMENTS

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 2006 and its results of operations and cash flows for the nine months ended September 30, 2006 and 2005. Pursuant to the rules and regulations of the SEC, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Audited Financial Statements and the other information included in the Form 10-SB filed with the SEC on October 31, 2006.

The results of the Company’s operations for the three and nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the full year ending December 31, 2006.

USE OF ESTIMATES

In preparing financial statements conforming with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2006, the SEC announced that the compliance date for non-accelerated filers pursuant to Section 404 of the Sarbanes-Oxley Act had been extended.  Under the latest extension, a company that is not required to file its annual and quarterly reports on an accelerated basis must begin to comply with the internal control over financial reporting requirements for its first fiscal year ending on or after July 15, 2008, which, for us, is effective for fiscal 2008 beginning January 1, 2008.  This is a one-year extension from the previously established July 15, 2007 compliance date established in September 2005.  The SEC similarly extended the compliance date for these companies relating to requirements regarding evaluation of internal control over financial reporting and management certification requirements.  We are currently evaluating the impact of Section 404 of the Sarbanes-Oxley Act on our results of operations, cash flows or financial condition.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES-AN INTERPRETATION OF FASB STATEMENT NO. 109.” This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in Statement of Financial Accounting Standards (SFAS) No. 109, “ACCOUNTING FOR INCOME TAXES.” FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on their financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. FAS 158 is effective for financial statements as of December 31, 2006. The Company does not expect any material impact from applying FAS 158.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 is effective for the first interim period following the first fiscal year ending after November 15, 2006, which, for us, is effective for fiscal 2007 beginning January 1, 2007.  We believe that the adoption of SAB 108 will not have a material impact on our results of operations, cash flows or financial condition.

NOTE 2. GOING CONCERN

The Company’s financial statements are prepared consistent with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the financial statements, the Company has sustained substantial losses and has relied primarily on sales of securities and proceeds from borrowings for operating capital, which raise substantial doubt about its ability to continue as a going concern.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is developing a direct methanol micro fuel cell using its patented technology which is based on porous silicon. The fuel cells the Company has planned and designed are intended to be viable replacements of many types of batteries typically in use today, such as the lithium-ion and lithium-polymer power sources that drive most laptop and notebook computers and other electronic equipment.

The Company believes that its fuel cells, when fully developed, will be capable of bridging the power gap by having more power, a longer life and an instant recharge system using replacement fuel cartridges. In addition, the Company believes that they will be smaller and lighter than the batteries currently in use.

Having recently achieved stable, high power operation of our silicon-based chemical reactor, the Company is scheduled to assemble a complete working prototype, including all subsystem components, for bench-top testing in the first quarter of 2007. In order to do so, additional financing will be required.

To meet its immediate cash needs, the Company intends to raise approximately $2.0 to $5.0 million as promptly as possible, and thereafter seek to raise between $15.0 million and $20.0 million over the next twelve months in order to expand operations and convert the preliminary prototype into a self-contained, portable prototype to be used to sample various U.S. military organizations and other potential OEMs. There can be no assurance that the Company will be successful in raising this capital on a timely basis, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the development program and business prospects and, depending upon the shortfall, the Company may have to curtail its operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2006 consists of the following:

Lab equipment	$1,317,165
Leasehold improvements	579,641
Computer equipment and software	134,721
Office furniture and equipment	56,000
2,087,527
Less accumulated depreciation and amortization	1,557,002
$530,525

 NOTE 4. ACCRUED EXPENSES

Accrued expenses at September 30, 2006 consist of the following:

Vacation pay	$13,425
Payroll and payroll taxes	35,699
$49,124

NOTE 5. CONVERTIBLE DEBT (BRIDGE LOAN)

In January and February 2006, certain stockholders of NPSWA made unsecured 8% demand convertible loans to NPSWA aggregating $142,400.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2006, prior to the Merger, certain other stockholders of NPSWA provided for additional loans of $358,000. In connection with the Merger, such loans, together totaling $500,400, were exchanged for 8% convertible notes issued by NPS and convertible into common stock of NPS at $0.20 per share, and would automatically convert into 2,502,000 shares of common stock of NPS at such time as additional financing of not less than $1,500,000 was provided to NPS and such loans were, therefore, converted into 2,502,000 common shares upon the consummation of the Private Placement on April 27, 2006. In addition, holders of the notes received five-year warrants to purchase an aggregate of 3,753,000 shares of common stock of NPS at an exercise price of $0.20 per share. A corresponding number of shares were returned to the Company by SLA and SIAA and have been recorded as treasury shares at no cost. As the shares to be issued upon exercise of these warrants were returned to the Company by SLA and SIAA shareholders there is no cost to the Company for such warrants and no valuation is required.

NOTE 6. EQUIPMENT LOAN PAYABLE

During 2002, NPSWA entered into an equipment loan and security agreement with a lending institution (80%) and a bank (20%). Total proceeds received for financing equipment were $1,103,486. The equipment loan required 33 equal monthly principal and interest payments of $33,681 plus a final payment of $66,209 and is collateralized by the financed equipment. Loan advances bear interest at a stated rate of 6.99% per annum, and 10.44% per annum after amortization of debt-issuance costs using the effective interest method. The loans were scheduled to mature on October 31, 2005, but in May 2005, NPSWA and the bank agreed to extend such due date by refinancing the loans wherein the maturity date was amended to November 2006 in order to ease cash flow requirements. In addition, on the same date, NPSWA financed additional equipment in the amount of $150,000 which amount is payable monthly through April 2007. All three loans were made under the terms of one document. Total monthly payments were therefore significantly reduced for the 18 month period ending November 2006 and the 24 month period ending April 2007, while raising additional proceeds of $150,000 which were used for working capital.

In connection with the equipment loan, NPSWA issued warrants to purchase shares of Series B Convertible Preferred Stock. The warrants were to expire in 2012, but, as described in Note 1, they were cancelled and terminated on March 9, 2006. NPSWA allocated $56,667 of the proceeds received from the equipment loan to the detachable warrants based on their fair value at the date of the issuance. The fair value was determined using the Black-Scholes option pricing model using the following assumptions: volatility rate of 100%; an expected life of ten years; no dividend yield; and risk-free interest rate of 3.91%. The discount related to the detachable warrants was amortized using the straight-line method over the original term of the equipment loan payable. The remaining balance of $ 69,519 is all due within one year.

NOTE 7. STOCKHOLDERS’ EQUITY

As described in Note 14, in February 2006, all shares of NPSWA’s Convertible Preferred Series A and B Stock were converted into common stock, after which one (1) new share of common stock was issued for each ten (10) old shares of common stock in a reverse stock split. As further described in Note 1, on March 9, 2006, NPSWA merged with a subsidiary of GMI. By virtue of the Merger, GMI became the parent corporation of NPSWA and presently owns 100% of its capital stock. Following the Merger, GMI changed its corporate name to Neah Power Systems, Inc. (“NPS”). The Series A-1 Preferred Stock was cancelled effective upon the merger date. Under the terms of the Merger Agreement the 7,990,457 outstanding shares of common stock of NPSWA were converted into 26,203,858 shares of common stock of NPS and on March 9, 2006, all outstanding NPSWA stock options and warrants were cancelled. In addition, NPS contributed $500,000 to the working capital of NPSWA.

Under the terms of the Merger Agreement the 7,990,457 outstanding shares of common stock of NPSWA were converted into 26,203,858 shares of common stock of NPS and on March 9, 2006, all outstanding NPSWA stock options and warrants were cancelled. In addition, NPS contributed $500,000 to the working capital of NPSWA.

Immediately preceding the Merger, there were 10,481,543 shares of GMI common stock outstanding, and 6,500,000 shares of GMI Convertible Preferred Stock Series A outstanding that were convertible into 58,875,030 shares of GMI common stock upon a financing of no less than $1,500,000.

Effective April 27, 2006 Summit and SIAA returned 3,753,000 shares of NPS common stock to the Company to provide sufficient shares to be used for warrant exercises by the prior Bridge Loan Note Holders if and when they occur. Such shares were recorded as treasury shares at no cost.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common stock was outstanding and reserved at September 30, 2006, as follows:

Common shares outstanding	102,662,431

Exercise of outstanding stock options	6,589,500
Exercise of outstanding common stock warrants	8,978,000
118,229,931

NOTE 8. STOCK OPTION PLAN

The Long Term Incentive Compensation Plan (“LTICP”) was adopted by the Board of Directors on March 14, 2006, to be effective on March 14, 2006, and was approved by the stockholders on that same date. The LTICP is to continue for a term of ten years from the date of its adoption. The LTICP seeks to promote the long-term success of the Company and to provide financial incentives to employees, members of the Board as well as advisors and consultants to the Company to strive for long-term creation of stockholder value. The LTICP provides long-term incentives to employees, members of the Board and advisors and consultants of the Company who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

The Compensation Committee that is currently comprised of three members of our Board of Directors, Messrs. Rosen, Abramowitz and Solomon, administers the LTICP. The Compensation Committee has the authority to grant awards, construe and interpret the LTICP and any awards granted thereunder, to establish and amend rules for LTICP administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the LTICP.

The maximum number of shares of Company common stock that may be issued under the LTICP for awards other than cash awards is 10,000,000 shares. If the Company changes the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the LTICP, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefore, if any, may be equitably adjusted by the Committee, in its sole discretion. All options are exercisable for ten years from the date of grant. Options generally vest over three years.

The Board of Directors or the Committee may amend, suspend, terminate or reinstate the LTICP from time to time or terminate the LTICP at any time. However, no such action shall reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

Options to purchase 6,089,500 common shares at $0.20 per share were granted when the LTICP was adopted, including 162,500 common shares to NPSWA’s former President. At the same time, options to purchase an additional 250,000 common shares at $0.22 per share and another 250,000 common shares at $0.85 per share were granted to the Company’s President and CEO. On March 29, 2006, the board of directors agreed that all of the 162,500 options that were granted to NPSWA’s former President would be immediately vested as of such date. From May through September 2006, options to purchase 48,000 common shares at prices ranging from $1.15 to $2.98 per share were granted to four employees and five other employees resigned, forfeiting options to purchase 305,000 common shares.

The following table summarizes stock option activity, during the nine months ended September 30, 2006:

Inception of plan was effective on March 14, 2006	Options	Weighted Average
	Outstanding	Exercise Price

Granted	6,637,500	$0.24
Forfeiture	(305,000)
Exercised
Outstanding at September 30, 2006	6,332,500	$0.24

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value of the options granted during the nine months ended September 30, 2006 was $1,152,291, of which $738,823 was recognized as stock option compensation expense during the period. At September 30, 2006 the weighted average remaining contractual lives of outstanding options was 9.50 years.

In October and November 2006, options to purchase 18,000 common shares at $0.98 and $1.30 per share were granted to two employees and another employee resigned, forfeiting options to purchase 25,000 common shares. At the present time, there are options to purchase 6,325,500 common shares outstanding.

NOTE 9. WARRANTS

As discussed in Note 1, on May 26, 2006, pursuant to an extension of the collaboration agreement with Novellus dated May 24, 2006, the Company issued a warrant to Novellus to acquire up to 4,705,000 shares of Company common stock at an exercise price of $0.001 per share. Vesting of the warrant shares will occur upon certain milestones being achieved by Novellus and NPS and each milestone has a specific number of warrant shares assigned thereto. The milestones are as follows and the warrant is exercisable in whole or in part through April 30, 2011.

1.  Ten (10) percent of the Warrants granted to Novellus shall vest when Novellus and Neah complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product. This milestone is targeted for the end of the first half of 2007.

2.  Fifteen (15) percent of the Warrants shall vest when Novellus and Neah complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military. This milestone is targeted for the end of Q3, 2007.

3.  Fifty (50) percent of the Warrants shall vest when Novellus and Neah complete all of the following tasks:

o	Establish a pilot production line to assemble completed fuel cells.

o
Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

o	Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes. This milestone is targeted for the end of Q4, 2007.

4.	Twenty-five (25) percent of the Warrants shall vest when Novellus and Neah complete all of the following tasks:

o
Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; this target allows Neah to meet its cost of goods targets in future.

o	Develop a plan to scale Neah’s fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

This milestone is targeted for the first quarter of 2008.

These four (4) Milestones set forth above are each targeted to be completed on or before the date specified in the specified Milestone (“Target Date”); however,

o	If the Milestone is completed on or before 120 days following the Target Date, there will be no penalty and 100% of the Warrants scheduled to vest under the Milestone will vest in Novellus;

o
If the Milestone is completed after 120 days following the Target Date but on or before 210 days following the Target Date, there will be a one-third penalty and only 66.67% of the Warrants scheduled to vest under the Milestone will vest in Novellus;

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o
If the Milestone is completed after 210 days following the Target Date but on or before 300 days following the Target Date, there will be a two-third penalty and only 33.33% of the Warrants scheduled to vest under the Milestone will vest in Novellus;

o	If the Milestone is completed after 300 days following the Target Date, there will be a 100% penalty and 0% of the Warrants scheduled to vest under the Milestone will vest in Novellus;

The value of the warrant has been calculated using the Black Scholes method pursuant to FAS 123(R) at approximately $16,000,000 and will be accounted for ratably as each specific milestone is achieved. Because no milestones were reached during the periods, there has not been any expense recorded for the three or nine months ended September 30, 2006.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

As discussed in Note 1, in conjunction with the automatic conversion of the $500,400 of 8% Convertible Notes on April 27, 2006, the Company issued warrants to the note-holders to acquire up to 3,753,000 shares of Company common stock at $0.20 per share. Any shares issued pursuant to exercise of these warrants are to be obtained from the treasury shares contributed by the Company’s two principal stockholders for such purpose. Therefore no valuation is required for these warrants as they have no cost to the Company.

As discussed in Note 11, the Company granted 200,000 four year warrants to CRA to purchase NPS common shares at $0.85 per share. These warrants became exercisable in August 2006, have been valued at $222,000 and were expensed in the quarter ended September 30, 2006.

NOTE 10. INCOME TAXES

The Company accounts for income taxes on the liability method as provided by Statement of Financial Accounting Standards 109, Accounting for Income Taxes. Significant components of the deferred tax assets and liabilities as at September 30, 2006 are approximately as follows:
Deferred tax asset (liability):

Net operating loss carryforward	$9,905,000
Stock and warrant compensation	739,000
Research and development credit	780,000
Accrued vacation	13,000
Tax depreciation over book	(82,000)
11,355,000
Valuation allowance	(11,355,000)
$--

The Company has established a valuation allowance of $11,355,000 as of September 30, 2006, due to the uncertainty of future realization of the net deferred tax assets. At September 30, 2006, the Company had a net operating loss carryforwards for federal income tax purposes of approximately $25,312,000 and research and development credit carryforwards of approximately $780,000 available to offset future income that expire in 2021. Utilization of the carryforwards are dependent on future taxable income and will be further limited due to the more than 50% change in control in NPSWA’s ownership, pursuant to the merger with NPS, as defined by the Internal Revenue Code Section 382.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SIGNIFICANT AGREEMENTS

GRANT AWARD

In 2003, NPSWA received approval for funding under an NIST cooperative agreement. The cooperative agreement or award covers a two year period for a total amount of $2,000,000 in federal funds, of which $1,000,000 was available through September 30, 2004, and the remainder was available through September 30, 2005. NPSWA received reimbursement by the NIST for 40.64% and 39.19% of direct program expenditures in Fiscal Year 2005 and 2004, respectively. The agreement with the NIST is a cost-sharing contract as defined in the AICPA Audit Guide, “Federal Government Contractors”. While the Company receives reimbursement from the NIST for some of its costs, the research the Company is performing under the contract is not specifically for the NIST and supports products intended for both the federal government and non-governmental customers. As a result, the Company reports revenues from this contract gross, as a principal, rather than net, as an agent. For the three and nine months ended September 30, 2006 no reimbursements were received and for the three and nine months ended September 30, 2005, the Company received reimbursements totaling $200,000 and $725,000 respectively.

DEVELOPMENT AGREEMENT

In December 2003, the Company entered into a development agreement with a customer to develop proof-of-concept fuel cell power source prototypes (phase I) and, if successful and elected by the buyer, the development of fuel cell power sources (phase II). Under the terms of the agreement, the Company is to receive $344,000 and up $1,402,000 for the services in phase I and II, respectively. The Company recognized $154,500 for the completion of phase I in 2004. In addition, at December 31, 2005 and 2004, $189,500 was deferred for phase I services until the related services are rendered and the milestone is reached. Management anticipates that this will occur prior to the end of the 2006 Fiscal Year.

RENEWAL OF NOVELLUS COLLABORATION AGREEMENT

In connection with the Merger, Novellus, a shareholder of NPSWA, agreed to cancel warrants of NPSWA it held and the Company agreed to pay by November 30, 2006, approximately $150,000 owed to Novellus for services. In addition, as discussed in Note 9, on May 24, 2006, NPS, NPSWA and Novellus negotiated the final terms of a new collaboration agreement and on May 26, 2006 NPS issued 4,705,000 new warrants to Novellus that are exercisable at $0.001 per share through April 30, 2011 and will vest in varying percentages upon four (4) certain milestones being reached over the course of the next the three to eighteen months.

CRYSTAL RESEARCH AGREEMENT

On April 7, 2006, NPS signed a contract with Crystal Research Associates (“CRA”) whereby CRA agreed to produce an Executive Informational Overview (the “EIO”) which would be a detailed report consisting of 40 to 60 pages augmented with extensive market perspective written by CRA. Additionally, CRA agreed to write four (4) quarterly updates approximating 8 to 12 pages each to be based upon NPS news announcements, focus and product development. All such reports are to be submitted to management for approval prior to being printed and issued. Approximately 4,500 copies of each would be printed for distribution.

The cost of the initial EIO, with up to two (2) full revisions, and the four (4) updates is $35,000 plus 200,000 four year warrants to purchase NPS common stock at $0.85 per share. The entire cash payment has been made of which 50% was expensed in the quarter ended June 30, 2006 and 50% was expensed in the quarter ending September 30, 2006. The warrants vested in August after the initial reports, including the revisions, were delivered and accepted by the company. The warrants have been valued at $222,000 and the expense was recorded during the third quarter ending September 30, 2006. CRA will also be reimbursed for reasonable travel and incidental expenses incurred relative to gathering data for the reports.

MARKETING CONSULTING AGREEMENTS

During April 2006, the Company signed a marketing consulting agreement with Apex Strategies, Inc. for public sector opportunities such as State, municipal and local governments at a fee of $5,000 monthly for one year with automatic renewal if not previously terminated.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also signed a one year extension, retroactive to February 15, 2006 and ending August 14, 2007, to a similar agreement with McBee Strategic Consulting for representation and marketing by Mr. Steve McBee, a lobbyist, who works to obtain entry to Federal Government opportunities. The fee under this agreement was $15,000 monthly through August 15, 2006 and then, subject to our agreement, was to increase to $18,000 monthly through February 14, 2007. As of November 14, 2006, we have not agreed to raise the fee.

DANFOSS

In June 2006, the Company signed a Consultancy Agreement with Danfoss A/S, a Danish Company, (“Danfoss”), regarding cooperation between the parties within the field of fluid control and disposable fluid cartridge technology for portable fuel cells that will be produced by the Company with the assistance and cooperation of Danfoss. Estimated costs of Danfoss services are anticipated to approximate $280,000 over the course of the next 12 to 18 months. Danfoss also agreed to grant a license the Company so that any specific Danfoss technology or software can be used by the Company and that technology that is developed jointly will be owned by the Company and that the Company would pay a royalty of 3% of the sales value of certain products and technology.

MTBSOLUTIONS, INC.

On May 4, 2006, the Company signed a contract with MTBSolutions, Inc. (“MTB”) a leader in advanced microelectronic packaging technology for semiconductor, photonic and MEMS applications. The Company intends that MTB will develop the necessary packaging technology to enable the mass production and shipping of its fuel cells, when fully developed and tested, and shorten the timetable to release a finished product for both the military and commercial markets.

Employment Agreement

The Company entered into an employment contract with its Chief Executive Officer, Paul Abramowitz, in March 2006. The contract calls for an annual salary of $270,000 plus the usual and customary executive benefits. Mr. Abramowitz has agreed to defer $150,000 of the annual salary until the Company raises a minimum of $5,000,000. Mr. Abramowitz can then either receive the deferred amount or convert it to options that vest at 1/12 per month, effective March 2006, and are exercisable at $0.85 per share. If Mr. Abramowitz elects to convert to the options, the Company will pay the exercise price of $0.85 per share for all such options then exercised and Mr. Abramowitz will be responsible for any taxes due. The contract is terminable by either party at any time.

NOTE 12. COMMITMENTS AND CONTINGENCIES

The Company leases its corporate headquarters and laboratory facilities under a non-cancelable operating lease which expires in August 2007 and also leases laboratory facilities on a month-to-month basis. Rent expense is recognized on a straight-line basis over the periods in which benefit from the property is derived.

As of September 30, 2006, future minimum rental and related payments required under operating leases are approximately $120,000.

Rental expense was $47,900 for the three months ended September 30, 2006 and 2005 and $143,700 for the nine months ended September 30, 2006 and 2005.

The Company is currently disputing an invoice from the Company’s former counsel Hodgson Russ LLP for $200,000 in legal fees in connection with the preparation of the Form 10 that the Company filed with the Securities and Exchange Commission. The Company believes that there was an agreement for a cap of $60,000 on legal filings in connection with this filing. While a claim has been threatened, it has not been filed to date.

On December 5, 2006, the Company’s former placement agent filed an action against the Company and the Company’s CEO in the Los Angeles Superior Court entitled Burt Martin Arnold Securities, Inc. v. Neah Power Systems, Inc., et al., Case No. YC 054 295, for breach of contract, misrepresentation and related claims arising from the Company’s March 21, 2006 engagement letter in which the Company agreed to pay a commission up to $160,000 plus warrants in connection with the Company’s private placement. BMA seeks general damages up to $2 million. On January 5, 2007, the Company removed the case to the United States District Court for the Central District of California, Case No. CV 07-00183 ABC (SHx). The Company believes that BMA failed to perform under the agreement and that the case is substantially without merit, and the Company intends to vigorously defend the action.

NOTE 13. RELATED PARTY TRANSACTIONS

As discussed in Note 1, in connection with the Merger, Novellus, a shareholder of NPSWA, agreed to cancel warrants of NPSWA it held and the Company agreed to pay, by November 30, 2006, approximately $150,000 owed to Novellus for services. In addition, as discussed in Note 9, the Company and Novellus re-negotiated the final terms of a new collaboration agreement on May 24, 2006 and 4,705,000 new warrants to purchase shares of common stock of NPS were issued to Novellus on May 26, 2006 exercisable at $0.001 per share. Vesting of such warrants is subject to certain milestones being achieved over the course of the next 3 to 18 months as described in Note 9.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Novellus can currently exercise its warrants, but under such circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone and Novellus could only recover the exercise price it had paid for the repurchased stock.

NOTE 14. MERGER TRANSACTION WITH GMI

In February 2006, NPSWA converted all of its shares of Series A and Series B Preferred Stock to Common Stock and amended its Articles of Incorporation to eliminate such classes of Preferred Stock and to create a new series of preferred stock known as Series

A-1 Preferred Stock with 11,000,000 shares authorized. New Common shares were then issued for the old Common shares in the ratio of one (1) new share for ten (10) old shares. Upon completion of this reverse stock split, 7,990,457 shares of the NPSWA’s Common Stock were issued and outstanding. No Series A-1 Preferred shares have been issued.

On March 9, 2006, NPSWA entered into an Agreement and Plan of Merger (“the Merger Agreement”) with GMI, a Nevada shell corporation, Growth Acquisition Corp. (“GAC”), a Washington corporation, Summit Trading Limited (“STL”), a British Virgin Islands corporation, and Special Investments Acquisition Associates LLC (“SIAA”), a Delaware limited liability company. The Merger Agreement was further amended on April 12, 2006. By virtue of this merger, GMI became the parent corporation of NPSWA and owns 100% of its capital stock. Following the merger, GMI changed its corporate name to Neah Power Systems, Inc. (“NPS”).

Prior to the merger, GMI was an inactive shell corporation and had engaged in no substantive business operations since 2003. Prior to consummation of its acquisition of NPSWA, a total of 10,481,543 shares of common stock of GMI were issued and outstanding.

Under the terms of the merger the 7,990,457 outstanding Common shares of NPSWA were converted into 26,203,858 shares of common stock of NPS and all outstanding NPSWA stock options and warrants were cancelled. In addition, NPS contributed $500,000 to the working capital of NPSWA.

In January and February 2006, certain of the stockholders of NPSWA made unsecured 8% demand loans to NPSWA aggregating $142,400.

In March 2006 certain security holders of NPSWA provided for additional loans totaling $358,000. In connection with the merger, such loans, together with the $142,400 of other stockholders loans referred to above, were exchanged for a total of $500,400 of 8% convertible notes of NPS that were convertible into common stock of NPS at $0.20 per share, and would automatically convert into 2,502,000 shares of common stock at such time as additional financing of not less than $1,500,000 was provided to the NPSWA. Such financing occurred on April 27, 2006 with the closing of the Private Placement. In addition, holders of the notes received five-year warrants to purchase an aggregate of 3,753,000 shares of common stock of NPS, at an exercise price of $0.20 per share. As discussed in Note 1, these warrants have no cost to the Company and therefore have not been valued.

Immediately prior to the Merger, GMI sold to two entities, for an aggregate of $6,500, shares of GMI Series A Preferred Stock that were convertible into 58,875,030 shares of NPS common stock (exclusive of an additional 3,753,000 shares set aside as treasury shares for delivery upon the exercise of warrants as described in Note 9) and were automatically convertible into such common stock if NPS or NPSWA completed an equity or equity type financing for an additional $1,500,000.

The President and Chief Executive Officer of the Company, Paul Abramowitz, and members of his family had a beneficial interest in approximately 50% of these shares upon their issuance. In addition, members of the Abramowitz family were indirect former stockholders of NPSWA and received, on a pro rata basis, an additional 93,927 shares of NPS common stock in the Merger. The Series A Preferred Stock was automatically converted effective with the closing of the Private Placement on April 27, 2006.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The conversion value of the common stock into which the convertible loan payable of $500,400 was converted, was set at $0.20 per share by the board of directors of the Company on March 14, 2006, the date the conversion was executed. Such conversion price was determined to be the fair market value on that date.

The private placement offering price of $0.50 per share was determined by the board of directors after discussions amongst themselves, a review of the immediate need for funds in order to continue the business, the existing circumstances and prospects and consultation with certain advisors.

The number of common shares of NPS into which the NPS Convertible Preferred Series A stock would convert was determined by negotiation amongst all the parties and a determination of percentage participation that each group would have and taking into account the surrounding circumstances of GMI and NPSWA.

The series A and B convertible preferred stock of NPSWA had conversion rights from the original issue date and on each date when subsequently issued. As part of the merger with GMI, all Preferred Shareholders were required to convert into common stock in order that the number of shares of NPSWA to be exchanged for NPS shares would be a specific number subsequent to the one for ten reverse split. The transaction was structured as a reverse merger and as described in Section 10.516 of the SEC Accounting Interpretations publication, such a transaction is to be accounted for as a recapitalization of the accounting acquirer. Thus the historical entity’s stockholders’ equity, that of NPSWA, has been restated. A summary of the entries to record the merger follows (in thousands of dollars):

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	GMI - (Neah Power - Nevada)				Neah - (Neah Power - Washington)
	@				@						Consol.
	Merger	Merger		Post-	Merger	Merger		Post-	Consol.		-Post-
	Date	Adj.		merger	Date	Adj.		merger	Adj		merger
ASSETS:

Assets	$506.5			$506.5	$1,189.4			$1,189.4	($500.0)	(4)	$1,195.9

Investment in
NPS-Nev				0.0		506.5	(3)	506.5	(506.5)	(5)	0.0

TOTAL ASSETS	$506.5	$0.0		$506.5	$1,189.4	$506.5		$1,695.9	($1,006.5)		$1,195.9

LIABILITIES AND SHAREHOLDERS’
EQUITY:

LIABILITIES	$0.0			$0.0	$1,972.4			$1,972.4	($500.0)	(4)	$1,472.4

SHAREHOLDERS’ EQUITY:
GMI:

Preferred Stock	6.5			6.5							6.5

Common Stock	10.5	26.2	(1)	36.7							36.7

APIC	75.8	(26.2)	(1)	49.6					(49.6)	(5)	0.0

Retained
Earnings
(Accum.
Deficit)	413.8			413.8					(413.8)	(5)	0.0

Neah:
Preferred Stock -
Series A					0.0	6.5	(3)	6.5	(6.5)	(5)	0.0

Common Stock					19,251.8	(19,225.6)	(2)	36.7	(36.7)	(5)	0.0

						10.5	(3)				0.0

APIC					3,124.3	19,225.6	(2)	22,839.4			22,839.4

						489.5	(3)				0.0

Retained Earnings
(Accum. Deficit)					(23,159.2)			(23,159.2)			(23,159.2)

TOTAL
SHAREHOLDERS’
EQUITY:	506.5	0.0		506.5	(783.1)	506.5		(276.6)	(506.5)		(276.6)

TOTAL
LIABILITIES
AND
SHAREHOLDERS’
EQUITY:	$506.5	$0.0		$506.5	$1,189.4	$506.5		$1,695.9	($1,006.5)		$1,195.9

Footnotes:

1. Record acquisition of Neah Power - Washington by Growth Mergers (Neah Power - Nevada). The offsetting debit to the credit to Growth Mergers Common Stock is to Additional Paid-In Capital rather than to an Investment account because the subsidiary (Neah Power - Washington) will be treated as if it were the acquirer.

2. Recapitalize Neah Power - Washington Common Stock so that the number of shares issued and par value is the same as Growth Mergers (Neah Power - Nevada) (36,685,392 shares at $0.001 per share).

3. Record the book value of the net assets of Growth Mergers (Neah Power - Nevada) on the books of Neah Power - Washington as if Neah Power - Washington were the acquirer.

NEAH POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Eliminate intercompany advance.

5. Eliminate Neah Power - Washington’s investment in Neah Power - Nevada.

NOTE 15. PRIVATE PLACEMENT

On April 27, 2006, the $500,000 minimum / $2,500,000 Maximum Private Placement was closed with total gross proceeds of $2,300,000 received from the sale of 4,600,000 NPS common shares at $0.50 per share. Total cash proceeds were $800,000 of which a certain purchaser paid $500,000 in cash and tendered a $1,500,000 Promissory Note due $750,000 on May 27, 2006 and $750,000 on June 28, 2006. Subsequently, the payment terms of such notes were amended to allow for various due dates for various amounts through November 3, 2006, and full payment of $1,500,000 principle and $28,990 interest had been received by that date.

All investors in this private placement represented in writing that they are accredited investors, as defined, and that they acquired such securities for their own account. A legend was placed on each certificate stating that the securities have not been registered under the Securities Act and can not be sold or otherwise transferred without an effective registration statement covering such shares or on the availability of an exemption from the registration requirements of the Securities Act.

NOTE 16. SUBSEQUENT EVENTS

The Company is indebted to various affiliates of the Company in the aggregate amount of $400,000, consisting of (1) an October 20, 2006 loan for $200,000 from Castile Ventures II-A, L.P. and Castile Ventures II-B, L.P., (2) an October 26, 2006 loan for $100,000 from Joseph A. Eisenberg, guaranteed by Paul Abramowitz, and (3) an October 1, 2006 loan for $100,000 from Investor Resource Services, Inc.

On December 27 and 29, 2006, the Company entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. The notes are secured by a Stock Interest and Pledge Agreement for all the shares of the Company’s wholly-owned subsidiary Neah Power Systems, Inc., a Washington corporation, which also executed a Security Interest Agreement granting the buyers of the notes a security interest in substantially all of its assets including pending and issued patents. Early repayment would be triggered by debt or equity financing in excess of a total of $2 million. In addition, the Company’s president and largest stockholder Summit Trading Ltd. pledged an aggregate of 3 million shares of the Company’s common stock to further secure the debt. Palladium Capital Advisors LLC served as exclusive Placement Agent on the transaction.

In connection with the issuance of the 6% Secured Promissory Notes due May 26, 2007 described above, the Company also issued an aggregate of 500,000 shares of the Company’s common stock to the buyers of the notes in December 2006.

The Company is currently offering $10,000,000 in shares of common stock to the public through a firm commitment underwriting. In connection with such offering, certain shareholders of the Company are offering an additional 7,683,579 shares of common stock of the Company, including shares underlying notes and warrants. The Company will not receive any of the proceeds from the sale of shares by these selling shareholders.

NEAH POWER SYSTEMS, INC.

FINANCIAL REPORT

DECEMBER 31, 2005

CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	75

FINANCIAL STATEMENTS

BALANCE SHEETS	76
STATEMENTS OF OPERATIONS	77
STATEMENTS OF SHAREHOLDERS’ EQUITY	78
STATEMENTS OF CASH FLOWS	79
NOTES TO FINANCIAL STATEMENTS	80 - 89

[GRAPHIC OMITTED]
PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	TEL 206.382.7777 O FAX 206.382.7700
610 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Neah Power Systems, Inc.
Bothell, Washington

We have audited the accompanying balance sheets of Neah Power Systems, Inc. (“the Company”) as of December 31, 2005 and 2004, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring losses and has liabilities in excess of current assets. This situation raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC
Seattle, Washington April 12, 2006

NEAH POWER SYSTEMS, INC.

BALANCE SHEETS
December 31, 2005 and 2004

ASSETS	2005	2004
Current Assets
Cash and cash equivalents	$311,815	$2,481,103
Short-term investments	103,200	1,711,775
Prepaid expenses	9,675	23,068
Total current assets	424,690	4,215,946
Property and Equipment, net	831,081	1,132,808
Deposits	-	13,566
Total assets	$1,255,771	$5,362,320
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Equipment loan, current portion	$186,846	$332,877
Accounts payable	176,831	170,710
Accrued expenses	102,557	142,000
Deferred revenue	189,500	189,500
Total current liabilities	655,734	835,087
Equipment Loan, less current portion	29,840	-
Total liabilities	685,574	835,087
Shareholders’ Equity (shares restated to reflect reverse stock split)
Preferred stock - authorized 8,795,384 shares, no par value
Series A convertible preferred stock - designated
799,750 shares; liquidation value of $1,363,871	1,208,281	1,189,105
Series B convertible preferred stock - designated
7,995,634 shares; liquidation value of $18,095,259	17,744,588	17,744,588
Common stock - no par value, authorized 12,300,000 shares	298,902	298,502
Additional paid-in capital	2,913,245	2,905,110
Accumulated deficit	(21,594,819)	(17,610,072)
Total shareholders’ equity	570,197	4,527,233
Total liabilities and shareholders’ equity	$1,255,771	$5,362,320

NEAH POWER SYSTEMS, INC.

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenues
Grant revenue	$780,000	$1,055,887
Contract revenue	-	154,500
Total revenues	780,000	1,210,387
Operating expenses
Research and development	3,475,740	4,445,228
General and administrative	1,302,398	1,434,123
Total operating expenses	4,778,138	5,879,351
Loss from operations	(3,998,138)	(4,668,964)
Other income (expense)
Interest expense	(46,043)	(1,726,271)
Other income	59,434	41,311
Total other income (expense)	13,391	(1,684,960)
NET LOSS	$(3,984,747)	$(6,353,924)
Basic and diluted net loss per post-split common share	$(4.48)	$(7.15)
Weighted average basic and diluted post-split shares outstanding	888,629	888,447

NEAH POWER SYSTEMS, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2005 and 2004
(Shares restated to reflect reverse stock split)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, January 1, 2004	575,473	$1,189,105	2,178,934	$5,973,312	888,432	$298,169	$1,939,905	$(11,256,148)	$(1,855,657)

Issuance of Series B Convertible preferred stock for cash at $0.278 per pre-split share in April and August 2004, net of issuance costs of $266,546	-	-	2,820,144	7,573,453	-	-	-	-	7,573,453

In connection with convertible promissory notes payable; granted warrants to purchase shares of Series B Convertible preferred stock at $0.278 per pre-split share and beneficial conversion feature	-	-	-	-	-	-	958,160	-	958,160

Issuance of Series B Convertible preferred stock, upon conversion of notes payable and accrued interest at $0.278 per pre-split share	-	-	1,510,008	4,197,823	-	-	-	-	4,197,823

Exercise of stock options and warrants	-	-	-	-	30	333	-	-	333

Stock options issued to consultant for services	-	-	-	-	-	-	45	-	45

Stock warrants issued to non-employee for development services	-	-	-	-	-	-	7,000	-	7,000

Net loss for the year ended December 31, 2004	-	-	-	-	-	-	-	(6,353,924)	(6,353,924)

Balances at December 31, 2004	575,473	1,189,105	6,509,086	17,744,588	888,462	298,502	2,905,110	(17,610,072)	4,527,233

Exercise of stock options and warrants	7,976	19,176	-	-	333	400	-	-	19,576

Stock options issued to consultant and Board member for services	-	-	-	-	-	-	8,135	-	8,135

Net loss for the year ended December 31, 2005	-	-	-	-	-	-	-	(3,984,747)	(3,984,747)

Balances at December 31, 2005	583,449	$1,208,281	6,509,086	$17,744,588	888,795	$298,902	$2,913,245	$(21,594,819)	$570,197

NEAH POWER SYSTEMS, INC.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash Flows from Operating Activities
Net loss	$(3,984,747)	$(6,353,924)
Adjustments to reconcile net loss to
net cash flows from operating activities
Non-cash interest expense	-	1,669,711
Depreciation and amortization	382,151	397,694
Warrants and options issued in exchange for services	8,135	7,045
Changes in operating assets and liabilities
Prepaid expenses and deposits	13,393	(2,387)
Accounts payable	6,121	(57,434)
Accrued expenses	(39,443)	37,346
Deferred revenue	-	36,500
Net cash flows from operating activities	(3,614,390)	(4,265,449)
Cash Flows from Investing Activities
Purchases of short-term investments	(103,200)	(3,687,840)
Sales of short-term investments	1,711,775	1,976,065
Purchase of property and equipment	(80,424)	(57,987)
Deposits	13,566	26,680
Net cash flows from investing activities	1,541,717	(1,743,082)
Cash Flows from Financing Activities
Proceeds from exercise of stock options and warrants	19,576	333
Proceeds from issuance of convertible debt	-	1,000,000
Payments on equipment loan	(116,191)	(349,541)
Proceeds from issuance of Series B Convertible Preferred stock, net	-	7,632,307
Net cash flows from financing activities	(96,615)	8,283,099
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,169,288)	2,274,568
Cash and Cash Equivalents, beginning of period	2,481,103	206,535
Cash and Cash Equivalents, end of period	$311,815	$2,481,103
Non-cash Investing and Financing Activities
Warrants issued in conjunction with convertible debt	$-	$958,160
Conversion of promissory notes and accrued interest to
preferred stock	$-	$4,197,823

NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Neah Power Systems, Inc. (“the Company”) was incorporated in the State of Washington on June 6, 1999. The Company is in the business of developing miniature fuel cells to be used as power sources in laptop computers, cell phones, personal digital assistants and other portable electronic devices. If development efforts are successful, management believes that these fuel cells will enable mobile devices and applications that are infeasible today and will provide increased power and allow users to extend the useful operating time of their portable devices. The Company has devoted significant time to raising capital and production development and testing.

The Company is also in the business of performing research (under grant and contract programs) related to its business development activities discussed in the preceding paragraph.

As described in Note 14, Subsequent Events, in February 2006, the Company converted all of its shares of Series A and Series B Preferred Stock to Common Stock and the Company’s Articles of Incorporation were amended to eliminate such classes of Preferred Shares. New Common shares were then issued for the old Common shares in the ratio of one (1) new share for ten (10) old shares. Net loss per common share and shares outstanding in the Statements of Operations, the number of shares in the Statements of Shareholders’ Equity and, where applicable within the context of these Notes to the Financial Statements, all share, per share, warrant, and option amounts in these Notes have been restated to reflect this reverse stock split. As further described in Note 14, in March 2006 the Company merged with another company.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are defined as liquid investments with a maturity of 90 days or less when purchased and consist of cash and money market funds. The Company periodically maintains cash and cash equivalent balances with financial institutions that exceed the federally insured limits.

SHORT-TERM INVESTMENTS

Short-term investments are comprised of debt securities, all classified as available for sale, which are carried at their fair value based upon quoted market prices with unrealized gains or losses recorded in accumulated comprehensive income and classified as equity. There were no significant realized or unrealized gains or losses relating to these debt securities.

REVENUE RECOGNITION

Revenues consist of grant and contract revenues. Grant revenues in 2005 and 2004 consist of amounts earned under a research grant awarded by the National Institute of Standards and Technology (“NIST”). Grant revenues are recognized as the related research is conducted. Contract revenues consist of amounts recorded from services provided to a single customer. Revenues earned under such arrangements are recorded as earned either as milestones are achieved or as the services are provided. Upfront payments received under contractual arrangements are recognized as revenue over the service period.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, short-term investments, accounts payable and equipment loans. The fair value of all financial instruments approximates the recorded value based on the short-term nature of these financial instruments or the current rate offered to the Company for similar instruments.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation expense is charged to operations over the estimated useful service period of assets using the straight-line method. The estimated useful lives of property and equipment range from three to five years. Leasehold improvements are amortized over the shorter of their useful lives or term of the lease.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company’s management does not believe that any of the Company’s long-lived assets were impaired as of December 31, 2005.

INCOME TAXES

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefits to be derived from net operating loss carryforwards measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

STOCK-BASED EMPLOYEE COMPENSATION

As more fully described in Note 8, Stock Option Plan, the Company had a stock option plan under which it could issue qualified stock options to employees and nonqualified stock options to anyone. As described in Note 14, Subsequent Events, in March 2006, the Company merged with another company and the stock option plan and all outstanding options were cancelled.

For qualified stock options, the Company applied the intrinsic value method prescribed in APB Opinion 25 (APB 25), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Generally, under APB 25, stock compensation expense for employees is measured as the excess, if any, of the fair value of the common stock at the date of grant over the stock option exercise price. The Company recognized no employee stock compensation expense in 2005 and 2004 since all employee options issued in those periods had exercise prices equal to or in excess of the fair value of the underlying common stock.

To estimate compensation expense that would have been recognized under Financial Accounting Standards Board (FASB) Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company used the Black-Scholes minimum value option-pricing model with the following weighted average assumptions for options granted during the years ended December 31:

	2005	2004
Risk-free interest rate	4.3%	3.9% to 6.2%
Expected dividend yield	0.0%	0.0%
Volatility	0.0%	0.0%
Expected life, years	10	10
Weighted average Black-Scholes value of post-split
options granted	$0.41	$0.40

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of Statement No. 123:

	Years Ended December 31,
	2005	2004
Net loss, as reported	$(3,984,747)	$(6,353,924)
Add: Total stock-based employee compensation expense determined under fair value based method for awards granted	(42,180)	(49,128)
Proforma net loss	$(4,026,927)	$(6,403,052)

Stock compensation expense for nonqualified options of $8,100 and $2,200 for 2005 and 2004, respectively, has been determined in accordance with FASB Statement No. 123 and the FASB’s Emerging Issues Task Force (EITF), consensus in Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair values of options granted to non-employees were periodically remeasured as the underlying options vested and were based on the Black-Scholes option pricing model with the following assumption for options granted during the years ended December 31:

	2005	2004
Risk-free interest rate	4.3%	4.0%
Expected dividend yield	0.0%	0.0%
Volatility	0.0%	64.2%
Expected life, years	10	10

LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share is computed by dividing net loss by the total of weighted average number of common shares and potential common shares outstanding during the period. In these financial statements, shares issuable upon conversion of preferred stock to common stock, unexercised stock options, and unexercised warrants are antidilutive because of net losses and, as such, their effect has not been included in the calculation of basic or diluted net loss per post-split common share.

Basic weighted average common shares outstanding and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, restated to reflect the February 2006 reverse stock split, are as follows for years ended December 31:

	2005	2004
Basic weighted average common shares outstanding	888,795	888,462

Potentially dilutive securities excluded from loss per share computations:

Series A convertible preferred stock	583,449	575,473
Series B convertible preferred stock	6,509,086	6,509,086
Unexercised warrants to purchase:
Series A convertible preferred stock	91,420	224,278
Series B, or a subsequent class of, convertible preferred stock	939,148	936,548
Common stock	181,878	181,878
Unexercised common stock options	645,412	686,515
Total	8,950,393	9,113,778

USE OF ESTIMATES

In preparing financial statements conforming with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTE 2. GOING CONCERN

The Company’s financial statements are prepared consistent with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying financial statements, the Company has sustained substantial losses and has relied primarily on sales of stock and proceeds from borrowings for operating capital.

As discussed in Note 14, Subsequent Events, in March 2006, the Company became a wholly-owned subsidiary and sole operations of Growth Mergers, Inc. (“GMI”), a Nevada shell corporation. Following the merger, GMI changed its corporate name to Neah Power Systems, Inc. (“NPS”). GMI is currently negotiating, and expects to close in the near future, a private placement of its Common Stock. It expects to net approximately $2 million from this placement, which management expects would fund the Company’s operations into the third quarter of 2006. Additional funding of another $2 million is being sought for late in the third quarter of 2006. In the fourth quarter of 2006 NPS intends to seek permanent financing of $5 to $15 million. There is no assurance, however, that these financings will be timely obtained on acceptable terms, if at all.

If NPS is unable to close the initial private placement discussed above, or if NPS is unable to obtain, on a timely basis, the additional financing required to meet the Company’s cash needs, the Company will have to reduce or curtail operations, which would materially and adversely affect its development efforts, and could ultimately result in the loss of its business, insolvency, and even bankruptcy.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2005	2004
Lab equipment	$1,279,666	$1,239,070
Leasehold improvements	579,641	579,640
Computer equipment and software	169,230	132,436
Office furniture and equipment	56,000	56,000
	2,084,537	2,007,146
Less accumulated depreciation and amortization	1,253,456	874,338
	$831,081	$1,132,808

NOTE 4. ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2005	2004
Vacation	$48,657	$62,102
Payroll and payroll taxes	53,900	67,898
Other	-	12,000
	$102,557	$142,000

NOTE 5. CONVERTIBLE DEBT

In a series of transactions during 2004 and 2003, the Company issued convertible debt totaling $3,999,999 that was convertible into the shares issued in the Company’s next round of preferred stock financing. The notes accrued interest at a rate of 8% per annum. In April 2004, these notes and accrued interest were converted into Series B Convertible Preferred Stock.

In connection with the convertible debt, the Company was obligated to issue a variable number of warrants to purchase shares of the next round of preferred stock. The number of warrants to be issued was dependent upon the timing of the closing of the next round of financing in relation to issuance of the convertible debt. Upon the April 2004 closing of the Series B Convertible Preferred Stock financing, the Company issued 8,496,692 pre-split warrants to purchase Series B Convertible Preferred Stock. The warrants were to expire June 2008 through January 2009, but, as described in Note 14, Subsequent Events, were cancelled and terminated in March 2006. The Company allocated $2,036,722 of the proceeds received from the convertible debt to the detachable warrants, and the convertible debt’s beneficial conversion feature, based on their fair value at the date the Company was obligated to issue the respective warrants. The fair value was determined using the Black-Scholes option pricing model using the following assumptions: volatility rate of 64.2%; an expected life of five years; no dividend yield; and risk-free interest rate of 3.63%. The discount related to the detachable warrants and the beneficial conversion feature was amortized using the effective interest method over the term of the convertible debt.

During 2004, the Company recorded $1,550,818 of interest expense related to the amortization of the discounts and related to the beneficial conversion feature.

In connection with convertible debt issued in 2001 that was converted to Series B Preferred Stock in 2002, the Company issued warrants to purchase 643,966 pre-split shares of Series B Convertible Preferred Stock. These warrants were to expire October 2006 through December 2006, but, as described in Note 14, Subsequent Events, were cancelled and terminated in March 2006.

NOTE 6. EQUIPMENT LOAN PAYABLE

During 2002, the Company entered into an equipment loan and security agreement with a lending institution and a bank. Total proceeds received for financing equipment was $1,103,486. The equipment loan requires 33 monthly principal and interest payments of $33,681 plus a final payment equal to $66,209 and is collateralized by the financed equipment. Loan advances bear interest at a stated rate of 6.99% per annum, and 10.44% per annum after amortization of debt-issuance costs using the effective interest method. The loan was scheduled to mature October 31, 2005, but, prior to maturity, the term was extended to April 2007.

In connection with the equipment loan, the Company issued warrants to purchase 224,820 pre-split shares of Series B Convertible Preferred Stock. The warrants were to expire in 2012, but, as described in Note 14, Subsequent Events, they were cancelled and terminated in March 2006. The Company allocated $56,667 of the proceeds received from the equipment loan to the detachable warrants based on their fair value at the date of the issuance. The fair value was determined using the Black-Scholes option pricing model using the following assumptions:

volatility rate of 100%; an expected life of ten years; no dividend yield; and risk-free interest rate of 3.91%. The discount related to the detachable warrants is being amortized using the straight-line method over the term of the equipment loan payable. The Company recorded interest expense of $15,741 and $18,889 in 2005 and 2004, respectively, on amortization of this discount.

The equipment loan payable is summarized as follows:

	2005	2004
Loan principal outstanding	$216,686	$348,618
Unamortized discount	-	(15,741)
	216,686	332,877
Less current maturities	186,846	332,877
	$29,840	$-

NOTE 7. STOCKHOLDERS’ EQUITY

As described in Note 14, Subsequent Events, in February 2006, all shares of the Company’s Preferred Stock were converted into common stock, after which one (1) new share of common stock was issued for each ten (10) old shares of common stock in a reverse stock split. As further described in Note 14, in March 2006, the Company merged with another company and all outstanding warrants of the Company were cancelled and terminated.

Prior to the stock split and merger, the Company’s authorized and issued capital stock was as follows:

• Preferred - authorized 87,953,843 shares, with 7,997,508 shares designated as Series A Convertible and 79,956,335 shares designated as Series B Convertible. Of the Series B shares, 4,500,000 shares were further designated as non-voting, of which 2,206,233 had been issued.

• Common - authorized 123,000,000 shares, of which 4,500,000 shares designated as non-voting, with none issued.

The convertible Preferred stock had the following pre-split and pre-merger terms at December 31, 2005:

CONVERSION - Each share of Series A and Series B preferred stock is convertible at the option of the holder into one share of common stock. The conversion price is the original purchase price of each respective series of preferred shares purchased by the holder, subject to certain adjustments. Each share of convertible preferred stock is convertible into one share of common stock.

Each share of preferred stock will automatically be converted into shares of common stock upon the earlier of (i) the closing of a firm commitment for an underwritten public offering for common stock with an offering price of not less than $1.40 per pre-split share and an aggregate offering price to the public of not less than $25,000,000, or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of preferred stock voting together as a single class.

LIQUIDATION - In the event of liquidation, the holders of preferred stock will be entitled to receive an amount equal to $0.237 and $0.278 per pre-split share of Series A and Series B preferred stock held, plus declared but unpaid dividends. These distributions will be made prior to any distributions to holders of the Company’s common stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of preferred stock are insufficient to permit the payment of the total preferential amounts, the entire assets and funds of the Company legally available for distribution will be shared ratably among the preferred stock holders. Upon the completion of the preferential distributions, the remaining assets of the Company shall be distributed among the holders of preferred and common stock on an as-converted to common stock basis.

DIVIDEND PROVISIONS - The holders of preferred stock are entitled to receive dividends, when and as declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on common stock, at the rate of $0.01896 and $0.0224 per annum per pre-split share on each outstanding share of Series A and Series B preferred stock, respectively. Dividends are not cumulative and do not accrue to the preferred stock holders unless declared by the Board of Directors. The Company has not declared or paid any dividends.

VOTING RIGHTS - Each holder of Series A and B voting preferred stock shall have right to one vote for each pre-split share of common stock into which such preferred stock is convertible. Non-voting shares have no right to vote on any matters, including the election of members of the Board of Directors.

REDEMPTION - Preferred stock is not redeemable.

COMMON STOCK AND SHARES RESERVED - Common stock was reserved for the following purposes at December 31, 2005:

	Pre-split	Post-split
Conversion of preferred stock, Series A, including exercise and
conversion of outstanding Series A warrants	7,997,508	799,750
Conversion of preferred stock, Series B, including exercise and
conversion of outstanding Series B warrants	79,956,335	7,995,634
Exercise of outstanding stock options	6,209,943	620,994
Exercise of options authorized but not yet granted	1,909,459	190,946
Exercise of outstanding common stock warrants	1,818,776	181,878
	97,892,021	9,789,202

NOTE 8. STOCK OPTION PLAN

The Company adopted its 2000 stock plan (“the Plan”) in September 2000. As described in Note 14, Subsequent Events, in March 2006, the Company merged with another company and the Plan and all outstanding options were cancelled.

The Plan allowed the Company to grant options to officers, employees, members of the Company’s Board of Directors, consultants, and advisors for up to 825,000 post-split shares of common stock. The Board of Directors (“the Board”) administered the Plan. Options granted generally vested and became exercisable ratably over two to five years of continued employment or service as defined in the Plan and expire ten years after the grant date. Options granted under this Plan could be designated as qualified or nonqualified at the discretion of the Board. Qualified options, also called incentive stock options (ISOs), could be issued only to employees. Nonqualified options could be issued to anyone.

Stock option plans such as the Company’s are subject to various income tax laws and regulations of the United States. The specific terms and conditions of the Company’s qualified options were set forth in the Plan. The specific terms and conditions of the Company’s nonqualified options were set by the Board at the time of grant.

Included in options granted in 2005 and 2004 were 14,800 and 205, respectively, post-split non-qualified options to consultants and advisory board members for services. The estimated fair values of these options of $8,100 and $2,231, were charged to expense in 2005 and 2004, respectively. See Note 1 for the assumptions used to calculate this expense.

The following table summarizes stock option activity, restated to reflect the February 2006 reverse stock split, during the years ended December 31, 2005 and 2004:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at January 1, 2004
(exercisable 377,794)	683,231	$1.20
Granted	6,200	$1.20
Forfeiture	(2,886)	$1.20
Exercised	(30)	$1.20
Outstanding at December 31, 2004
(exercisable 486,534)	686,515	$1.20
Granted	29,880	$1.20
Forfeiture	(70,650)	$1.20
Exercised	(333)	$1.20
Outstanding at December 31, 2005
(exercisable 485,998)	645,412	$1.20

The weighted average post-split fair values of the options granted during 2005 and 2004 were $0.41 and $0.40 per post-split share, respectively. At December 31, 2005 and 2004, the weighted average remaining contractual lives of outstanding options were 6.17 and 7.04 years, respectively.

NOTE 9. WARRANTS

In connection with convertible promissory notes payable, in 2000 the Company granted warrants to purchase 1,328,572 pre-split shares of Series A Convertible Preferred Stock at $0.237 per share. These warrants expired in 2005.

In December 2001, the Company issued 914,205 pre-split warrants to purchase the Company’s Series A Convertible Preferred stock for consulting services. The warrants had an exercise price of $0.237 per share and were to expire in 2010 but, as described in Note 14, Subsequent Events, were cancelled in March 2006.

As more fully described in Note 11, Significant Agreements, in December 2003, the Company entered into a development agreement to develop fuel cells for use with certain portable devices of a customer. In connection with this agreement the Company issued to the customer warrants to purchase 250,000 pre-split shares of the Company’s Common stock at an exercise price of $0.12 per pre-split share. The warrants are exercisable only upon the attainment of specific performance milestones relating to the Company’s technology and products. These milestones were not met by December 31, 2005, and, therefore, no accounting entry has been recorded relating to these warrants in these financial statements.

The Company also issued warrants to purchase its common and preferred stock in various transactions described in Note 5, Convertible Debt, Note 6, Equipment Loan Payable, and Note 13, Related Party Transactions.

NOTE 10. INCOME TAXES

The Company accounts for income taxes on the liability method as provided by Statement of Financial Accounting Standards 109, ACCOUNTING FOR INCOME TAXES. Significant components of the Company’s deferred tax assets and liabilities are approximately as follows as of December 31:

	2005	2004
Deferred tax asset (liability):
Net operating loss carryforward	$6,857,000	$5,500,000
Stock and warrant compensation	93,000	93,000
Research and development credit	691,000	532,000
Accrued vacation	16,500	21,000
Tax depreciation over book	(22,000)	(22,000)
	7,635,500	6,124,000
Valuation allowance	(7,635,500)	(6,124,000)
	$-	$-

The Company has established a valuation allowance of $7,635,500 and $6,124,000 as of December 31, 2005 and 2004, respectively, due to the uncertainty of future realization of the net deferred tax assets. During 2005 and 2004, the valuation allowance increased approximately $1,511,500 and $2,195,000, respectively. At December 31, 2005 and 2004, the Company had a net operating loss carryforward for federal income tax purposes of approximately $20,167,000 and $16,177,000 respectively and research and development credit carryforward of approximately $691,000 and $532,000, respectively, available to offset future income, which expires between 2019 and 2024. Utilization of the carryforwards are dependent on future taxable income and could further be limited due to a change in control in the Company’s ownership as defined by the Internal Revenue Code 382.

NOTE 11. SIGNIFICANT AGREEMENTS

GRANT AWARD

In 2003, the Company received approval for funding under an NIST cooperative agreement. The cooperative agreement or award covers a two year period for a total amount of $2,000,000 in federal funds, of which $1,000,000 was available through September 30, 2004, and the remainder was available through September 30, 2005. The Company received reimbursement by the NIST for 40.64% and 39.19% of direct program expenditures in 2005 and 2004, respectively. At December 31, 2005 and 2004, the Company had received reimbursements totaling $780,000 and $1,055,887, respectively.

DEVELOPMENT AGREEMENT

In December 2003, the Company entered into a development agreement with a customer to develop proof-of-concept fuel cell power source prototypes (phase I) and, if successful and elected by the buyer, the development of fuel cell power sources (phase II). Under the terms of the agreement, the Company is to receive $344,000 and up $1,402,000 for the services in phase I and II, respectively. The Company recognized $154,500 for the completion of phase I in 2004. In addition, at December 31, 2005 and 2004 the company deferred $189,500 for phase I services until the related services are rendered.

NOTE 12. COMMITMENTS

The Company leases its corporate headquarters and laboratory facilities under a non-cancelable operating lease which expires in August 2006. The Company also leases laboratory facilities on a month-to-month basis. Rent expense is recognized on a straight-line basis over the periods in which benefit from the property is derived.

As of December 31, 2005, future minimum rental payments required under operating leases are approximately $103,500.

Rental expense was $233,000 and $290,000 in 2005 and 2004, respectively.

NOTE 13. RELATED PARTY TRANSACTIONS

In April 2004, the Company entered into a collaboration agreement under which a shareholder, Novellus System, Inc. (“Novellus”), agreed to provide services to the Company relating to the Company’s efforts to develop fuel cell electrodes. In connection with this agreement, the Company issued warrants to Novellus to purchase one million pre-split shares of the Company’s common stock at an exercise price of $0.25 per pre-split share and for a term of five years. The warrants vest upon the attainment of specified performance milestones. Stock compensation expense is recognized over the service period based on the number of warrants expected to vest and the fair value of the warrants, which is periodically remeasured until vesting occurs. Stock compensation expense of $7,000 was recorded for these warrants in 2004. Also, in connection with this collaboration agreement, in 2004 the Company paid $297,000 to Novellus for development services.

As described in Note 14, Subsequent Events, in connection with the March 2006 merger described in that Note, these warrants were cancelled and the Company agreed to pay Novellus an additional amount for certain services. The Company and Novellus are negotiating a revised collaboration agreement.

NOTE 14. SUBSEQUENT EVENTS

In January and February 2006, certain stockholders of the Company made unsecured 8% demand loans to the Company aggregating $142,400.

In February 2006, the Company converted all of its shares of Series A and Series B Preferred Stock to Common Stock and amended its Articles of Incorporation to eliminate such classes of Preferred Stock and to create a new series of preferred stock known as Series A-1 Preferred Stock with 11,000,000 shares authorized. New Common shares were then issued for the old Common shares in the ratio of one (1) new share for ten (10) old shares. Upon completion of this reverse stock split, 7,990,457 shares of the Company’s Common Stock were issued and outstanding. No Preferred shares have been issued.

On March 9, 2006, the Company entered into an Agreement and Plan of Merger (“the Plan”) with Growth Mergers, Inc. (“GMI”), a Nevada shell corporation, Growth Acquisition Corp. (“GAC”), a Washington corporation, Summit Trading Limited (“STL”), a British Virgin Islands corporation, and Special Investments Acquisition Associates LLC (“SIAA”), a Delaware limited liability company. The Plan was further amended on April 12, 2006. By virtue of this merger, GMI became the parent corporation of the Company and owns 100% of its capital stock. Following the merger, GMI changed its corporate name to Neah Power Systems, Inc. (“NPS”).

Prior to the merger, GMI was an inactive shell corporation and had engaged in no substantive business operations since 2003. Prior to consummation of its acquisition of the Company, a total of 10,481,543 shares of common stock of GMI were issued and outstanding.

Under the terms of the merger the 7,990,457 outstanding Common shares of the Company were converted into 26,203,858 shares of common stock of NPS and all outstanding Company stock options and warrants were cancelled

As a condition of participating in the merger, STL, which is one of the entities that purchased GMI’s preferred stock as described below, was required to ensure that GMI have $500,000 at the time of the merger available to advance to the Company as working capital. One of GMI’s common shareholders desired to do further business with STL and, thus, agreed to pay the $500,000 to GMI as a participation fee. Upon completion of the merger, GMI, now operating as NPS, advanced this money to the Company.

In connection with the merger, certain security holders of the Company loaned the Company $358,000. Such loans, together with the $142,400 of other stockholders loans referred to above, were exchanged for a total of $500,400 of 8% convertible notes of NPS that are convertible into common stock of NPS at $0.20 per share, and automatically convert into 2,502,000 shares of NPS common stock at such time as additional financing of not less than $1,500,000 is provided to the Company. In addition, holders of the notes received five-year warrants to purchase an aggregate of 3,753,000 shares of common stock of NPS, at an exercise price of $0.20 per share.

Immediately prior to the merger, GMI sold 3,250,000 shares of GMI’s preferred stock at $0.001 per share to STL and another 3,250,000 shares to SIAA at the same price for a total of $6,500. Such shares were designated as Series A Preferred Stock and are convertible into approximately 58,875,000 shares of NPS common stock (exclusive of the 3,753,000 shares to be held in escrow and reserved for delivery upon exercise of the warrants described above). These shares automatically convert into NPS common stock if NPS completes an equity or equity-type financing for an additional $1,500,000. Paul Abramowitz, the President and Chief Executive Officer of the Company and NPS (“Abramowitz”), and members of his family have a beneficial interest in approximately 50% of these shares.

In connection with the merger, Novellus, a shareholder of the Company, agreed to cancel warrants of the Company it held and the Company agreed to pay by September 30, 2006, approximately $150,000 owed to Novellus for services. In addition, the Company and Novellus are negotiating the final terms of a collaboration agreement.

In April 2006, Abramowitz, in his role as President and Chief Executive Officer of NPS, was given a one-year employment agreement at an annual salary of $275,000, with $150,000 deferred until NPS has received at least $5,000,000 in financing for either the sale of securities or in connection with a strategic joint venture or strategic alliance.

EXHIBITS

No.	Description

3.1	Articles of Incorporation, as amended (1)

3.2	Amended and Restated By-laws (1)

3.3	Certificate of Designation of Series A Preferred Stock (1)

3.4	Certificate of Merger (1)

4.1	Form of Stock Certificate for Common Stock (1)

4.2	Form of Stock Certificate for Preferred Stock (1)

5.1	Opinion of Dreier Stein and Kahan LLP (7)

10.1	Engagement Letter, dated as of March 20, 2006 by and between Neah and BMA Securities, Inc. (2)

10.2.1	Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (2)

10.2.2	Amendment to Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (2)

10.3	Form of Subscription Agreement (1)

10.4	Form of 8% $500,400 Convertible Notes due June 30, 2007 (1)

10.5	Form of warrant to purchase 3,753,000 shares of common stock (1)

10.6	Collaboration Agreement effective April 1, 2004 between Novellus Systems, Inc. and Neah Power Washington. (5)

10.7	Letter Agreement extending the Collaboration Agreement, dated May 24, 2006 by and among Novellus Systems, Inc. , Neah Power Washington and Neah Power Systems, Inc. (2)

10.7.A	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (3)

10.7.B	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (6)

10.8	Warrant issued to Novellus Systems, Inc. (2)

10.9	Option Agreement issued to Dr. John Drewery (2)

10.10	Stock Option Plan (2)

10.11	Form of Stock Option Agreement (2)

10.12	Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated December 19, 2003 (3)

10.13	Amendment No. 1 to Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated July 28, 2004 (2)

10.14	Employment Agreement of Paul Abramowitz dated April 17, 2006 (2)

10.15.1	Lease Agreement, dated as of March 5, 2001, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.15.2	First Amendment to Lease Agreement, dated as of June 6, 2003, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.15.3	Second Amendment to Lease Agreement, dated as of July 7, 2006, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.16.1	Independent Contractor Services Agreement, by and between Neah Power Systems, Inc. and McBee Strategic Consulting, LLC, dated February 15, 2005 (3)

10.16.2	First Amendment to Independent Contractor Services Agreement, by and between Neah Power Systems, Inc. and McBee Strategic Consulting, LLC, dated as of February 15, 2006 (3)

10.17	Consulting Agreement by and between Neah Power Systems, Inc. and APEX Strategies, Inc., dated as of April 25, 2006 (3)

10.18	Letter of Agreement between Crystal Research Associates, LLC and Neah Power Systems, Inc., dated as of April 7, 2006 (3)

10.19	Consulting Agreement by and between Neah Power Systems, Inc. and MTBSolutions, Inc., dated as of May 4, 2006 (3)

10.20	Consultancy Agreement by and between Danfoss A/S and Neah Power Systems, Inc., dated as of June 14, 2006 (3)

10.21	Loan and Security Agreement by and between Silicon Valley Bank and Neah Power Systems, Inc., dated as of May 24, 2005 (3)

10.22	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (4)

10.23	Amended and Restated Note issued to the Registrant by Kevin Luetje and the related Pledge Agreement, each dated as of October 23, 2006. (6)

21	Subsidiaries of the Registrant (2)

23.1	Consent of Dreier Stein & Kahan LLP (included in Exhibit 5.1)

23.2	Consent of Peterson Sullivan PLLC (7)

(1) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on May 1, 2006 and incorporated herein by reference thereto.

(2) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006 and incorporated herein by reference thereto.

(3) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on September 12, 2006 and incorporated herein by reference thereto.

(4) Filed as an Exhibit to the Registrant’s Current Report on Form 8-K, filed on September 28, 2006 and incorporated herein by reference thereto.

(5) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on October 11, 2006 and incorporated herein by reference thereto.

(6) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB 12G/A, filed on October 27, 2006 and incorporated herein by reference thereto.

(7) Filed as an Exhibit to the Registrant’s Registration Statement on Form SB-2, filed on January 26, 2007 and incorporated herein by reference.

UNDERTAKINGS

  (a)  The undersigned registrant hereby undertakes:

    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Los Angeles, State of California, on January 31, 2007.

NEAH POWER SYSTEMS, INC.

By:	/s/ PAUL ABRAMOWITZ
Paul Abramowitz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Abramowitz and David Barnes, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ PAUL ABRAMOWITZ	President and Chief Executive Officer	January 31, 2007
Paul Abramowitz	(Principal Executive Officer)

/s/ DAVID M. BARNES	Chief Financial Officer (Principal Financial and	January 31, 2007
David M. Barnes	Accounting Officer)

/s/ DANIEL ROSEN	Chairman of the Board of Directors	January 31, 2007
Daniel Rosen

/s/ LEROY OHLSEN	Chief Technology Officer and Director	January 31, 2007
Leroy Ohlsen

/s/ ROGER WALTON	Director	January 31, 2007
Roger Walton

/s/ MICHAEL SOLOMON	Director	January 31, 2007
Michael Solomon